EXECUTION COPY
Exhibit 10.1

Published CUSIP Number:
CREDIT AGREEMENT
Dated as of November 21, 2007
among
EL PASO PIPELINE PARTNERS OPERATING COMPANY, L.L.C.
and
WYOMING INTERSTATE COMPANY, LTD.,
as the Borrowers,
EL PASO PIPELINE PARTNERS, L.P.
as the Parent Guarantor
BANK OF AMERICA, N.A.,
as Administrative Agent, Swing Line Lender
and L/C Issuer,
and
The Other Lenders Party Hereto

BANC OF AMERICA SECURITIES LLC,
JPMORGAN CHASE SECURITIES, INC.
and
CITIGROUP GLOBAL MARKETS INC.
Joint Lead Arrangers and Joint Book Running Managers

i

SCHEDULES

2.01 Commitments
5.09 Environmental Compliance
5.12 Subsidiaries; Other Equity Investments
7.01 Existing Liens
7.03 Existing Indebtedness
7.09 Burdensome Agreements
10.02 Administrative Agent’s Office; Certain Addresses for Notices

EXHIBITS

Form of

A Committed Loan Notice
B Swing Line Loan Notice
C Note
D Compliance Certificate
E Assignment and Assumption
F-1 Parent Guaranty
F-2 Opco Guaranty
F-3 Subsidiary Guaranty
G-1 Legal Opinion (Bracewell and Giuliani LLP)
G-2 Legal Opinion (General Counsel of General Partner)
G-3 Legal Opinion (Colorado Counsel)
H Additional Borrower Counterpart

v

CREDIT AGREEMENT
     This CREDIT AGREEMENT (“Agreement”) is entered into as of November 21, 2007, among EL PASO PIPELINE PARTNERS OPERATING COMPANY, L.L.C., a Delaware limited liability company (“Opco”), WYOMING INTERSTATE COMPANY, LTD., a Colorado limited partnership (“WIC”), the Additional Borrowers that may from time to time become party hereto (together with Opco and WIC, the “Borrowers” and each individually, a “Borrower”), EL PASO PIPELINE PARTNERS, L.P., a Delaware limited partnership (the “MLP”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), and BANK OF AMERICA, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer.
     Each Borrower has requested that the Lenders provide a revolving credit facility, and the Lenders are willing to do so on the terms and conditions set forth herein.
     In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:
ARTICLE I.
DEFINITIONS AND ACCOUNTING TERMS
     1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:
     “Acquired Assets” has the meaning set forth in the definition of “Initial Asset Acquisition”.
     “Acquisition” means an acquisition of Equity Interests or other assets.
     “Acquisition Period” means the period beginning with the date on which payment of the purchase price for a Specified Acquisition is made and ending on the earlier of (a) the Quarter-End Date that occurs on or after the third full fiscal quarter following such date, (b) the date on which the MLP notifies the Administrative Agent that it desires to end the Acquisition Period for such Specified Acquisition, and (c) the date on which the MLP is in compliance with Section 7.12(a) (without giving affect to the proviso in Section 7.12(a)); provided that during any Acquisition Period, no additional Acquisition Period shall commence, nor shall such Acquisition Period be extended, by any subsequent Specified Acquisition until the current Acquisition Period shall have terminated and the MLP shall be in compliance with Section 7.12(a) (without giving affect to the proviso in Section 7.12(a)). As used above, “Specified Acquisition” means an Acquisition by the MLP, any Borrower or any of their Restricted Subsidiaries (a) for which the purchase price exceeds $25,000,000, and (b) which is designated by the MLP or Opco (by written notice to the Administrative Agent) as a “Specified Acquisition”.
     “Additional Borrower” means a Restricted Subsidiary of Opco that is a Borrower under this Agreement pursuant to Section 2.17.
     “Additional Borrower Counterpart” has the meaning specified in Section 2.17.
     “Additional Borrower Sublimit” means with respect to each Additional Borrower, the lesser of the borrowing sublimit set forth on the Additional Borrower Counterpart of such Additional Borrower and the Aggregate Commitments. Each Additional Borrower Sublimit is part of, and not in addition to, the Aggregate Commitments.
     “Administrative Agent” means Bank of America in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

     “Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify to the Borrowers and the Lenders.
     “Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.
     “Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
     “Aggregate Commitments” means the Commitments of all the Lenders.
     “Agreement” means this Credit Agreement.
     “Alternate Program” of a Person means any program providing for the sale or other Disposition of trade or other receivables and related assets entered into by such Person on terms customary for such a financing transaction.
     “Applicable Percentage” means with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of the Aggregate Commitments represented by such Lender’s Commitment at such time. If the commitment of each Lender to make Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02 or if the Aggregate Commitments have expired, then the Applicable Percentage of each Lender shall be determined based on the Applicable Percentage of such Lender most recently in effect, giving effect to any subsequent assignments.
     “Applicable Rate” means, from time to time during any time that the MLP does not have a Debt Rating, the following percentages per annum, based upon the Leverage Ratio of the MLP as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(a).
Applicable Rate

			Eurodollar Rate
	Leverage Ratio		and
Pricing Level	of the MLP	Facility Fee	Letters of Credit	Utilization Fee	Base Rate
1	< 3.00 to 1.0	0.100%	0.350%	0.100%	0%
2	≥ 3.00 to 1.0 but
	< 3.75 to 1.0	0.125%	0.425%	0.100%	0%
3	≥ 3.75 to 1.0 but
	< 4.50 to 1.0	0.150%	0.500%	0.100%	0%
4	≥ 4.50 to 1.0	0.175%	0.575%	0.100%	0%
Any increase or decrease in the Applicable Rate resulting from a change in the Leverage Ratio of the MLP shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(a); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section, then Pricing Level 4 shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered until the first Business Day after the date on which the Compliance Certificate is delivered. The initial Leverage Ratio of the MLP shall be determined as of the Closing Date pursuant to the certificate delivered by the MLP as of the Closing Date pursuant to Section 4.01(a)(ix).

Notwithstanding anything to the contrary contained in this definition, the determination of the Applicable Rate for any period shall be subject to the provisions of Section 2.10.
If at any time the MLP shall have a Debt Rating, then during such time that the MLP has a Debt Rating “Applicable Rate” shall mean the following percentages per annum, based upon the Debt Rating:

Applicable Rate
			Eurodollar Rate
	Debt Rating		and
Pricing Level	S&P/Moody’s/Fitch	Facility Fee	Letters of Credit	Utilization Fee	Base Rate
1	≥ A- / A3 / A-	0.050%	0.200%	0.050%	0%
2	BBB+ / Baal / BBB+	0.070%	0.230%	0.050%	0%
3	BBB / Baa2 / BBB	0.090%	0.310%	0.050%	0%
4	BBB- / Baa3 / BBB-	0.110%	0.440%	0.050%	0%
5	< BBB- / Baa3 / BBB-	0.125%	0.575%	0.050%	0%
“Debt Rating” means, as of any date of determination, the rating as determined by either S&P, Moody’s or Fitch (collectively, the “Debt Ratings”) of the MLP’s non-credit-enhanced, senior unsecured long-term debt; provided that, in the event the ratings are different (i) if three ratings are available, either (a) the majority rating will govern, if two ratings are the same, or (b) the middle rating will govern, if all three ratings differ, (ii) if only two ratings are available, the higher rating will govern, unless there is more than one level between the ratings and then the level one below the higher rating will apply, and (iii) if only one rating is available, such available rating will govern.
From and after the date of receipt by the MLP of a Debt Rating, the Applicable Rate shall be determined based upon such Debt Rating. Thereafter, each change in the Applicable Rate resulting from a publicly announced change in the Debt Rating shall be effective during the period commencing on the date of the public announcement thereof and ending on the date immediately preceding the effective date of the next such change.
     “Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
     “Arranger” means either Banc of America Securities LLC, JPMorgan Chase Securities, Inc. or Citigroup Global Markets Inc., in their respective capacities as joint lead arrangers and joint book running managers. As used herein, the term “Arranger” shall mean “each Arranger” or the “applicable Arranger” as the context may require.
     “Assets” means, with respect to any Person, all or any part of its business, property, rights, interests and assets, both tangible and intangible (including Equity Interests in any Person), wherever situated.
     “Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.
     “Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit E or any other form approved by the Administrative Agent.
     “Attributable Indebtedness” means, on any date, (a) in respect of any capital lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease.
     “Audited Financial Statements” means the audited financial statements for WIC set forth in the MLP Registration Statement.
     “Availability Period” means, for any Lender, the period from and including the Closing Date to the earliest of (a) the Scheduled Maturity Date for such Lender, (b) the date of termination of the Aggregate Commitments pursuant to Section 2.05(e), and (c) the date of termination of the commitment of each Lender to make Loans and of the obligation of the L/C Issuer to make L/C Credit Extensions pursuant to Section 8.02.
     “Available Amount” means the amount of Loans and Letters of Credit that Opco would be permitted to obtain on the Closing Date after giving effect to the MLP Offering Closing, the receipt of proceeds therefrom and the Credit Extensions made on the Closing Date, based on Opco’s pro forma Leverage Ratio set forth in the certificate delivered on the Closing Date pursuant to Section 4.01(a)(ix).
     “Bank of America” means Bank of America, N.A. and its successors.
     “Base Rate” means for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1% and (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate.” The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.
     “Base Rate Committed Loan” means a Committed Loan that is a Base Rate Loan.
     “Base Rate Loan” means a Loan that bears interest based on the Base Rate.
     “Borrower” and “Borrowers” have the meanings specified in the introductory paragraph hereto.
     “Borrower Materials” has the meaning specified in Section 6.02.
     “Borrowing” means a Committed Borrowing or a Swing Line Borrowing, as the context may require.
     “Borrowing Sublimit” shall mean with respect to any Subsidiary Borrower, the WIC Sublimit or the Additional Borrower Sublimit of such Subsidiary Borrower, as applicable.
     “Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located and, if such day relates to any Eurodollar Rate Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

     “Business Entity” means a partnership, limited partnership, limited liability partnership, corporation (including a business trust), limited liability company, unlimited liability company, joint stock company, trust, unincorporated association, joint venture or other entity.
     “Cash Collateralize” has the meaning specified in Section 2.03(g).
     “Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.
     “Change of Control” means an event or series of events by which:
     (a) EPC fails to own directly or indirectly more than 50% of the Equity Interests of the General Partner entitled to vote for members of the board of directors or equivalent governing body of the General Partner on a fully-diluted basis; or
     (b) the MLP fails to own directly or indirectly 100% of the Equity Interests of Opco.
     “CIG” means Colorado Interstate Gas Company, a Delaware general partnership.
     “Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 10.01.
     “Code” means the Internal Revenue Code of 1986.
     “Commercial Operation Date” means the date on which a Material Project is substantially complete and commercially operable.
     “Commitment” means, as to each Lender, its obligation to (a) make Committed Loans to the Borrowers pursuant to Section 2.01, (b) purchase participations in L/C Obligations, and (c) purchase participations in Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.
     “Committed Borrowing” means a borrowing consisting of simultaneous Committed Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.01.
     “Committed Loan” has the meaning specified in Section 2.01. In the event that Opco elects the Term-Out option pursuant to Section 2.16, “Committed Loans” shall mean the Term Loans thereafter.
     “Committed Loan Notice” means a notice of (a) a Committed Borrowing, (b) a conversion of Committed Loans from one Type to the other, or (c) a continuation of Eurodollar Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.
     “Compliance Certificate” means a certificate substantially in the form of Exhibit D.
     “Consolidated EBITDA” means, for any period, (x) for the MLP or for any Restricted Subsidiary, on a consolidated basis, an amount equal to Consolidated Net Income for such Person and its Restricted Subsidiaries for such period, and (y) for an Unrestricted Subsidiary, on a consolidated basis, an amount equal to Consolidated Net Income for such Unrestricted Subsidiary and its Subsidiaries plus
     (a) the following to the extent deducted, or otherwise not included, in calculating such Consolidated Net Income:
     (i) (A) interest expense and (B) charges in connection with the payment, repayment redemption, defeasance, early retirement or refinancing of any Indebtedness;
     (ii) income tax expense,
     (iii) depreciation and amortization expense
     (iv) losses from sales of assets outside the ordinary course of business,
     (v) non-cash extraordinary items and non-cash impairment charges,
     (vi) non-recurring noncash charges;
     (vii) cash distributions actually received from Unrestricted Subsidiaries, from Joint Venture Entities and from GP LLCs, provided that such distributions are received within forty-five (45) days after the end of such period (provided, however, that in calculating the Consolidated EBITDA of any Person for any four-quarter period, the aggregate amount of cash distributions from Unrestricted Subsidiaries and from Unregulated GP LLCs added to Consolidated Net Income of such Person pursuant to this clause shall not exceed 15% of Consolidated EBITDA of such Person for such period),
     (viii) the amount of insurance proceeds received or determined, in accordance with GAAP, to be receivable, not to exceed the amounts by which Consolidated EBITDA for such period or any prior period is or has been reduced on account of the loss to which such insurance proceeds relate, and
     (ix) (A) unrealized losses in respect of derivatives resulting from mark to market activity, and (B) cash received in respect of gains from derivatives, and minus
     (b) the following to the extent included in calculating such Consolidated Net Income:
     (i) gains from sales of assets outside the ordinary course of business,
     (ii) allowance for equity funds during construction as determined in accordance with generally accepted regulatory accounting principles for Persons subject to rate regulation by FERC,
     (iii) income from Unrestricted Subsidiaries, from Joint Venture Entities and from GP LLCs,
     (iv) the amount of insurance proceeds received that exceed the amounts by which Consolidated EBITDA for such period or any prior period is or has been reduced on account of the loss to which such insurance proceeds relate,
     (v) cash payments during such period not deducted in the determination of Consolidated Net Income on account of charges or reserves taken in a prior period, and

     (vi) (A) unrealized gains in respect of derivatives resulting from mark to market activity, and (B) cash paid in respect of realized losses on derivatives;
provided, that, Consolidated Net Income of a Person and the expenses and other items of such Person described in clauses (a) and (b) above shall be adjusted with respect to the portion of Consolidated Net Income and the portion of expenses and other items which are attributable to such Person’s Subsidiaries that are not Wholly Owned Subsidiaries, so that Consolidated Net Income and the expenses and other items described in clauses (a) and (b) above reflect only such Person’s pro rata ownership interest in such Subsidiaries;
Consolidated EBITDA for a Person for a consecutive four quarter period shall be calculated after giving effect, on a pro forma basis, to Acquisitions and Dispositions made by such Person or its Restricted Subsidiaries during such period (and subsequent to such period and on or before the date of incurrence of the Indebtedness giving rise to the need to calculate the Leverage Ratio) as if such Acquisitions or Dispositions occurred on the first day of the period; and, at such Person’s option, Consolidated EBITDA for such Person shall be calculated by giving effect to Material Project EBITDA Adjustments.
     “Consolidated Indebtedness” means, as of any date of determination, (a) for the MLP or for a Restricted Subsidiary, on a consolidated basis, without duplication, all Indebtedness of such Person and its Restricted Subsidiaries, and (b) for an Unrestricted Subsidiary, on a consolidated basis, without duplication, all Indebtedness of such Person and its Subsidiaries, in the case of clauses (a) and (b), other than Hybrid Securities. Notwithstanding the foregoing, such Indebtedness of a non-Wholly Owned Subsidiary of a Person shall be included in Consolidated Indebtedness of such Person only to the extent of such Person’s proportional interest therein, unless such Indebtedness is recourse to such Person, in which case the full amount of such Indebtedness that is recourse to such Person shall be included in the calculation of Consolidated Indebtedness.
     “Consolidated L/C Exposure” means, as of any date of determination,
     (a) for the MLP or for a Restricted Subsidiary, on a consolidated basis, without duplication, (i) the undrawn amount of all letters of credit issued for the account of such Person and its Restricted Subsidiaries (or for which such Person or any of its Restricted Subsidiaries is otherwise liable to reimburse drawings thereunder), and (ii) all payment obligations of such Person and its Restricted Subsidiaries arising under letters of credit, bankers’ acceptances, bank guaranties, surety bonds and similar instruments to the extent such payment obligations do not constitute Indebtedness by reason of the five Business Day “grace” period set forth in clause (b)(ii) of the definition of Indebtedness, and
     (b) for an Unrestricted Subsidiary, on a consolidated basis, without duplication, (i) the undrawn amount of all letters of credit issued for the account of such Person and its Subsidiaries (or for which such Person or any of its Subsidiaries is otherwise liable to reimburse drawings thereunder), and (ii) all payment obligations of such Person and its Subsidiaries arising under letters of credit, bankers’ acceptances, bank guaranties, surety bonds and similar instruments to the extent such payment obligations do not constitute Indebtedness by reason of the five Business Day “grace” period set forth in clause (b)(ii) of the definition of Indebtedness.
     “Consolidated Net Income” means, for any period, (x) for the MLP or for a Restricted Subsidiary, on a consolidated basis, without duplication, all net income of such Person and its Restricted Subsidiaries, and (y) for an Unrestricted Subsidiary, on a consolidated basis, without duplication, all net income of such Person and its Subsidiaries on a consolidated basis.
     “Consolidated Net Tangible Assets” means, at any date of determination, the total amount of consolidated assets of the MLP and its Restricted Subsidiaries after deducting therefrom: (a) all current liabilities (excluding (i) any current liabilities that by their terms are extendable or renewable at the option of the obligor thereon to a time more than 12 months after the time as of which the amount thereof is being computed, and (ii) current maturities of long-term debt); and (b) the value of all goodwill, trade names, trademarks, patents and other like intangible assets, all as set forth, or on a pro forma basis would be set forth, on the consolidated balance sheet of the MLP and its Restricted Subsidiaries, prepared in accordance with GAAP.
     “Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.
     “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
     “Credit Extension” means each of the following: (a) a Borrowing or (b) an L/C Credit Extension.
     “Debt Rating” has the meaning specified in the definition of “Applicable Rate.”
     “Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
     “Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.
     “Default Rate” means an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate, if any, applicable to Base Rate Loans plus (iii) 2% per annum; provided, however, that with respect to a Eurodollar Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2% per annum.
     “Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Committed Loans, participations in L/C Obligations or participations in Swing Line Loans required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder unless such failure has been cured, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute or unless such failure has been cured, or (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.
     “Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any Equity Interests or other assets by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.
     “Dollar” and “$” mean lawful money of the United States.
     “EPC” means El Paso Corporation, a Delaware corporation.
     “Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.06(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 10.06(b)(iii)).
     “Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any

Governmental Authority, regulating or imposing liability or standards of conduct concerning protection of the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.
     “Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the MLP or any Restricted Subsidiary resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
     “Equity Contribution Obligations” has the meaning set forth in clause (a)(iii) of the definition of Non-Recourse.
     “Equity Interests” means, with respect to any Person, the shares of capital stock of (or other ownership or profit interests in) such Person, the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, the equity securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued from time to time thereunder.
     “ERISA Affiliate” means any Person who is a member of the MLP’s controlled group within the meaning of Section 4001(a)(14)(A) of ERISA.
     “Eurodollar Rate” means, for any Interest Period with respect to a Eurodollar Rate Loan, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period. If such rate is not available at such time for any reason, then the “Eurodollar Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.
     “Eurodollar Rate Loan” means a Committed Loan that bears interest at a rate based on the Eurodollar Rate.
     “Event of Default” has the meaning specified in Section 8.01.
     “Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of any Borrower hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which any Borrower is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by a Borrower under Section 10.13), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 3.01(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from a Borrower with respect to such withholding tax pursuant to Section 3.01(a).
     “Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.
     “Fee Letters” means the letter agreements, each dated October 18, 2007 among the MLP, the Administrative Agent and the Arrangers.
     “FERC” means the Federal Energy Regulatory Commission and any successor federal regulatory agency.
     “Financing Vehicle” has the meaning set forth in the definition of Hybrid Securities.
     “Fitch” means Fitch Ratings, Inc. and any successor thereto.
     “Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which any Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
     “Foreign Subsidiary” means a Subsidiary organized under the laws of a jurisdiction other than the United States or a political subdivision thereof.
     “FRB” means the Board of Governors of the Federal Reserve System of the United States.
     “Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.
     “GAAP” means generally accepted accounting principles in the United States as in effect from time to time.
     “General Partner” means El Paso Pipeline GP Company, L.L.C., a Delaware limited liability company, or any successor general partner of the MLP.
     “Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
     “GP LLC” means a limited liability company or a corporation that is a Restricted Subsidiary of the MLP, is validly existing and in good standing under the laws of its organization, and holds a general partnership interest in a partnership.
     “Guarantors” means, collectively, the Parent Guarantor, each Subsidiary Guarantor, and Opco in its capacity as a guarantor.
     “Guaranty” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness payable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness of the payment of such Indebtedness, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness of any other Person, whether or not such Indebtedness is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guaranty shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guaranty is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guaranty” as a verb has a corresponding meaning.
     “Guaranty Agreements” means, collectively, the Parent Guaranty, the Opco Guaranty and the Subsidiary Guaranty, and “Guaranty Agreement” means any one of them, as applicable.
     “Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature, in each case above to the extent regulated pursuant to any Environmental Law.
     “Hybrid Securities” means any trust preferred securities or deferrable interest subordinated debt issued by the MLP or a Financing Vehicle with a maturity of at least 20 years, which provides for the optional or mandatory deferral of interest or distributions at the option of the issuer thereof, provided that no Restricted Subsidiary shall Guaranty payment of any portion thereof. “Financing Vehicle” means a business trust, limited liability company, limited partnership or similar entity (i) substantially all of the common equity, general partner or similar interests of which are owned (either directly or indirectly through one or more Wholly Owned Subsidiaries) at all times by the MLP, (ii) that has been formed for the sole purpose of issuing trust preferred securities or deferrable interest subordinated debt, and (iii) substantially all the assets of which consist of (A) subordinated debt of the MLP and (B) payments made from time to time on such subordinated debt.
     “Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:
     (a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

     (b) (i) the amount available to be drawn under letters of credit issued for the account of such Person (or for which such Person is otherwise liable to reimburse drawings thereunder), if such letters of credit support Indebtedness of another Person, (ii) to the extent not paid on or prior to the fifth Business Day after the due date therefor, all payment obligations of such Person arising under letters of credit, bankers’ acceptances, bank guaranties, surety bonds and similar instruments (for the avoidance of doubt, in the event that Unreimbursed Amounts are converted into Base Rate Loans pursuant to Section 2.03(c)(i), such Base Rate Loans shall be deemed made on the date such conversion occurs, and from and after such date, such Base Rate Loans constitute Indebtedness pursuant to clause (a) of this definition);
     (c) all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business);
     (d) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;
     (e) capital leases and Synthetic Lease Obligations;
     (f) Receivables Financing Indebtedness;
     (g) the greater of the voluntary or involuntary liquidation value of, plus any accrued and unpaid dividends on, any preferred Equity Interests of such Person redeemable at the option of the holder thereof; and
     (h) all Guaranties of such Person in respect of any of the foregoing.
For all purposes hereof, the Indebtedness of any Person other than a GP LLC shall include the Indebtedness of any partnership in which such Person is a general partner, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any capital lease or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.
     “Indemnified Taxes” means Taxes other than Excluded Taxes.
     “Indemnitees” has the meaning specified in Section 10.04(b).
     “Information” has the meaning specified in Section 10.07.
     “Initial Asset Acquisition” means the contribution to the MLP by EPC and its Subsidiaries of the following (collectively, the “Acquired Assets”): (i) 100% of the Equity Interests in WIC, (ii) a 10% general partnership interest in SNG, and (iii) a 10% general partnership interest in CIG.
     “Interest Payment Date” means, (a) as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided, however, that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan (including a Swing Line Loan), the last Business Day of each March, June, September and December and the Maturity Date.
     “Interest Period” means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one or two weeks or one, two, three or six months thereafter, as selected by the applicable Borrower in its Committed Loan Notice; provided that:

     (i) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless in the case of a one, two, three or six month Interest Period, such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;
     (ii) in the case of a one, two, three or six month Interest Period, any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and
     (iii) no Interest Period shall extend beyond the Maturity Date.
     “Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of capital stock or other securities of another Person, or (b) a loan, advance or capital contribution to, Guaranty or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor Guaranties Indebtedness of such other Person. For purposes of covenant compliance, the amount of any Investment shall be the net amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.
     “Investment Grade Rating” means a Debt Rating of BBB- or higher or Baa3 or higher from S&P or Moody’s, respectively.
     “Investment Grade Rating Date” means the date that the MLP receives a Debt Rating from both S&P and Moody’s and either (a) both such Debt Ratings are Investment Grade Ratings, or (b) one such Debt Rating is an Investment Grade Rating and the other Debt Rating is not less than BB+ in the case of S&P or Ba1 in the case of Moody’s.
     “ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).
     “Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the L/C Issuer and the applicable Borrower (or any Subsidiary) or in favor of the L/C Issuer and relating to such Letter of Credit.
     “Joint Venture Entity” means any Person (other than a Subsidiary) in which the MLP or any Borrower (including ownership through any of their Subsidiaries) owns Equity Interests representing less than 100% of the total outstanding Equity Interests of such Person.
     “Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.
     “L/C Advance” means, with respect to each Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Percentage.
     “L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Committed Borrowing.

     “L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.
     “L/C Issuer” means with respect to each Letter of Credit issued hereunder, either Bank of America or any other Lender that has agreed such issue such Letter of Credit at the request of the applicable Borrower and that is reasonably acceptable to the Administrative Agent in its capacity as an issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder. As used herein, the term “the L/C Issuer” shall mean “each L/C Issuer” or “the applicable L/C Issuer,” as the context may require.
     “L/C Issuer Commitment” means (a) with respect to Bank of America, $750,000,000, or such other amount as shall be agreed by Opco and Bank of America from time to time, not to exceed the Aggregate Commitments, and (b) with respect to any Lender which agrees to be an L/C Issuer after the Closing Date, such amount as shall be agreed by Opco and such Lender from time to time, not to exceed the Aggregate Commitments.
     “L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.
     “Lender” has the meaning specified in the introductory paragraph hereto and, as the context requires, includes the Swing Line Lender.
     “Lender Swap Contract” means any Swap Contract made or entered into at any time, or in effect at any time, whether as a result of assignment or transfer or otherwise, between any Loan Party or any Restricted Subsidiary thereof and any Lender Swap Provider.
     “Lender Swap Provider” means any Lender or Affiliate of a Lender that is a party to a Swap Contract with any Loan Party or any Restricted Subsidiary thereof, in its capacity as party to such Swap Contract; provided, however, that in the event that such Person ceases to be a Lender or an Affiliate of a Lender, such Person shall no longer be a “Lender Swap Provider.”
     “Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrowers and the Administrative Agent.
     “Letter of Credit” means any letter of credit issued hereunder. A Letter of Credit may be a commercial letter of credit or a standby letter of credit.
     “Letter of Credit Application” means (a) with respect to a standby letter of credit, an application for the issuance or amendment of such Letter of Credit sent for the purpose to contain such information as may be required pursuant to Section 2.03(b)(i), and (b) with respect to a commercial letter of credit, an application and agreement for the issuance or amendment of such Letter of Credit in the form from time to time in use by the L/C Issuer.
     “Letter of Credit Expiration Date” means the day that is seven days prior to the Scheduled Maturity Date of the applicable L/C Issuer (or, if such day is not a Business Day, the next preceding Business Day).

     “Letter of Credit Fee” has the meaning specified in Section 2.03(i).
     “Leverage Ratio” means with respect to any Person as of any date of determination, the ratio of (a) Consolidated Indebtedness of such Person as of such date to (b) Consolidated EBITDA of such Person for the period of four fiscal quarters ending on such date of determination (or, if such date of determination is not a Quarter-End Date, for the most recent Quarter-End Date for which financial statements have been delivered pursuant to Section 6.01(a) or 6.01(b)). The amount of Recourse Equity Contribution Obligations shall be added to Consolidated Indebtedness, and prior to the Investment Grade Rating Date, Consolidated L/C Exposure shall be added to Consolidated Indebtedness.
     “Lien” means any mortgage, lien, security interest or other charge or encumbrance, any financing lease having substantially the same economic effect as any of the foregoing, any assignment of the right to receive income, or any other type of preferential arrangement.
     “Loan” means an extension of credit by a Lender to a Borrower under Article II, in the form of a Committed Loan, a Swing Line Loan, or, if the Borrowers elects the Term-Out option pursuant to Section 2.16, a Term Loan, each of the foregoing types of Loans being mutually exclusive of the other types of Loan.
     “Loan Documents” means this Agreement, each Note, each Issuer Document, the Fee Letters and each Guaranty Agreement.
     “Loan Parties” means, collectively, each Borrower, the MLP and each other Guarantor.
     “Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect on, the operations, business, assets, properties, liabilities (actual or contingent), or financial condition of the MLP and its Restricted Subsidiaries taken as a whole; (b) a material impairment of the rights and remedies of the Administrative Agent or any Lender under any Loan Document, or of the ability of the Loan Parties taken as a whole to perform their obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any material Loan Document to which it is a party.
     “Material Project” means any capital construction or expansion project of the MLP or its Restricted Subsidiaries, the aggregate capital cost or budgeted capital cost of which, in each case, including capital costs expended prior to the acquisition of any such project by the MLP or its Restricted Subsidiaries, as the case may be, exceeds $20,000,000.00.
     “Material Project EBITDA Adjustments” means, with respect to each Material Project:
     (a) for any period of four consecutive fiscal quarters ending on or prior to the last day of the fiscal quarter in which the Commercial Operation Date of such Material Project occurs, a percentage (based on the then-current completion percentage of such Material Project) of an amount determined by the MLP or Opco as the projected Consolidated EBITDA attributable to such Material Project for the first 12-month period following the scheduled Commercial Operation Date of such Material Project (such proposed amount to be calculated by the MLP or Opco in good faith and in a commercially reasonable manner based on multi-year customer contracts relating to such Material Project, the creditworthiness of the other parties to such contracts, projected revenues from such contracts, capital costs and expenses, scheduled Commercial Operation Date, commodity price assumptions and other factors deemed appropriate by the MLP or Opco) which may, at the MLP’s or Opco’s option, be added to Consolidated EBITDA for the fiscal quarter in which construction or expansion of such Material Project commences and for each fiscal quarter thereafter until the Commercial Operation Date of such Material Project (including the fiscal quarter in which such Commercial Operation Date occurs, but without duplication of any actual Consolidated EBITDA attributable to such Material Project following such Commercial

Operation Date); provided that if the actual Commercial Operation Date does not occur by the scheduled Commercial Operation Date as reflected in the Responsible Officer’s Certificate delivered pursuant to clause (c)(i) of this definition then the foregoing amount shall be reduced, for quarters ending after the scheduled Commercial Operation Date to (but excluding) the first full quarter after the actual Commercial Operation Date, by the following percentage amounts depending on the period of delay (based on the actual period of delay or then-estimated delay, whichever is longer): (i) 90 days or less, 0%, (ii) longer than 90 days, but not more than 180 days, 25%, (iii) longer than 180 days but not more than 270 days, 50%, (iv) longer than 270 days, 75%; and (v) longer than 365 days, 100%; and
     (b) for each period of four consecutive fiscal quarters ending on the last day of the first, second and third fiscal quarters following the fiscal quarter during which the Commercial Operation Date occurs, an amount equal to the projected Consolidated EBITDA attributable to the Material Project for the balance of the four fiscal quarter period following the fiscal quarter during which the Commercial Operation Date occurs, may, at Opco’s option, be added to Consolidated EBITDA for such period (net of any actual Consolidated EBITDA attributable to the Material Project).
     (c) Notwithstanding the foregoing:
     (i) except for Material Project EBITDA Adjustments that are reflected in the certificate delivered on the Closing Date pursuant to Section 4.01(a)(ix), no such additions shall be allowed with respect to any Material Project unless at least 20 days prior to the delivery of any Compliance Certificate on which Material Project EBITDA Adjustments will be reflected for a Material Project (or such shorter time period as may be agreed by the Administrative Agent),
     (A) Opco shall have delivered to the Administrative Agent a certificate of a Responsible Officer of Opco certifying as to the scheduled Commercial Operation Date of such Material Project and the projected Consolidated EBITDA attributable to such Material Project, together with a reasonably detailed explanation of the basis therefor and such other information and documentation as the Administrative Agent or any Lender may reasonably request, and
     (B) within ten (10) Business Days after delivery of the certificate described in clause (c)(i)(A) above, the Required Lenders shall not have objected to the projected Consolidated EBITDA therein referenced on the grounds that it was not calculated in compliance with clause (a) of this definition, or if such an objection has been made, it shall have been resolved in a manner reasonably satisfactory to the Required Lenders,
     (ii) prior to the date such Compliance Certificate is required to be delivered, the Administrative Agent shall have received such other information and documentation as the Administrative Agent may reasonably request, all in form and substance satisfactory to the Administrative Agent, and
     (iii) the aggregate amount of all Material Project EBITDA Adjustments during any period shall be limited to 25% of the total actual Consolidated EBITDA for such period (which total actual Consolidated EBITDA shall be determined without including any Material Project EBITDA Adjustments or any adjustments for Acquisitions (other than the Initial Asset Acquisition) or Dispositions pursuant to the definition of Consolidated EBITDA).
     “Maturity Date” with respect to a Lender means the earlier of (i) the Scheduled Maturity Date for such Lender, or (ii) the date upon which the Commitments are terminated in accordance with the terms hereof; provided, however, that if the Borrowers exercise the Term-Out option set forth in Section 2.16, the “Maturity Date” with respect to such Lenders shall mean the Term Loan Maturity Date.

     “MLP Offering” means the initial sale to the public of common units in the MLP pursuant to the MLP Registration Statement.
     “MLP Offering Closing” means the consummation of the sale of common units to the public pursuant to the MLP Registration Statement.
     “MLP Registration Statement” means the Registration Statement on Form S-1 filed on August 31, 2007 with the Securities and Exchange Commission in connection with the sale of common units in the MLP, as amended by Amendment No. 1 filed October 3, 2007, by Amendment No. 2 filed October 18, 2007, and Amendment No. 3 filed November 5, 2007, and as may be further amended on or prior to the Closing Date.
     “Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.
     “Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which the MLP or an ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions and in respect of which the MLP or an ERISA Affiliate has any liability (contingent or otherwise), such plan being maintained pursuant to one or more collective bargaining agreements.
     “Multiple Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, which (a) is maintained for employees of the MLP or an ERISA Affiliate and at least one Person other than the MLP and its ERISA Affiliates, or (b) was so maintained and in respect of which the MLP or an ERISA Affiliate could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.
     “Non-Extending Lender” has the meaning specified in Section 2.14(a).
     “Non-Recourse” means, with respect to any Unrestricted Subsidiary and the Indebtedness and other obligations of such Unrestricted Subsidiary:
     (a) Neither the MLP nor any Restricted Subsidiary guarantees or is otherwise liable in respect of, grants a Lien on any of its assets to secure, or provides credit support of any kind, for the Indebtedness or other obligations of such Unrestricted Subsidiary other than:
     (i) a pledge of the Equity Interests in, or Indebtedness or other obligations of, such Unrestricted Subsidiary or one or more other Unrestricted Subsidiaries, to secure Project Financing of such Unrestricted Subsidiary or of its Unrestricted Subsidiaries or to secure Equity Contribution Obligations,
     (ii) liability for reimbursement obligations (and incidental obligations such as payment of interest on unreimbursed drawings and letter of credit fees) in respect of letters of credit issued for the benefit of Unrestricted Subsidiaries, provided that no such letter of credit shall be issued to support Indebtedness of an Unrestricted Subsidiary (for the avoidance of doubt, no such letter of credit may be issued to support obligations to fund a debt service reserve account),
     (iii) equity contribution obligations in connection with a Project Financing to the extent the equity contributed is permitted under Section 7.02 at the time of the entry into the equity contribution agreement and at the time of the making of each equity contribution (such equity contribution obligations are herein called “Equity Contribution Obligations”), provided that neither the MLP nor any Restricted Subsidiary shall enter into any agreement containing Recourse Equity Contribution Obligations unless at the time of entering into such agreement and after giving effect thereto (x) the MLP shall be in pro forma compliance with Section 7.12(a) determined as of the most recent Quarter End Date for which financial statement have been delivered pursuant to Section 6.01(a) or 6.01(b) and (y) the MLP and the Restricted Subsidiary entering into such agreement would be permitted to incur Indebtedness at such time in an amount equal to such Recourse Equity Contribution Obligation,
     (iv) guarantees of the Unrestricted Subsidiary’s performance of the acquisition, improvement, installation, design, engineering, construction, development and operation of all or any portion of the project that is financed by a Project Financing, provided that the aggregate liability (including contingent liability) of the MLP and its Restricted Subsidiaries under all such guarantees shall not exceed $50,000,000 in the aggregate at any time; and provided further that no such guaranty shall be a Guaranty of Indebtedness (for the avoidance of doubt, a guarantee of obligations in respect of a debt service reserve shall be deemed a Guaranty of Indebtedness for purposes of the definition of Non-Recourse); and further for the avoidance of doubt, this clause (iv) shall not be deemed to prohibit the MLP or a Restricted Subsidiary from providing development, operations and maintenance services to an Unrestricted Subsidiary on an arms-length basis in the ordinary course of business in compliance with Section 7.08, and
     (b) In the case of an Unrestricted Subsidiary, no default on the Indebtedness or other obligations of such Unrestricted Subsidiary (including any rights that the holders of the Indebtedness or other obligations may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of Indebtedness of the MLP or any of its Restricted Subsidiaries to declare a default on such Indebtedness of the MLP or any of its Restricted Subsidiaries or cause the payment of such Indebtedness of the MLP or any of its Restricted Subsidiaries to be accelerated or payable prior to its stated maturity.
     “Non-U.S./Canadian Person” means any Person that is organized under the laws of a jurisdiction other than the United States, Canada or any state, province or other political subdivision thereof.
     “Note” means a promissory note made by a Borrower in favor of a Lender evidencing Loans made by such Lender, substantially in the form of Exhibit C.
     “Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.
     “Opco” has the meaning set forth in the introductory paragraph hereto.
     “Opco Guaranty” means the guaranty agreement made by Opco in favor of the Administrative Agent and the Lenders, substantially in the form of Exhibit F-2.
     “Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

     “Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.
     “Outstanding Amount” means (i) with respect to Committed Loans and Swing Line Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Committed Loans and Swing Line Loans, as the case may be, occurring on such date; and (ii) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the applicable Borrower of Unreimbursed Amounts.
     “Parent Guarantor” means the MLP.
     “Parent Guaranty” means the guaranty agreement made by the Parent Guarantor in favor of the Administrative Agent and the Lenders, substantially in the form of Exhibit F-1.
     “Participant” has the meaning specified in Section 10.06(d).
     “PBGC” means the Pension Benefit Guaranty Corporation.
     “Person” means any natural person, Business Entity, or Governmental Authority.
     “Plan” means a Single Employer Plan or a Multiple Employer Plan.
     “Platform” has the meaning specified in Section 6.02.
     “Project Financing” means any Indebtedness incurred to finance or refinance the acquisition, improvement, installation, design, engineering, construction, development, completion or operation of all or any portion of any project.
     “Proportionate Share” has the meaning specified in clause (ii) of Section 2.18(a), except that for purposes of Section 2.09(b), “Proportionate Share” means, with respect to a Subsidiary Borrower, a percentage determined by dividing (x) the dollar amount of the Outstanding Amount of Loans and L/C Obligations attributable to such Subsidiary Borrower as of the last day of the applicable quarter by (y) the Outstanding Amount of Loans and L/C Obligations at such time.
     “Public Lender” has the meaning specified in Section 6.02.
     “Quarter-End Date” means the last day of each fiscal quarter.
     “Receivables Financing Indebtedness” means (i) the unrecovered investment of the purchasers (or the transferees) of the receivables and other assets transferred pursuant to an Alternate Program, and (ii) any other payment, recourse, repurchase, hold harmless, indemnity or similar obligation of a Person or any of its Subsidiaries in respect of assets transferred or payments made in respect thereof, other than limited recourse provisions that are customary for transactions of such type and do not have the effect of limiting the loss or credit risk of such purchasers or transferees with respect to payment or performance by the obligors of the assets so transferred.
     “Recourse Equity Contribution Obligations” means Equity Contribution Obligations other than those that are non-recourse to the MLP and its Restricted Subsidiaries. For purposes of this definition Equity Contribution Obligations shall be considered non-recourse if there is no recourse against the MLP or any Restricted Subsidiary of any kind for payment or performance, provided that such obligations may be secured by a Lien on Equity Interests in, or Indebtedness or other obligations of, an Unrestricted Subsidiary as described in clause (a)(i) of the definition of “Non-Recourse”. The amount of Recourse Equity Contribution Obligations of the MLP or of a Restricted Subsidiary means the aggregate amount of equity contributions that the MLP or such Restricted Subsidiary is obligated to make but has not yet made, whether or not such obligation is contingent upon the occurrence of future events or conditions.
     “Register” has the meaning specified in Section 10.06(c).
     “Regulated” means subject to regulation by FERC.
     “Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.
     “Request for Credit Extension” means (a) with respect to a Borrowing, a Committed Loan Notice, (b) with respect to an L/C Credit Extension, a Letter of Credit Application, and (c) with respect to a Swing Line Loan, a Swing Line Loan Notice.
     “Required Lenders” means, as of any date of determination, Lenders having more than 50% of the Aggregate Commitments or, if the commitment of each Lender to make Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02, Lenders holding in the aggregate more than 50% of the Total Outstandings (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Lender for purposes of this definition); provided that the Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.
     “Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer, or controller of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.
     “Restricted Payment” by a Person means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest in such Person, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interest or of any option, warrant or other right to acquire any such Equity Interest.
     “Restricted Subsidiaries” means all of the MLP’s Subsidiaries, other than Unrestricted Subsidiaries.
     “Revolving Termination Date” has the meaning set forth in Section 2.16.
     “S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.
     “Scheduled Maturity Date” means, with respect to any Lender, the later of (a) November 21, 2012 and (b) if maturity is extended pursuant to Section 2.14 with the consent of such Lender, such extended maturity date as determined pursuant to such Section; provided, however, that, in each case, if such date is not a Business Day, the Scheduled Maturity Date shall be the next preceding Business Day.
     “SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

     “Single Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of the MLP or an ERISA Affiliate and no Person other than the MLP and its ERISA Affiliates or (b) was so maintained and in respect of which the MLP or an ERISA Affiliate could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.
     “SNG” means Southern Natural Gas Company, a Delaware general partnership.
     “Subsidiary” of a Person means a Business Entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Business Entity. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the MLP (which shall include, for the avoidance of doubt, the Borrowers).
     “Subsidiary Borrower” means WIC and each Additional Borrower.
     “Subsidiary Guarantor” means each Restricted Subsidiary that becomes a Guarantor pursuant to Section 2.19.
     “Subsidiary Guaranty” means the guaranty agreement made by the Subsidiary Guarantors, if any, in favor of the Administrative Agent and the Lenders, substantially in the form of Exhibit F-3.
     “Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.
     “Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).
     “Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.04.
     “Swing Line Lender” means Bank of America in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.
     “Swing Line Loan” has the meaning specified in Section 2.04(a).

     “Swing Line Loan Notice” means a notice of a Swing Line Borrowing pursuant to Section 2.04(b), which, if in writing, shall be substantially in the form of Exhibit B.
     “Swing Line Sublimit” means an amount equal to the lesser of (a) $50,000,000 and (b) the Aggregate Commitments. The Swing Line Sublimit is part of, and not in addition to, the Aggregate Commitments.
     “Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).
     “Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
     “Term Loan Margin” means 0.25% per annum.
     “Term Loan Maturity Date” means the date that is one year after the last occurring Scheduled Maturity Date.
     “Term Loans” means the term loans made by the Lenders pursuant to Section 2.16.
     “Term-Out” has the meaning set forth in Section 2.16.
     “Termination Event” means (a) a “reportable event,” as such term is described in Section 4043 of ERISA (other than a “reportable event” not subject to the provision for 30-day notice to the PBGC under PBGC Reg. § 4043), or an event described in Section 4062(e) of ERISA, or (b) the withdrawal of the MLP or any ERISA Affiliate from a Multiple Employer Plan during a plan year in which it was a “substantial employer,” as such term is defined in Section 4001(a)(2) of ERISA or the incurrence of liability by the MLP or any ERISA Affiliate under Section 4064 of ERISA upon the termination of a Multiple Employer Plan, or (c) the filing of a notice of intent to terminate a Plan or the treatment of a Plan amendment as a termination under Section 4041 of ERISA, or (d) the institution of proceedings to terminate a Plan by the PBGC under Section 4042 of ERISA, or (e) the conditions set forth in Section 302(f)(1)(A) and (B) of ERISA to the creation of a lien upon property or rights to property of the MLP or any ERISA Affiliate for failure to make a required payment to a Plan are satisfied, or (f) the adoption of an amendment to a Plan requiring the provision of security to such Plan, pursuant to Section 307 of ERISA, or (g) the occurrence of any other event or the existence of any other condition which would reasonably be expected to result in the termination of, or the appointment of a trustee to administer, any Plan under Section 4042 of ERISA.
     “Threshold Amount” means $50,000,000.
     “Total Outstandings” means the aggregate Outstanding Amount of all Loans and all L/C Obligations.
     “Type” means, with respect to a Committed Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.
     “United States” and “U.S.” mean the United States of America.
     “Unregulated GP LLC” means a GP LLC that holds a general partnership interest in a partnership that is not Regulated.

     “Unregulated Restricted Subsidiary” means a Restricted Subsidiary that is not Regulated.
     “Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).
     “Unrestricted Subsidiary” means any Subsidiary of the MLP that is designated by the MLP or Opco as an Unrestricted Subsidiary, but only if the following conditions have been satisfied:
     (a) all Indebtedness and other obligations of such Subsidiary are Non-Recourse to the MLP and its Restricted Subsidiaries;
     (b) except as permitted pursuant to Section 7.08, such Subsidiary is not party to any agreement, contract, arrangement or understanding with the MLP or any Restricted Subsidiary unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the MLP or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the MLP;
     (c) such Subsidiary is a Person with respect to which neither the MLP nor any of its Restricted Subsidiaries has any direct or indirect obligation (i) to subscribe for additional Equity Interests, except Non-Recourse equity contribution obligations in connection with a Project Financing to the extent the equity contribution is permitted under Section 7.02 at the time of entry into the equity contribution agreement and at the time of the making of each equity contribution, or (ii) to maintain or preserve such Person’s financial condition, or, except to the extent such obligations are Non-Recourse to the MLP and its Restricted Subsidiaries, to cause such Person to achieve any specified levels of operating results;
     (d) such Subsidiary has not guaranteed or otherwise directly or indirectly provided any credit support for any Indebtedness of the MLP or any Restricted Subsidiary;
     (e) the Investments in such Person were permitted under Section 7.02 as of the time of the designation; and
     (f) none of the following may be designated as an Unrestricted Subsidiary: (i) Opco, WIC, any Additional Borrower, any GP LCC, and (ii) any Subsidiary owning directly or indirectly any Investment in Opco, WIC, an Additional Borrower, CIG, SNG, or any GP LLC.
     Any designation of a Subsidiary of the MLP as an Unrestricted Subsidiary will be evidenced to the Administrative Agent by a certificate of a Responsible Officer of the MLP certifying that such designation complied with the preceding conditions and was permitted by Section 2.20(a). If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of this Agreement and the other Loan Documents and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of the MLP as of such date and, if such Indebtedness is not permitted to be incurred as of such date pursuant to Section 7.03, the MLP and, if applicable, such Restricted Subsidiary, will be in default of such covenant.
     The MLP or Opco may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary pursuant to Section 2.20(b), provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the MLP of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation will only be permitted if (i) such Indebtedness is permitted pursuant to Section 7.03; and (ii) no Default would be in existence following such designation.
     “Wholly Owned Restricted Subsidiary” means with respect to a Person, any Restricted Subsidiary of such Person, all of the Equity Interests of which are directly or indirectly (through one or more Restricted Subsidiaries) owned by such Person, excluding directors’ qualifying shares if applicable.

     “Wholly Owned Subsidiary” means, with respect to a Person, any Subsidiary of such Person, all of the Equity Interests of which are directly or indirectly (through one or more Subsidiaries) owned by such Person, excluding directors’ qualifying shares if applicable.
     “WIC” has the meaning set forth in the first paragraph of this Agreement.
     “WIC Sublimit” means an amount equal to the lesser of $375,000,000 and the Aggregate Commitments. The WIC Sublimit is part of, and not in addition to, the Aggregate Commitments.
     “Withdrawal Liability” has the meaning given such term under Part 1 of Subtitle E of Title IV of ERISA.
     1.02 Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:
     (a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Equity Interests in subsidiaries and other securities, accounts and contract rights.
     (b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”
     (c) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.
     1.03 Accounting Terms.
     (a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.

     (b) Changes in GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the MLP notifies the Administrative Agent that the MLP requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of or calculation of compliance with such provision (or if the Administrative Agent notifies the MLP that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.
     1.04 Rounding. Any financial ratios required to be maintained by the MLP and the Borrowers pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).
     1.05 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).
     1.06 Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed for all purposes (other than determining the Letter of Credit Fee payable in connection with such Letter of Credit) to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.
ARTICLE II.
THE COMMITMENTS AND CREDIT EXTENSIONS
     2.01 Committed Loans. Subject to the terms and conditions set forth herein, each Lender severally agrees to make loans (each such loan, a “Committed Loan”) to each Borrower from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Commitment; provided, however, that after giving effect to any Committed Borrowing, (i) the Total Outstandings shall not exceed the Aggregate Commitments, (ii) the Outstanding Amount of all Loans and L/C Obligations attributable to WIC shall not exceed the WIC Sublimit, (iii) the Outstanding Amount of all Loans and L/C Obligations attributable to each Additional Borrower shall not exceed the applicable Additional Borrower Sublimit, and (iv) the aggregate Outstanding Amount of the Committed Loans of any Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations, plus such Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Commitment. Within the limits of each Lender’s Commitment, and subject to the other terms and conditions hereof, each Borrower may borrow under this Section 2.01, prepay under Section 2.05, and reborrow under this Section 2.01. Committed Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.
     2.02 Borrowings, Conversions and Continuations of Committed Loans.
     (a) Each Committed Borrowing, each conversion of Committed Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the applicable Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone. Each such notice must be received by the Administrative Agent not later than 11:00 a.m. (i) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurodollar Rate Loans or of any conversion of Eurodollar Rate Loans to Base Rate Committed Loans, and (ii) on the requested date of any Borrowing of Base Rate Committed Loans. Each telephonic notice by a Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of such Borrower. Each Borrowing of, conversion to or continuation of Eurodollar Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof. Except as provided in Sections 2.03(c) and 2.04(c), each Borrowing of or conversion to Base Rate Committed Loans shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof. Each Committed Loan Notice (whether telephonic or written) shall specify (i) whether such Borrower is requesting a Committed Borrowing, a conversion of Committed Loans from one Type to the other, or a continuation of Eurodollar Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Committed Loans to be borrowed, converted or continued, (iv) the Type of Committed Loans to be borrowed or to which existing Committed Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto. If a Borrower fails to specify a Type of Committed Loan in a Committed Loan Notice or if such Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Committed Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans. If a Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.
     (b) Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Applicable Percentage of the applicable Committed Loans, and if no timely notice of a conversion or continuation is provided by the applicable Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans described in the preceding subsection. In the case of a Committed Borrowing, each Lender shall make the amount of its Committed Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Committed Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01), the Administrative Agent shall make all funds so received available to the applicable Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of such Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by such Borrower; provided, however, that if, on the date the Committed Loan Notice with respect to such Borrowing is given by such Borrower, there are L/C Borrowings outstanding, then the proceeds of such Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings, and second, shall be made available to such Borrower as provided above.
     (c) Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan. During the existence of an Event of Default, no Loans may be converted to or continued as Eurodollar Rate Loans without the consent of the Required Lenders.
     (d) The Administrative Agent shall promptly notify the applicable Borrowers and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the applicable Borrowers and the Lenders of any change in Bank of America’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

     (e) After giving effect to all Committed Borrowings, all conversions of Committed Loans from one Type to the other, and all continuations of Committed Loans as the same Type, there shall not be more than ten Interest Periods in effect with respect to Committed Loans.
     2.03 Letters of Credit.
     (a) The Letter of Credit Commitment.
     (i) Subject to the terms and conditions set forth herein, (A) the L/C Issuer agrees, in reliance upon the agreements of the Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit for the account of the MLP and any of its Restricted Subsidiaries and Affiliates in which it has an Equity Interest, and to amend or extend Letters of Credit previously issued by it, in accordance with subsection (b) below, provided that after giving effect thereto (y) the Outstanding Amount of all Loans and L/C Obligations attributable to WIC shall not exceed the WIC Sublimit, and (z) the Outstanding Amount of all Loans and L/C Obligations attributable to each Additional Borrower shall not exceed the applicable Additional Borrower Sublimit, and (2) to honor drawings under the Letters of Credit; and (B) the Lenders severally agree to participate in Letters of Credit and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (y) the Total Outstandings shall not exceed the Aggregate Commitments, and (z) the aggregate Outstanding Amount of the Committed Loans of any Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations, plus such Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Commitment. Each request by a Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by such Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, each Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly each Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.
     (ii) The L/C Issuer shall not issue any Letter of Credit, if:
     (A) subject to Section 2.03(b)(iii), the expiry date of such requested Letter of Credit would occur more than three years after the date of issuance or last extension, unless the Required Lenders have approved such expiry date;
     (B) the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, or in the event that Opco has elected the Term-Out Option pursuant to Section 2.16, the expiry date of such requested Letter of Credit would occur after the Term Loan Maturity Date, unless in either case all the Lenders have approved such expiry date; or
     (C) the expiry date of such requested Letter of Credit would occur after any Scheduled Maturity Date, unless the amount of such Letter of Credit together with all other L/C Obligations outstanding on the date of issuance of such Letter of Credit is equal to or less than the aggregate Commitments of all Lenders who shall remain party to this Agreement subsequent to such Scheduled Maturity Date; or
     (D) such Letter of Credit is to be denominated in a currency other than Dollars.

     (iii) The L/C Issuer shall not be under any obligation to issue any Letter of Credit if:
     (A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or any Law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the L/C Issuer in good faith deems material to it;
     (B) with respect to a commercial Letter of Credit, except as otherwise agreed by the Administrative Agent and the L/C Issuer, such Letter of Credit is in an initial stated amount less than $500,000;
     (C) a default of any Lender’s obligations to fund under Section 2.03(c) exists or any Lender is at such time a Defaulting Lender hereunder, unless the L/C Issuer has entered into satisfactory arrangements with the applicable Borrower or such Lender to eliminate the L/C Issuer’s risk with respect to such Lender; or
     (D) the Outstanding Amount of the L/C Obligations under Letters of Credit issued by such L/C Issuer would exceed the L/C Issuer Commitment of such L/C Issuer.
     (iv) The L/C Issuer shall not amend any Letter of Credit if the L/C Issuer would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof.
     (v) The L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) the L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.
     (vi) The L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article IX included the L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the L/C Issuer.
     (b) Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit; Auto-Reinstatement Letters of Credit.
     (i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the applicable Borrower delivered to the L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of such Borrower. Such Letter of Credit Application must be received by the L/C Issuer and the Administrative Agent not later than 11:00 a.m. at least one Business Days (or such later date and time as the Administrative Agent and the L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (G) such other matters as the L/C Issuer may require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the L/C Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); and (C) such other matters as the L/C Issuer may require. Additionally, the applicable Borrower shall furnish to the L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the L/C Issuer or the Administrative Agent may require.
     (ii) Promptly after receipt of any Letter of Credit Application, the L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the applicable Borrower and, if not, the L/C Issuer will provide the Administrative Agent with a copy thereof. Unless the L/C Issuer has received written notice from any Lender, the Administrative Agent or any Loan Party, not later than 5:00 p.m. at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article IV shall not then be satisfied, then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the applicable Borrower or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Applicable Percentage times the amount of such Letter of Credit.
     (iii) If a Borrower so requests in any applicable Letter of Credit Application, the L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the L/C Issuer, such Borrower shall not be required to make a specific request to the L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date or in the event that Opco has elected the Term-Out Option pursuant to Section 2.16, the Term Loan Maturity Date; provided, however, that the L/C Issuer shall not permit any such extension if (A) the L/C Issuer has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.03(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required Lenders have elected not to permit such extension or (2) from the Administrative Agent, any Lender or a Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, and in each such case directing the L/C Issuer not to permit such extension.
     (iv) If a Borrower so requests in any applicable Letter of Credit Application, the L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that permits the automatic reinstatement of all or a portion of the stated amount thereof after any drawing thereunder (each, an “Auto-Reinstatement Letter of Credit”). Unless otherwise directed by the L/C Issuer, such Borrower shall not be required to make a specific request to the L/C Issuer to permit such reinstatement. Once an Auto-Reinstatement Letter of Credit has been issued, except as provided in the following sentence, the Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to reinstate all or a portion of the stated amount thereof in accordance with the provisions of such Letter of Credit. Notwithstanding the foregoing, if such Auto-Reinstatement Letter of Credit permits the L/C Issuer to decline to reinstate all or any portion of the stated amount thereof after a drawing thereunder by giving notice of such non-reinstatement within a specified number of days after such drawing (the “Non-Reinstatement Deadline”), the L/C Issuer shall not permit such reinstatement if it has received a notice (which may be by telephone or in writing) on or before the day that is seven Business Days before the Non-Reinstatement Deadline (A) from the Administrative Agent that the Required Lenders have elected not to permit such reinstatement or (B) from the Administrative Agent, any Lender or a Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied (treating such reinstatement as an L/C Credit Extension for purposes of this clause) and, in each case, directing the L/C Issuer not to permit such reinstatement.
     (v) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to the applicable Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.
     (c) Drawings and Reimbursements; Funding of Participations.
     (i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the L/C Issuer shall notify the applicable Borrower and the Administrative Agent thereof. Not later than 11:00 a.m. on the date of any payment by the L/C Issuer under a Letter of Credit (each such date, an “Honor Date”), the applicable Borrower may (but shall not be required to) reimburse the L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing. If such Borrower fails to so reimburse the L/C Issuer by such time, the Administrative Agent shall promptly notify each Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Lender’s Applicable Percentage thereof. In such event, the Unreimbursed Amount shall automatically be converted (unless an Event of Default under Section 8.01(f) has occurred and is continuing, or, in the case of a Letter of Credit with an expiry date that is after the Revolving Termination Date, the drawing is made after the Revolving Termination Date) a Committed Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans or the condition set forth in Section 4.02, but subject to the amount of the unutilized portion of the Aggregate Commitments. Any notice given by the L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.
     (ii) Each Lender shall upon any notice pursuant to Section 2.03(c)(i) make funds available to the Administrative Agent for the account of the L/C Issuer at the Administrative Agent’s Office in an amount equal to its Applicable Percentage of the Unreimbursed Amount not

later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Lender that so makes funds available shall be deemed to have made a Base Rate Committed Loan to the applicable Borrower in such amount. The Administrative Agent shall remit the funds so received to the L/C Issuer.
     (iii) With respect to any Unreimbursed Amount that is not fully refinanced by a Committed Borrowing of Base Rate Loans because an Event of Default under Section 8.01(f) has occurred and is continuing or for any other reason, the applicable Borrower shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Lender’s payment to the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.
     (iv) Until each Lender funds its Committed Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Applicable Percentage of such amount shall be solely for the account of the L/C Issuer.
     (v) Each Lender’s obligation to make Committed Loans or L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the L/C Issuer, the applicable Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing. No such making of an L/C Advance shall relieve or otherwise impair the obligation of the applicable Borrower to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.
     (vi) If any Lender fails to make available to the Administrative Agent for the account of the L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), the L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the L/C Issuer in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the L/C Issuer in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Committed Loan included in the relevant Committed Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be. A certificate of the L/C Issuer submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.
     (d) Repayment of Participations.
     (i) At any time after the L/C Issuer has made a payment under any Letter of Credit and has received from any Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of the L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the applicable Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Applicable Percentage thereof in the same funds as those received by the Administrative Agent.
     (ii) If any payment received by the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the L/C Issuer in its discretion), each Lender shall pay to the Administrative Agent for the account of the L/C Issuer its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.
     (e) Obligations Absolute. The obligation of the Borrowers to repay each Committed Loan made in respect of the Unreimbursed Amount of any Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:
     (i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;
     (ii) the existence of any claim, counterclaim, setoff, defense or other right that any Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;
     (iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;
     (iv) any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or
     (v) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Borrower or any Subsidiary.
Each Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with such Borrower’s instructions or other irregularity, such Borrower will immediately notify the L/C Issuer. Each Borrower shall be deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.
     (f) Role of L/C Issuer. Each Lender and each Loan Party agree that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. Each Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude each Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, a Borrower may have a claim against the L/C Issuer, and the L/C Issuer may be liable to such Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by such Borrower which such Borrower proves were caused by the L/C Issuer’s willful misconduct or gross negligence or the L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.
     (g) Cash Collateral. (i) Upon the request of the Administrative Agent, if the L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, or (ii) if, as of the Letter of Credit Expiration Date, any Letters of Credit remain outstanding, or any other L/C Obligation for any reason remains outstanding, each Borrower shall, in each case, immediately Cash Collateralize 105% of the then Outstanding Amount of all L/C Obligations attributable to it, and the Administrative Agent shall hold such Cash Collateral in respect of each such Letter of Credit until such time as the L/C Obligations in respect of such Letter of Credit has thereafter been paid in full, and such Letter of Credit has expired or been terminated. Sections 2.05 and 8.02(c) set forth certain additional requirements to deliver Cash Collateral hereunder. For purposes of this Section 2.03, Section 2.05 and Section 8.02(c), “Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the L/C Issuer and the Lenders, as collateral for the L/C Obligations, cash or deposit account balances pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the L/C Issuer (which documents are hereby consented to by the Lenders). Derivatives of such term have corresponding meanings. Each Borrower hereby grants to the Administrative Agent, for the benefit of the L/C Issuer and the Lenders, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. Cash Collateral shall be maintained in blocked, non-interest bearing deposit accounts at Bank of America.
     (h) Applicability of ISP and UCP. Unless otherwise expressly agreed by the L/C Issuer and the applicable Borrower when a Letter of Credit is issued, (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance shall apply to each commercial Letter of Credit.
     (i) Letter of Credit Fees. Each Borrower shall pay to the Administrative Agent for the account of each Lender in accordance with its Applicable Percentage a Letter of Credit fee (the “Letter of

Credit Fee”) for each Letter of Credit issued at the request of such Borrower equal to the Applicable Rate times the daily amount available to be drawn under such Letter of Credit. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. Letter of Credit Fees shall be (i) due and payable on the tenth Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, and (ii) computed on a quarterly basis in arrears. If Opco does not receive an invoice for the Letter of Credit Fees on or before 1 p.m. at least one Business Day before the Letter of Credit Fees are due, the Letter of Credit Fees shall be due on the first Business Day after Opco has received an invoice therefor before 1 p.m. on the prior Business Day. If there is any change in the Applicable Rate during any quarter, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.
     (j) Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer. Each Borrower shall pay directly to the L/C Issuer for its own account a fronting fee (i) with respect to each commercial Letter of Credit issued at the request of such Borrower, at the rate agreed between the MLP and the L/C Issuer, computed on the amount of such Letter of Credit, and payable upon the issuance thereof, (ii) with respect to any amendment of a commercial Letter of Credit issued at the request of such Borrower increasing the amount of such Letter of Credit, at a rate separately agreed between such Borrower and the L/C Issuer, computed on the amount of such increase, and payable upon the effectiveness of such amendment, and (iii) with respect to each standby Letter of Credit issued at the request of such Borrower, at the rate agreed between the MLP and the L/C Issuer, computed on the daily amount available to be drawn under such Letter of Credit on a quarterly basis in arrears. Such fronting fee shall be due and payable on the tenth Business Day after the end of each March, June, September and December in respect of the most recently-ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit. If Opco does not receive an invoice for the fronting fees on or before 1 p.m. at least one Business Day before the fronting fees are due, the fronting fees shall be due on the first Business Day after Opco has received an invoice therefor before 1 p.m. on the prior Business Day. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. In addition, each Borrower shall pay directly to the L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the L/C Issuer relating to letters of credit as from time to time in effect in connection with Letters of Credit issued at the request of such Borrower. Such customary fees and standard costs and charges are due and payable in accordance with any invoice issued therefor and are nonrefundable.
     (k) Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.
     (l) Letters of Credit Issued for Subsidiaries or Affiliates. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary or an Affiliate of a Borrower, the Borrower that requested such Letter of Credit shall be obligated to reimburse the L/C Issuer hereunder for any and all drawings under such Letter of Credit. Each Borrower hereby acknowledges that the issuance of Letters of Credit for the account of any of its Subsidiaries or Affiliates inures to the benefit of such Borrower, and that such Borrower’s business derives substantial benefits from the businesses of such Subsidiaries or Affiliates.
     2.04 Swing Line Loans.
     (a) The Swing Line. Subject to the terms and conditions set forth herein, the Swing Line Lender agrees, in reliance upon the agreements of the other Lenders set forth in this Section 2.04, to make loans (each such loan, a “Swing Line Loan”) to each Borrower from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Applicable Percentage of the Outstanding Amount of Committed Loans and L/C Obligations of the Lender acting as Swing Line Lender, may exceed the amount of such Lender’s Commitment; provided, however, that after giving effect to any Swing Line Loan, (i) the Total Outstandings shall not exceed the Aggregate Commitments, (ii) the Outstanding Amount of all Loans and L/C Obligations attributable to WIC shall not exceed the WIC Sublimit, (iii) the Outstanding Amount of all Loans and L/C Obligations attributable to each Additional Borrower shall not exceed the applicable Additional Borrower Sublimit, and (iv) the aggregate Outstanding Amount of the Committed Loans of any Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations, plus such Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Commitment, and provided, further, that no Borrower shall use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan. Within the foregoing limits, and subject to the other terms and conditions hereof, each Borrower may borrow under this Section 2.04, prepay under Section 2.05, and reborrow under this Section 2.04. Each Swing Line Loan shall be a Base Rate Loan. Immediately upon the making of a Swing Line Loan, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Lender’s Applicable Percentage times the amount of such Swing Line Loan.
     (b) Borrowing Procedures. Each Swing Line Borrowing shall be made upon a Borrower’s irrevocable notice to the Swing Line Lender and the Administrative Agent, which may be given by telephone. Each such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $100,000, and (ii) the requested borrowing date, which shall be a Business Day. Each such telephonic notice must be confirmed promptly by delivery to the Swing Line Lender and the Administrative Agent of a written Swing Line Loan Notice, appropriately completed and signed by a Responsible Officer of the applicable Borrower. Promptly after receipt by the Swing Line Lender of any telephonic Swing Line Loan Notice, the Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof. Unless the Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Lender) prior to 2:00 p.m. on the date of the proposed Swing Line Borrowing (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the first proviso to the first sentence of Section 2.04(a), or (B) that one or more of the applicable conditions specified in Article IV is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 3:00 p.m. on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the applicable Borrower at its office by crediting the account of such Borrower on the books of the Swing Line Lender in immediately available funds.
     (c) Refinancing of Swing Line Loans.
     (i) The Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of each Borrower (which hereby irrevocably authorizes the Swing Line Lender to so request on its behalf), that each Lender make a Base Rate Committed Loan in an amount equal to such Lender’s Applicable Percentage of the amount of Swing Line Loans made to such Borrower then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Committed Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the Aggregate Commitments and the conditions set forth in Section 4.02. The Swing Line Lender shall furnish Opco with a copy of the applicable Committed Loan Notice promptly after delivering such notice to the Administrative Agent. Each Lender shall make an amount equal to its Applicable Percentage of the amount specified in such Committed Loan Notice available to the Administrative Agent in immediately available funds for the account of the Swing Line Lender at the Administrative Agent’s Office not later than 1:00 p.m. on the day specified in such Committed Loan Notice, whereupon, subject to Section 2.04(c)(ii), each Lender that so makes funds available shall be deemed to have made a Base Rate Committed Loan to the applicable Borrower in such amount. The Administrative Agent shall remit the funds so received to the Swing Line Lender.
     (ii) If for any reason any Swing Line Loan cannot be refinanced by such a Committed Borrowing in accordance with Section 2.04(c)(i), the request for Base Rate Committed Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Lenders fund its risk participation in the relevant Swing Line Loan and each Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.
     (iii) If any Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), the Swing Line Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the Swing Line Lender in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Swing Line Lender in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Committed Loan included in the relevant Committed Borrowing or funded participation in the relevant Swing Line Loan, as the case may be. A certificate of the Swing Line Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.
     (iv) Each Lender’s obligation to make Committed Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, any Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Committed Loans pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 4.02. No such funding of risk participations shall relieve or otherwise impair the obligation of any Borrower to repay Swing Line Loans made to it, together with interest as provided herein.
     (d) Repayment of Participations.
     (i) At any time after any Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Lender its Applicable Percentage thereof in the same funds as those received by the Swing Line Lender.
     (ii) If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Lender shall pay to the Swing Line Lender its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate. The Administrative Agent will make such demand upon the request of the Swing Line Lender. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.
     (e) Interest for Account of Swing Line Lender. The Swing Line Lender shall be responsible for invoicing each Borrower for interest on the Swing Line Loans made to such Borrower. Until each Lender funds its Base Rate Committed Loan or risk participation pursuant to this Section 2.04 to refinance such Lender’s Applicable Percentage of any Swing Line Loan, interest in respect of such Applicable Percentage shall be solely for the account of the Swing Line Lender.
     (f) Payments Directly to Swing Line Lender. Each Borrower shall make all payments of principal and interest in respect of the Swing Line Loans made to it directly to the Swing Line Lender.
     2.05 Prepayments.
     (a) Each Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Committed Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Administrative Agent not later than 11:00 a.m. (A) three Business Days prior to any date of prepayment of Eurodollar Rate Loans and (B) on the date of prepayment of Base Rate Committed Loans; (ii) any prepayment of Eurodollar Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof; and (iii) any prepayment of Base Rate Committed Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Committed Loans to be prepaid and, if Eurodollar Rate Loans are to be prepaid, the Interest Period(s) of such Loans. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment. If such notice is given by a Borrower, such Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.
     (b) Each Borrower may, upon notice to the Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the date of the prepayment, and (ii) any such prepayment shall be in a minimum principal amount of $100,000. Each such notice shall specify the date and amount of such prepayment. If such notice is given by a Borrower, such Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.
     (c) If for any reason the Total Outstandings at any time exceed the Aggregate Commitments then in effect, each Borrower shall immediately prepay Loans made to such Borrower and/or Cash Collateralize the L/C Obligations attributable to such Borrower in an aggregate amount equal to such excess; provided, however, that no Borrower shall be required to Cash Collateralize its respective L/C Obligations pursuant to this Section 2.05(c) unless after the prepayment in full of the Loans of all Borrowers, the Total Outstandings exceed the Aggregate Commitments then in effect.
     (d) If for any reason the Outstanding Amount of Obligations attributable to WIC at any time exceeds the WIC Sublimit, WIC shall immediately prepay Loans made to it and/or Cash Collateralize the L/C Obligations attributable to it in an aggregate amount equal to such excess; provided, however, that

WIC shall not be required to Cash Collateralize its respective L/C Obligations pursuant to this Section 2.05(d) unless after the prepayment in full of the Loans made to it, the Outstanding Amount of Obligations attributable to it exceeds the WIC Sublimit.
     (e) If for any reason the Outstanding Amount of Obligations attributable to any Additional Borrower at any time exceeds such Additional Borrower’s Additional Borrower Sublimit, such Additional Borrower shall immediately prepay Loans made to it and/or Cash Collateralize the L/C Obligations attributable to it in an aggregate amount equal to such excess; provided, however, that such Additional Borrower shall not be required to Cash Collateralize its respective L/C Obligations pursuant to this Section 2.05(e) unless after the prepayment in full of the Loans made to it, the Outstanding Amount of Obligations attributable to it exceeds such Additional Borrower’s Additional Borrower Sublimit.
     (f) If for any reason Opco shall fail to own 100% of the Equity Interests of any Additional Borrower, such Additional Borrower shall immediately prepay all Loans made to it and Cash Collateralize all L/C Obligations attributable to it.
     (g) Any prepayment of a Eurodollar Rate Loan made pursuant to this Section 2.05 shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Each prepayment of Loans made pursuant to this Section 2.05 shall be applied to the Committed Loans of the Lenders in accordance with their respective Applicable Percentages.
     2.06 Termination or Reduction of Commitments. Opco may, upon notice to the Administrative Agent, terminate the Aggregate Commitments, or from time to time permanently reduce the Aggregate Commitments; provided that (i) any such notice shall be received by the Administrative Agent not later than 11:00 a.m. five Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $10,000,000 or any whole multiple of $1,000,000 in excess thereof, (iii) Opco shall not terminate or reduce the Aggregate Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Outstandings would exceed the Aggregate Commitments, and (iv) if, after giving effect to any reduction of the Aggregate Commitments, the Swing Line Sublimit exceeds the amount of the Aggregate Commitments, the Swing Line Sublimit shall be automatically reduced by the amount of such excess. The Administrative Agent will promptly notify the Lenders of any such notice of termination or reduction of the Aggregate Commitments. Any reduction of the Aggregate Commitments shall be applied to the Commitment of each Lender according to its Applicable Percentage. All fees accrued until the effective date of any termination of the Aggregate Commitments shall be paid on the effective date of such termination.
     2.07 Repayment of Loans.
     (a) Each Borrower shall repay to each Lender on the Maturity Date for such Lender the aggregate principal amount of Committed Loans made to such Borrower outstanding on such date.
     (b) Each Borrower shall repay each Swing Line Loan made to such Borrower on the earlier to occur of (i) the date ten Business Days after such Loan is made and (ii) the Scheduled Maturity Date of the Swing Line Lender.
     2.08 Interest.
     (a) Subject to the provisions of subsection (b) below, (i) each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Rate, plus in the event Opco exercises the Term-Out option pursuant to Section 2.16, the Term Loan Margin; (ii) each Base Rate Committed Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate, plus in the event

Opco exercises the Term-Out option pursuant to Section 2.16, the Term Loan Margin; and (iii) each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate.
     (b) (i) If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.
     (ii) If any amount (other than principal of any Loan) payable by a Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.
     (iii) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.
     (c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.
     2.09 Fees. In addition to certain fees described in subsections (i) and (j) of Section 2.03:
     (a) Facility Fee. The Borrowers shall pay to the Administrative Agent for the account of each Lender in accordance with its Applicable Percentage, a facility fee equal to the Applicable Rate times the actual daily amount of the Aggregate Commitments (or, if the Aggregate Commitments have terminated, on the Outstanding Amount of all Loans and L/C Obligations), regardless of usage; provided that if Opco has exercised its option to Term-Out pursuant to Section 2.16, during the Term-Out period, the facility fee shall be equal the Applicable Rate times the actual daily amount of Total Outstandings; and provided, further, that the liability of a Subsidiary Borrower under this Section 2.09(a) shall not exceed an amount equal to such Subsidiary Borrower’s Proportionate Share of the total amount due pursuant to this Section 2.09(a). The facility fee shall accrue at all times during the Availability Period (and thereafter so long as any Committed Loans, Swing Line Loans or L/C Obligations remain outstanding), including at any time during which one or more of the conditions in Article IV is not met and during the Term-Out period, if applicable, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the Maturity Date (and, if applicable, thereafter on demand). The facility fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.
     (b) Utilization Fee. The Borrowers shall pay to the Administrative Agent for the account of each Lender in accordance with its Applicable Percentage, a utilization fee equal to the Applicable Rate times the Total Outstandings on each day that the Total Outstandings exceed 50% of the actual daily amount of the Aggregate Commitments then in effect (or, if terminated, in effect immediately prior to such termination); provided that if Opco has exercised its option to Term-Out pursuant to Section 2.16, during the Term-Out period, the utilization fee shall be equal the Applicable Rate times the actual daily amount of Total Outstandings; and provided, further, that the liability of a Subsidiary Borrower under this Section 2.09(b) shall not exceed an amount equal to such Subsidiary Borrower’s Proportionate Share of the total amount due pursuant to this Section 2.09(b). The utilization fee shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the Maturity Date (and, if applicable, thereafter on demand). The utilization fee shall be calculated quarterly in arrears and if there is any change in the Applicable Rate during any quarter, the daily amount shall be computed and multiplied by the Applicable Rate for each period during which such Applicable Rate was in effect. The utilization fee shall accrue at all times, including at any time during which one or more of the conditions in Article IV is not met and during the Term-Out period, if applicable.
     (c) Other Fees. (i) The Borrowers shall pay to the Arranger and the Administrative Agent for their own respective accounts fees in the amounts and at the times specified in the Fee Letters. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.
     (ii) The Borrowers shall pay to the Lenders such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.
     2.10 Computation of Interest and Fees; Retroactive Adjustments of Applicable Rate.
     (a) All computations of interest for Base Rate Loans when the Base Rate is determined by Bank of America’s “prime rate” shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.
     (b) If at any time during which the Applicable Rate is based upon the Leverage Ratio of the MLP, (i) the Leverage Ratio of the MLP as calculated by the MLP as of any applicable date was inaccurate as a result of error and (ii) a proper calculation of the Leverage Ratio of the MLP would have resulted in higher pricing for such period (x) each Borrower shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the applicable Lenders, promptly upon demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to such Borrower under the Bankruptcy Code of the United States, automatically and without further action by the Administrative Agent, any Lender or the L/C Issuer) an amount equal to the excess of the amount of interest that should have been paid by such Borrower for such period over the amount of interest actually paid by such Borrower for such period, and (y) the Borrowers shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the applicable Lenders, promptly upon demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to a Borrower under the Bankruptcy Code of the United States, automatically and without further action by the Administrative Agent, any Lender or the L/C Issuer) an amount equal to the excess of the amount of fees that should have been paid for such period over the amount of fees actually paid for such period; provided, however, that the Borrowers shall not be required to make any of the payments pursuant to the foregoing clauses (x) or (y) of this Section 2.10(b) if the inaccuracies in the Leverage Ratio are discovered at a time that is after the Maturity Date and after payment in full of all other Obligations of the Loan Parties. This paragraph shall not limit the rights of the Administrative Agent, any Lender or the L/C Issuer, as the case may be, under Section 2.03(c)(iii), 2.03(i) or 2.08(b) or under Article VIII.
     2.11 Evidence of Debt.
     (a) The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business.

The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to each Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of any Borrower to pay any amount owing by it under this Agreement or the other Loan Documents. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, each Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans to such Borrower in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.
     (b) In addition to the accounts and records referred to in subsection (a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.
     2.12 Payments Generally; Administrative Agent’s Clawback.
     (a) General. All payments to be made by the Borrowers shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrowers hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by a Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.
     (b) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Committed Borrowing of Eurodollar Rate Loans (or, in the case of any Committed Borrowing of Base Rate Loans, prior to 12:00 noon on the date of such Committed Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Committed Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Committed Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Committed Borrowing available to the Administrative Agent, then the applicable Lender and the applicable Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to such Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by a Borrower, the interest rate applicable to Base Rate Loans. If the applicable Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to such Borrower the amount of such interest paid by such Borrower for such period. If such Lender pays its share of the applicable Committed Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Committed Loan included in such Committed Borrowing. Any payment by a Borrower shall be without prejudice to any claim such Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.
     (c) Payments by Borrowers; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the applicable Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the L/C Issuer hereunder that such Borrower will not make such payment, the Administrative Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the L/C Issuer, as the case may be, the amount due. In such event, if such Borrower has not in fact made such payment, then each of the Lenders or the L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the L/C Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
     A notice of the Administrative Agent to any Lender or any Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.
     (d) Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the applicable Borrower by the Administrative Agent because the conditions to the applicable Loan set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall promptly return such funds (in like funds as received from such Lender) to such Lender, without interest.
     (e) Obligations of Lenders Several. The obligations of the Lenders hereunder to make Committed Loans, to fund participations in Letters of Credit and Swing Line Loans and to make payments pursuant to Section 10.04(c) are several and not joint. The failure of any Lender to make any Committed Loan, to fund any such participation or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Committed Loan, to purchase its participation or to make its payment under Section 10.04(c).
     (f) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.
     2.13 Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Committed Loans made by it, or the participations in L/C Obligations or in Swing Line Loans held by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Committed Loans or participations and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Committed Loans and subparticipations in L/C Obligations and Swing Line Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Committed Loans and other amounts owing them, provided that:
     (i) if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and
     (ii) the provisions of this Section shall not be construed to apply to (x) any payment made by a Borrower pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Committed Loans or subparticipations in L/C Obligations or Swing Line Loans to any assignee or participant, other than to any Borrower or any Subsidiary thereof (as to which the provisions of this Section shall apply).
     Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.
     2.14 Extension of Scheduled Maturity Date.
     (a) Requests for Extension; Lender Elections to Extend. Opco may, by notice to the Administrative Agent (who shall promptly notify the Lenders) not earlier than 60 days and not later than 30 days prior to the latest Scheduled Maturity Date then in effect hereunder (the “Existing Scheduled Maturity Date”), request that each Lender whose Scheduled Maturity Date is the Existing Scheduled Maturity Date extend such Lender’s Scheduled Maturity Date to a date that is one year after the Existing Scheduled Maturity Date. Each Lender, acting in its sole and individual discretion, shall, by notice to the Administrative Agent given within 15 days of such notice (or such longer time period as may be agreed by the Borrower and the Administrative Agent), advise the Administrative Agent whether or not such Lender agrees to such extension (and each Lender that determines not to so extend its Scheduled Maturity Date, a “Non-Extending Lender”). Any Lender that does not so advise the Administrative Agent shall be deemed to be a Non-Extending Lender. The election of any Lender to agree to such extension shall not obligate any other Lender to so agree.
     (b) Additional Commitment Lenders. Opco shall have the right to replace each Non-Extending Lender with, and add as “Lenders” under this Agreement in place thereof, one or more Eligible Assignees (each, an “Additional Commitment Lender”) as provided in Section 10.13; provided that each of such Additional Commitment Lenders shall enter into an Assignment and Assumption pursuant to which such Additional Commitment Lender shall, effective as of the Existing Scheduled Maturity Date, undertake a Commitment (and, if any such Additional Commitment Lender is already a Lender, its Commitment shall be in addition to such Lender’s Commitment hereunder on such date). Each Non-Extending Lender agrees to execute such Assignment and Assumption, if requested to do so by the Borrower.
     (c) Minimum Extension Requirement. If (and only if) the total of the Commitments of the Lenders that have agreed so to extend their Scheduled Maturity Date (each, an “Extending Lender”) and the additional Commitments of the Additional Commitment Lenders shall be more than 50% of the aggregate amount of the Commitments in effect immediately prior to the Existing Scheduled Maturity Date, then, effective as of the Existing Scheduled Maturity Date, the Scheduled Maturity Date of each Extending Lender and of each Additional Commitment Lender shall be extended to the date falling one year after such Existing Scheduled Maturity Date (except that, if such date is not a Business Day, such Scheduled Maturity Date as so extended shall be the next preceding Business Day) and each Additional Commitment Lender shall thereupon become a “Lender” for all purposes of this Agreement. The pre-existing Scheduled Maturity Date shall remain in effect with respect to any Non-Extending Lender that is not replaced.
     (d) Conditions to Effectiveness of Extensions. As a condition precedent to such extension, Opco shall deliver to the Administrative Agent a certificate of each Loan Party dated as of the Existing Scheduled Maturity Date signed by a Responsible Officer of such Loan Party (i) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such extension and (ii) certifying that, before and after giving effect to such extension, (A) the representations and warranties made by such Loan Party contained in Article V and the other Loan Documents, as applicable, are true and correct in all material respects on and as of the Existing Scheduled Maturity Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date, and except that for purposes of this Section 2.14, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to subsections (a) and (b) respectively, of Section 6.01, and (B) no Default exists. In addition, on the Scheduled Maturity Date of each Non-Extending Lender, each Borrower shall prepay any Committed Loans made to such Borrower outstanding on such date (and pay any additional amounts required pursuant to Section 3.05) to the extent necessary to keep outstanding Committed Loans ratable with any revised Applicable Percentages of the respective Lenders effective as of such date.
     (e) Conflicting Provisions. This Section shall supersede any provisions in Section 2.13 or 10.01 to the contrary.
     2.15 Increase in Commitments.
     (a) Request for Increase; Additional Lenders. Provided there exists no Default, upon notice to the Administrative Agent (which shall promptly notify the Lenders), Opco may request up to two increases in the Aggregate Commitments such that the Aggregate Commitments as so increased equal an amount not to exceed $1,250,000,000; provided that any such request for an increase shall be in a minimum amount of $5,000,000. To achieve the full amount of a requested increase and subject to the approval of the L/C Issuer and the Swing Line Lender (which approvals shall not be unreasonably withheld), Opco may (i) invite Lenders to increase their commitments and/or (ii) invite Eligible Assignees to become Lenders pursuant to a joinder agreement in form and substance satisfactory to the Administrative Agent. In the event Opco invites Lenders to increase their Commitments, then at the time of sending the notice referenced in this Section 2.15(a), Opco (in consultation with the Administrative Agent) shall specify the time period within which each Lender is requested to respond (which shall in no event be less than ten Business Days from the date of delivery of such notice to the Lenders).
     (b) Lender Elections to Increase. Each Lender shall notify the Administrative Agent within such time period whether or not it agrees to increase its Commitment and, if so, whether by an amount equal to, greater than, or less than its Applicable Percentage of such requested increase. Any increase in the Commitment of a Lender shall be subject to the approval of the L/C Issuer and Swing Line Lender such consents not to be unreasonably withheld. Unless otherwise agreed between the Borrowers and the proposed Lender, any Lender not responding within such time period shall be deemed to have declined to increase its Commitment.
     (c) Notification by Administrative Agent. The Administrative Agent shall notify Opco and each Lender of the Lenders’ responses to each request made hereunder.
     (d) Effective Date and Allocations. If the Aggregate Commitments are increased in accordance with this Section, the Administrative Agent and Opco shall determine the effective date (the “Increase Effective Date”) and the final allocation of such increase. The Administrative Agent shall promptly notify Opco and the Lenders of the final allocation of such increase and the Increase Effective Date.
     (e) Conditions to Effectiveness of Increase. As a condition precedent to such increase, Opco shall deliver to the Administrative Agent a certificate of each Loan Party dated as of the Increase Effective Date signed by a Responsible Officer of such Loan Party (i) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase, and (ii) certifying that, before and after giving effect to such increase, (A) the representations and warranties made by such Loan Party contained in Article V and the other Loan Documents, as applicable, are true and correct in all material respects on and as of the Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date, and except that for purposes of this Section 2.15, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01, and (B) no Default exists. Each Borrower shall prepay any Committed Loans made to such Borrower outstanding on the Increase Effective Date (and pay any additional amounts required pursuant to Section 3.05) to the extent necessary to keep the outstanding Committed Loans ratable with any revised Applicable Percentages arising from any nonratable increase in the Commitments under this Section.
     (f) Conflicting Provisions. This Section shall supersede any provisions in Section 2.13 or 10.01 to the contrary.
     2.16 Term-Out Option.
     (a) Provided no Default has occurred and is continuing, Opco may, upon prior written notice to the Administrative Agent sent not earlier than 60 days prior to, nor later than 10 days prior to, the last occurring Scheduled Maturity Date then in effect, elect to have the principal balance of the Loans outstanding on such Scheduled Maturity Date (the “Revolving Termination Date”) continued to the Term Loan Maturity Date as non-revolving Term Loans (the “Term-Out”). As a condition precedent to the Term-Out, no Letters of Credit shall remain outstanding, except to the extent Cash Collateralized pursuant to Section 2.03(g), and Opco shall deliver to the Administrative Agent a certificate of each Loan Party dated as of the Revolving Termination Date signed by a Responsible Officer of such Loan Party (i) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such Term-Out, and (ii) certifying that as of the Revolving Termination Date, (A) the representations and warranties made by such Loan Party contained in Article V and the other Loan Documents are true and correct in all material respects on and as of the Revolving Termination Date, except to the extent that such representations and warranties specifically refer to a an earlier date, in which case they are true and correct in all material respects as of such date, and except that for purposes of this Section 2.16, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01, and (B) no Default exists.
     (b) From and after the Revolving Termination Date, the Borrowers may repay, without premium or penalty (subject to payment of amounts due, if any, pursuant to Section 3.05), but not reborrow, the outstanding Term Loans.
     2.17 Additional Borrowers.
     (a) A Wholly Owned Restricted Subsidiary of the Opco (other than a Foreign Subsidiary) may become an Additional Borrower under this Agreement, and shall be bound by and entitled to the benefits and obligations of this Agreement as a Borrower hereunder to the same extent as any other Borrower, upon not less than 10 Business Days’ notice to the Administrative Agent and each Lender (or such shorter period as may be agreed by the Administrative Agent) and upon the fulfillment of the following conditions:
     (i) Resolutions and Officers’ Certificates. Such Additional Borrower shall deliver the items identified in Sections 4.01(a)(iii), (iv), and (vi) with respect to such Additional Borrower.
     (ii) No Default. No Default shall have occurred and be continuing, and the Administrative Agent shall have received a certificate of a Responsible Officer of the MLP so certifying.
     (iii) Representations and Warranties. The representations and warranties of Borrowers in Article V, shall be true and correct in all material respects with respect to such Additional Borrower, as of the date such Additional Borrower executes the Additional Borrower Counterpart described in clause (iv) below.
     (iv) Additional Borrower Counterpart. An Additional Borrower Counterpart to this Agreement has been duly executed by such Additional Borrower, Opco, the MLP, the Subsidiary Guarantors and the Administrative Agent substantially in the form of Exhibit H hereto (the “Additional Borrower Counterpart”), which shall set forth the borrowing sublimit for such Additional Borrower as agreed by the Administrative Agent and such Additional Borrower, or such other agreement in form and substance satisfactory to such Additional Borrower and the Administrative Agent.
     (v) Notes. The Administrative Agent shall have received a Note, drawn to the order of each Lender requesting a Note, duly executed by such Additional Borrower.
     (vi) Opinions of Counsel. The Administrative Agent shall have received legal opinions with respect to such Additional Borrower, dated as of the date such Additional Borrower executes the Additional Borrower Counterpart, addressed to the Administrative Agent and the Lenders, having substantially the same coverage as those opinions delivered pursuant to Section 4.01(a)(v).
     (vii) Know Your Customer Compliance. Following the giving of any notice pursuant to this Section 2.17, if the designation of such Subsidiary as a Additional Borrower obligates the Administrative Agent or any Lender to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, Opco shall, promptly upon the request of the Administrative Agent or any Lender, supply such documentation and other evidence as is reasonably requested by the Administrative Agent or any Lender in order for the Administrative Agent or such Lender to carry out and be reasonably satisfied it has complied with the results of all necessary “know your customer” or other similar checks under all applicable laws and regulations.
     (b) Upon fulfillment of the conditions in Section 2.17(a), the Administrative Agent will promptly notify each Lender of the date that such Additional Borrower becomes an Additional Borrower hereunder.
     (c) If for any reason Opco shall fail to own 100% of the Equity Interests of any Additional Borrower, such Additional Borrower shall make the prepayments required pursuant to Section 2.05(f) and (g) and upon the making of such prepayments shall no longer be deemed an Additional Borrower under this Agreement or any other Loan Document.

     2.18 Liability of Borrowers; Appointment of Opco as Agent for the Subsidiary Borrowers. Notwithstanding anything to the contrary in this Agreement, each party hereto agrees as follows:
     (a) (i) Each Borrower shall be severally liable to the Lenders for all Loans made to such Borrower, all L/C Obligations related to Letters of Credit issued at the request of such Borrower, all interest attributable to the foregoing, and all other Obligations directly related or attributable thereto.
     (ii) Unless otherwise expressly provided herein, the liability of a Subsidiary Borrower for Obligations other than those described in the preceding clause (i) (“Other Obligations”) shall be limited to such Subsidiary Borrower’s Proportionate Share of such Other Obligations. For purposes of this Section, the “Proportionate Share” of a Subsidiary Borrower means at any time a percentage determined by dividing the Borrowing Sublimit of such Subsidiary Borrower in effect at such time by the dollar amount of the Aggregate Commitments at such time.
     (iii) Each Subsidiary Borrower’s liability under Article III and under Section 10.04(b) shall in each case be limited to the liability that results from or is directly related to such Subsidiary Borrower’s actions or inaction, or is related to the Obligations of such Subsidiary Borrower.
     (b) Each Borrower acknowledges that the Administrative Agent (on behalf of the Lenders) may exercise remedies against such Borrower and its property separately, whether or not the Administrative Agent exercises remedies against any other Borrower or its property.
     (c) With respect to all Obligations, the Administrative Agent may enforce the Obligations of one or more Borrower without enforcing the Obligations of any other Borrower and vice versa. Any failure or inability of the Administrative Agent to enforce the Obligations of one or more Borrowers shall not in any way limit the Administrative Agent’s right to enforce the Obligations of any other Borrower.
     (d) WIC hereby irrevocably appoints, and each other Subsidiary Borrower, by its execution of the Subsidiary Guaranty or an Additional Borrower Counterpart, shall be deemed to irrevocably appoint, Opco to act as its agent for all purposes of the Loan Documents, including taking any action or receiving any communication on behalf of such Borrower in connection with the Loan Documents. Each of the Lenders and Agent shall be entitled to deal with any Subsidiary Borrower through Opco and to rely on any instructions or other communications from Opco on behalf of any Subsidiary Borrower. Notwithstanding the appointment of Opco as agent for the Subsidiary Borrowers hereunder, the Administrative Agent and the Lenders shall be entitled to, but shall not be required to, deal directly with any Subsidiary Borrower for purposes of the Loan Documents.
     2.19 Additional Guarantors.
     (a) Opco may (but will not be required to) designate any Restricted Subsidiary as a Guarantor, upon the fulfillment of the following conditions:
     (i) Counterpart to Subsidiary Guaranty. The Administrative Agent shall have received the Subsidiary Guaranty or an Additional Guarantor Counterpart as defined in the Subsidiary Guaranty duly executed by such Restricted Subsidiary, or such other agreement in form and substance satisfactory to the Administrative Agent.
     (ii) Resolutions and Officers’ Certificates. Such Restricted Subsidiary shall deliver the items identified in Sections 4.01(a)(iii), (iv), and (vi) with respect to such Restricted Subsidiary.

     (iii) Opinions of Counsel. The Administrative Agent shall have received legal opinions with respect to such Guarantor, dated as of the date such Restricted Subsidiary executes the documentation referred to in clause (i) above, addressed to the Administrative Agent and the Lenders, having substantially the same coverage as those opinions delivered pursuant to Section 4.01(a)(v).
     (b) Upon fulfillment of the conditions in Section 2.19(a), the Administrative Agent will promptly notify each Lender of the date that such Restricted Subsidiary becomes a Guarantor hereunder.
     2.20 Unrestricted Subsidiaries.
     (a) Opco may designate one or more Restricted Subsidiaries of Opco as Unrestricted Subsidiaries, provided that (i) all Investments made in such Subsidiary at the time of such designation (treating such Investments as having been made on the date of such designation) shall be permitted under Section 7.02, (ii) after giving effect to such designation, the MLP and any Restricted Subsidiary that owns Equity Interests in such Subsidiary are in compliance with the provisions of Article VII, including Section 7.01, and are in pro forma compliance with Sections 7.03 and 7.12, (iii) no Default of Event of Default shall exist or result from such designation, and (iv) the MLP has provided to the Administrative Agent a Responsible Officer’s certificate in form and substance satisfactory to the Administrative Agent to the effect that each of the foregoing conditions have been satisfied.
     (b) Opco may designate any Unrestricted Subsidiary to be a Restricted Subsidiary, provided that such designation may be made only if at the time of such designation and after giving effect thereto, (i) if such Unrestricted Subsidiary has outstanding Indebtedness, it would be permitted to incur such Indebtedness pursuant to Section 7.03 on the date of designation, (ii) after giving effect to such designation, the MLP and any Borrower that owns Equity Interests in such Subsidiary shall be in pro forma compliance with Section 7.12, (iii) the representations and warranties herein that are applicable to Restricted Subsidiaries shall be true and correct with respect to such Subsidiary, (iv) no Default of Event of Default shall exist or result from such designation, and (v) the MLP has provided to the Administrative Agent a Responsible Officer’s certificate in form and substance satisfactory to the Administrative Agent to the effect that each of the foregoing conditions have been satisfied.
ARTICLE III.
TAXES, YIELD PROTECTION AND ILLEGALITY
     3.01 Taxes.
     (a) Payments Free of Taxes. Any and all payments by or on account of any obligation of any Borrower hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, provided that if a Borrower shall be required by applicable law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or L/C Issuer, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Borrower shall make such deductions and (iii) such Borrower shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.
     (b) Payment of Other Taxes by the Borrowers. Without limiting the provisions of subsection (a) above, each Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

     (c) Indemnification by the Borrowers. Each Borrower shall indemnify the Administrative Agent, each Lender and the L/C Issuer, within 30 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent, such Lender or the L/C Issuer, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrowers by a Lender or the L/C Issuer (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the L/C Issuer, shall be conclusive absent manifest error.
     (d) Evidence of Payments. Within 30 days after any payment of Indemnified Taxes or Other Taxes by any Borrower to a Governmental Authority, such Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
     (e) Status of Lenders. Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which any Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to the Borrowers (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by any Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if requested by any Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by any Borrower or the Administrative Agent as will enable the Borrowers or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.
     Without limiting the generality of the foregoing, in the event that a Borrower is resident for tax purposes in the United States, any Foreign Lender shall deliver to such Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of such Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:
     (i) duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,
     (ii) duly completed copies of Internal Revenue Service Form W-8ECI,
     (iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of a Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) duly completed copies of Internal Revenue Service Form W-8BEN, or
     (iv) any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit such Borrower to determine the withholding or deduction required to be made.

     (f) Treatment of Certain Refunds. If the Administrative Agent, any Lender or the L/C Issuer determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by a Borrower or with respect to which a Borrower has paid additional amounts pursuant to this Section, it shall pay to such Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by such Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent, such Lender or the L/C Issuer, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that such Borrower, upon the request of the Administrative Agent, such Lender or the L/C Issuer, agrees to repay the amount paid over to such Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or the L/C Issuer in the event the Administrative Agent, such Lender or the L/C Issuer is required to repay such refund to such Governmental Authority. This subsection shall not be construed to require the Administrative Agent, any Lender or the L/C Issuer to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Borrower or any other Person.
     3.02 Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurodollar Rate Loans, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrowers through the Administrative Agent, any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Committed Loans to Eurodollar Rate Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrowers that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, each Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender made to such Borrower to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans. Upon any such prepayment or conversion by a Borrower, such Borrower shall also pay accrued interest on the amount so prepaid or converted.
     3.03 Inability to Determine Rates. If the Required Lenders determine that for any reason in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof that (a) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan, (b) adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan, or (c) the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrowers and each Lender. Thereafter, the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, each Borrower may revoke any pending request made by such Borrower for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Committed Borrowing of Base Rate Loans in the amount specified therein.
     3.04 Increased Costs.
     (a) Increased Costs Generally. If any Change in Law shall:
     (i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement contemplated by Section 3.04(e)) or the L/C Issuer;
     (ii) subject any Lender or the L/C Issuer to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any Eurodollar Rate Loan made by it, or change the basis of taxation of payments to such Lender or the L/C Issuer in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.01 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or the L/C Issuer); or
     (iii) impose on any Lender or the L/C Issuer or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Rate Loans made by such Lender or any Letter of Credit or participation therein;
and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Rate Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or the L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or the L/C Issuer, the Borrowers will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.
     (b) Capital Requirements. If any Lender or the L/C Issuer determines that any Change in Law affecting such Lender or the L/C Issuer or any Lending Office of such Lender or such Lender’s or the L/C Issuer’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the L/C Issuer’s capital or on the capital of such Lender’s or the L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the L/C Issuer, to a level below that which such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the L/C Issuer’s policies and the policies of such Lender’s or the L/C Issuer’s holding company with respect to capital adequacy), then from time to time the Borrowers will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company for any such reduction suffered.
     (c) Certificates for Reimbursement. A certificate of a Lender or the L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or the L/C Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to Opco shall be conclusive absent manifest error. The Borrowers shall pay such Lender or the L/C Issuer, as the case may be, the amount shown as due on any such certificate within 30 days after receipt thereof.
     (d) Delay in Requests. Failure or delay on the part of any Lender or the L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s or the L/C Issuer’s right to demand such compensation, provided that no Borrower shall be required to compensate a Lender or the L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than 180 days prior to the date that such Lender or the L/C Issuer, as the case may be, notifies such Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).
     (e) Reserves on Eurodollar Rate Loans. Each applicable Borrower shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurodollar Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan, provided such Borrower shall have received at least 30 days’ prior notice (with a copy to the Administrative Agent) of such additional interest from such Lender. If a Lender fails to give notice 30 days prior to the relevant Interest Payment Date, such additional interest shall be due and payable 30 days from receipt of such notice.
     3.05 Compensation for Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, each Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:
     (a) any continuation, conversion, payment or prepayment of any Loan to such Borrower other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);
     (b) any failure by such Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan made, or to be made, to such Borrower other than a Base Rate Loan on the date or in the amount notified by or on behalf of such Borrower; or
     (c) any assignment of a Eurodollar Rate Loan made, or to be made, to such Borrower on a day other than the last day of the Interest Period therefor as a result of a request by such Borrower pursuant to Section 10.13;
excluding any loss of anticipated profits, but including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. Each applicable Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.
     For purposes of calculating amounts payable by any Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.
     3.06 Mitigation Obligations; Replacement of Lenders.
     (a) Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or a Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrowers hereby agree to pay the reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
     (b) Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, Opco may replace such Lender in accordance with Section 10.13.
     3.07 Survival. All of the Borrowers’ obligations under this Article III shall survive termination of the Aggregate Commitments and repayment of all other Obligations hereunder.
ARTICLE IV.
CONDITIONS PRECEDENT TO CREDIT EXTENSIONS
     4.01 Conditions of Initial Credit Extension. The obligation of the L/C Issuer and each Lender to make its initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent:
     (a) The Administrative Agent’s receipt of the following, each of which shall be originals or telecopies or electronic facsimiles, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to the Administrative Agent and each of the Lenders:
     (i) executed counterparts of this Agreement, the Parent Guaranty and the Opco Guaranty;
     (ii) a Note executed by each Borrower in favor of each Lender requesting a Note;
     (iii) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party;
     (iv) such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party and each of its Subsidiaries is duly organized or formed and in good standing in its jurisdiction of organization;
     (v) a favorable opinion of Bracewell & Giuliani LLP, counsel to the Loan Parties, a favorable opinion of the General Counsel of the General Partner, and a favorable opinion of special Colorado counsel to WIC, in each case, addressed to the Administrative Agent and each Lender, as to the matters set forth in Exhibit G-1, G-2 and G-3 respectively and such other matters concerning the Loan Parties and the Loan Documents as the Administrative Agent may reasonably request;
     (vi) a certificate of a Responsible Officer of the MLP either (A) attaching copies of all consents, licenses and approvals required in connection with the execution, delivery and performance by the Loan Parties and the validity against the Loan Parties of the Loan Documents, and such consents, licenses and approvals shall be in full force and effect, or (B) stating that no such consents, licenses or approvals are so required;
     (vii) a certificate signed by a Responsible Officer of the MLP certifying that (A) both before and after giving effect to the MLP Offering Closing, the Initial Asset Acquisition and the

Borrowing on the Closing Date, (a) the representations and warranties of the MLP and the Borrowers contained in Article V or any other Loan Document are true and correct in all material respects on and as of such date, and (b) no Default exists, and (B) there has been no event or circumstance since December 31, 2006 that has had or could be reasonably expected to have, either individually or in the aggregate, (a) a material adverse change in, or a material adverse effect on, the operations, business, assets, properties, liabilities (actual or contingent), or financial condition of the businesses acquired by the MLP in connection with the Initial Asset Acquisition taken as a whole, or the MLP and any of its Subsidiaries, taken as a whole; (b) a material impairment of the rights and remedies of the Administrative Agent or any Lender under any Loan Document, or of the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party;
     (viii) a certificate signed by a Responsible Officer of the MLP certifying that (A) the MLP Offering Closing has been, or substantially concurrently with delivery of such certificate is being, consummated on the Closing Date on the terms described in the MLP Registration Statement and in compliance with applicable Laws; and (B) the Initial Asset Acquisition has been, or substantially concurrently with delivery of such certificate is being, consummated on the Closing Date on the terms described in the MLP Registration Statement and in compliance with applicable Laws and that after giving effect thereto, the MLP and its Restricted Subsidiaries shall own the Acquired Assets free and clear of all Liens other than Permitted Liens;
     (ix) a certificate signed by a Responsible Officer of the MLP (A) attaching a calculation of the pro forma Leverage Ratio of the MLP as of September 30, 2007 after giving effect to the Initial Asset Acquisition and the Credit Extensions on the Closing Date, (B) certifying that the Available Amount as of the Closing Date is not less than $40,000,000, and attaching a calculation of such amount; and (C) certifying as to the current Debt Ratings, if any; and
     (x) such other assurances, certificates, documents, consents or opinions as the Administrative Agent, the L/C Issuer, the Swing Line Lender or the Required Lenders reasonably may require.
     (b) Any fees invoiced at least one Business Day before the Closing Date and required to be paid on or before the Closing Date shall have been paid.
     (c) Unless waived by the Administrative Agent, the Borrowers shall have paid all fees, charges and disbursements of counsel to the Administrative Agent (directly to such counsel if requested by the Administrative Agent) to the extent invoiced prior to or on the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrowers and the Administrative Agent).
     Without limiting the generality of the provisions of the last paragraph of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

     4.02 Conditions to all Credit Extensions. The obligation of each Lender to honor any Request for Credit Extension is subject to the following conditions precedent:
     (a) The representations and warranties of the Borrowers and each other Loan Party contained in Article V (other than Section 5.05(c)) or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects on and as of the date of such Credit Extension, both before and after taking into account such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date.
     (b) No Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds thereof.
     (c) The Administrative Agent and, if applicable, the L/C Issuer or the Swing Line Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.
Each Request for Credit Extension submitted by any Borrower shall be deemed to be a representation and warranty that the conditions specified in Section 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.
ARTICLE V.
REPRESENTATIONS AND WARRANTIES
     Each of the Borrowers and the MLP represent and warrant to the Administrative Agent and the Lenders that:
     5.01 Existence, Qualification and Power. The MLP is a limited partnership duly formed, validly existing and in good standing under the laws of the State of Delaware. Each other Loan Party is duly organized or formed, validly existing and, if applicable, in good standing in the jurisdiction of its organization or formation. Each Loan Party and each of its Restricted Subsidiaries possesses all applicable Business Entity powers and all other authorizations and licenses necessary to engage in its business and operations as now conducted, the failure to obtain or maintain which would have a Material Adverse Effect.
     5.02 Authorization; No Contravention. The execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party are within such Loan Party’s applicable Business Entity powers, have been duly authorized by all necessary applicable Business Entity action, and do not contravene (a) any Loan Party’s Organizational Documents, or (b) any Law or any material Contractual Obligation binding on or affecting any Loan Party.
     5.03 Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document.
     5.04 Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, except as may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by general principles of equity.

     5.05 Financial Statements; No Material Adverse Effect.
     (a) The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present the financial condition of WIC and its results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein.
     (b) The unaudited financial statements for WIC set forth in the MLP Registration Statement and the related statements of income or operations, shareholders’ equity and cash flows for the fiscal quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present the financial condition of WIC as of the date thereof and its results of operations for the period covered thereby, subject to the absence of footnotes and to normal year-end audit adjustments.
     (c) Since December 31, 2006, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.
     5.06 Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the MLP or the Borrowers, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against any Loan Party or any of their Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby, or (b) except as described in the MLP Registration Statement either individually or in the aggregate, if determined adversely, could reasonably be expected to have a Material Adverse Effect.
     5.07 No Default. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.
     5.08 Ownership of Property; Liens. Each Loan Party and each of their Restricted Subsidiaries has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
     5.09 Environmental Compliance. Except for the matters set forth on Schedule 5.09 and other matters that, in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, no Loan Party or any of its Subsidiaries (a) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (b) is subject to any Environmental Liability, (c) has received notice of any claim with respect to any Environmental Liability or (d) knows of any basis for any Environmental Liability.
     5.10 Taxes. Each Loan Party and each of its Subsidiaries has duly filed all tax returns required to be filed by it, and has duly paid and discharged all taxes, assessments and governmental charges upon it or against its properties now due and payable, the failure to file or pay which, as applicable, would have a Material Adverse Effect, unless and to the extent only that the same are being contested in good faith by the MLP or the applicable Subsidiary by appropriate proceedings and if required by GAAP, for which adequate reserves have been provided in accordance with GAAP.
     5.11 ERISA Compliance.
     (a) No Termination Event has occurred or is reasonably expected to occur with respect to any Plan which, with the giving of notice or lapse of time, or both, would constitute an Event of Default under Section 8.01(h).

     (b) Each Plan has complied with the applicable provisions of ERISA and the Code where the failure to so comply would reasonably be expected to result in a Material Adverse Effect.
     (c) The statement of assets and liabilities of each Plan and the statements of changes in fund balance and in financial position, or the statement of changes in net assets available for plan benefits, for the most recent plan year for which an accountant’s report with respect to such Plan has been prepared, copies of which report have been made available to the Administrative Agent, present fairly, in all material respects, the financial condition of such Plan as at such date and the results of operations of such Plan for the plan year ended on such date.
     (d) Neither the MLP nor any ERISA Affiliate has incurred, or is reasonably expected to incur, any Withdrawal Liability to any Multiemployer Plan which, when aggregated with all other amounts required to be paid to Multiemployer Plans in connection with Withdrawal Liability (as of the date of determination), would have a Material Adverse Effect.
     (e) Neither the MLP nor any ERISA Affiliate has received any notification that any Multiemployer Plan is in reorganization, insolvent or has been terminated, within the meaning of Title IV of ERISA, and no Multiemployer Plan is reasonably expected to be in reorganization, to be insolvent or to be terminated within the meaning of Title IV of ERISA the effect of which reorganization, insolvency or termination would be the occurrence of an Event of Default under Section 8.01(f).
     5.12 Subsidiaries; Equity Interests. As of the Closing Date, the MLP and the Borrowers (a) have no Subsidiaries other than those specifically disclosed in Part (a) of Schedule 5.12, and all of the outstanding Equity Interests in such Subsidiaries are owned by the Loan Party indicated on Schedule 5.12, and (b) have no material equity investments in any other Business Entity other than those disclosed in Part (b) of Schedule 5.12.
     5.13 Margin Regulations; Investment Company Act; Use of Proceeds.
     (a) No Loan Party is engaged and no Loan Party will engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.
     (b) No Loan Party, no Person Controlling any Loan Party, or any Subsidiary of any Loan Party is or is required to be registered as an “investment company” under the Investment Company Act of 1940.
     5.14 Disclosure. No report, financial statement, certificate or other information furnished in writing by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished) contains any material misstatement of fact or, when taken as a whole with publicly available information filed by any Loan Party with the SEC, omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, each of the MLP and each Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.
     5.15 Compliance with Laws. Each Loan Party and each Restricted Subsidiary thereof is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
ARTICLE VI.
AFFIRMATIVE COVENANTS
     So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, the MLP and each of the Borrowers shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02, and 6.03) cause each of their Restricted Subsidiaries to:
     6.01 Financial Statements. Deliver to the Administrative Agent and each Lender, in form and detail satisfactory to the Administrative Agent and the Required Lenders:
     (a) Annually as follows:
     as soon as available, but in any event within 120 days after the end of each fiscal year
     (i) a consolidated balance sheet of the MLP and its Subsidiaries, as at the end of such fiscal year, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, and
     (ii) if Opco, WIC or an Additional Borrower is required to file a Form 10-Q or a Form 10-K with the SEC, a consolidated balance sheet of such Person and its Subsidiaries, as at the end of such fiscal year, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all prepared in accordance with GAAP, audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit; and
     (iii) if WIC or an Additional Borrower is not required to file a Form 10-K or Form 10-Q with the SEC, a consolidated balance sheet of such Person and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, subject only to the absence of footnotes, all in reasonable detail, certified by a Responsible Officer of the MLP as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of such Person and its Subsidiaries in accordance with GAAP; and
     (b) Quarterly as follows:
as soon as available, but in any event within 60 days after the end of each of the first three fiscal quarters of each fiscal year or, in the case of the fiscal quarter most recently ended prior to the Closing Date, within 60 days after the Closing Date:
     (i) a consolidated balance sheet of the MLP and its Subsidiaries, at the end of such fiscal quarter, and the related consolidated statements of income or operations, shareholders’

equity and cash flows for such fiscal quarter and for the portion of the MLP’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, and
     (ii) a consolidated balance sheet of WIC and its Subsidiaries, and a consolidated balance sheet of each other Subsidiary Borrower and its Subsidiaries, in each case at the end of such fiscal quarter, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal quarter and for the portion of such Subsidiary Borrower’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail, certified by a Responsible Officer of the MLP as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of the MLP and its Subsidiaries or the applicable Subsidiary Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments (if applicable) and the absence of footnotes.
As to any information contained in materials furnished pursuant to Section 6.02(b), the MLP and the Borrowers shall not be separately required to furnish such information under clause (a) or (b) above, but the foregoing shall not be in derogation of the obligation of the MLP and the Borrowers to furnish the information and materials described in clauses (a) and (b) above at the times specified therein.
     6.02 Certificates; Other Information. Deliver to the Administrative Agent and each Lender, in form and detail satisfactory to the Administrative Agent and the Required Lenders:
     (a) within five Business Days after the delivery of the financial statements referred to in Section 6.01(a) and Section 6.01(b) (but in any event, no later than the deadlines for delivery of financial statements set forth in Section 6.01(a) or 6.01(b), as applicable) a duly completed Compliance Certificate signed by a Responsible Officer of the MLP;
     (b) promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the equity owners of the MLP, and copies of all annual, regular, periodic and special reports and registration statements which the MLP may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to the Administrative Agent pursuant hereto;
     (c) within 10 days after sending or filing thereof, a copy of each FERC Form No. 2: Annual Report of Major Natural Gas Companies, sent or filed by any Borrower or other Restricted Subsidiary to or with the FERC; and
     (d) promptly, such additional information regarding the business, financial or corporate affairs of the MLP or any Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may from time to time reasonably request.
     The electronic posting of any financial reports, notices or other items required to be furnished pursuant to Section 6.01 or 6.02 on a website established by the MLP and accessible by the Administrative Agent free of charge and notice of such posting to the Administrative Agent shall constitute delivery for all purposes of Section 6.01 or 6.02.
     Notwithstanding anything contained herein, in every instance the MLP shall be required to provide paper copies of the Compliance Certificates required by Section 6.02(a) to the Administrative Agent. Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the MLP and the Borrowers with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.
     Each of the MLP and the Borrowers hereby acknowledges that (a) the Administrative Agent and/or the Arranger will make available to the Lenders and the L/C Issuer materials and/or information provided by or on behalf of the MLP and the Borrowers hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the MLP, the Borrowers or their respective Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. Each of the MLP and the Borrowers hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” each of the MLP and the Borrowers shall be deemed to have authorized the Administrative Agent, the Arranger, the L/C Issuer and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the MLP or any Borrower or their respective securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (z) the Administrative Agent and the Arranger shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”
     6.03 Notices. Notify the Administrative Agent and each Lender:
     (a) promptly after, and in any event within five Business Days after any Responsible Officer has knowledge, of the occurrence of any Default that is continuing;
     (b) promptly after, and in any event within five Business Days after any Responsible Officer has knowledge, of the occurrence of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including (i) any dispute, litigation, investigation, proceeding or suspension between any Loan Party or any Restricted Subsidiary thereof and any Governmental Authority or (ii) the commencement of, or any material development in, any litigation or proceeding affecting any Loan Party or any Restricted Subsidiary thereof, including pursuant to any applicable Environmental Laws;
     (c) as soon as practicable and in any event (i) within 30 days after a Loan Party, any of its Restricted Subsidiaries or any ERISA Affiliate knows or has reason to know that any Termination Event described in clause (a) of the definition of Termination Event with respect to any Plan has occurred that could reasonably be expected to have a Material Adverse Effect, and (ii) within 10 days after a Loan Party, any of its Restricted Subsidiaries or any ERISA Affiliate knows or has reason to know that any other Termination Event with respect to any Plan has occurred, a statement of a Responsible Officer describing such Termination Event and the action, if any, that the Loan Party, its Restricted Subsidiary or such ERISA Affiliate proposes to take with respect thereto;
     (d) promptly and in any event within five Business Days after receipt thereof by a Loan Party, any of its Restricted Subsidiaries or any ERISA Affiliate, copies of each notice received by a Loan Party or any of its Restricted Subsidiaries from the PBGC stating its intention to terminate any Plan or to have a trustee appointed to administer any Plan which termination could reasonably be expected to have a Material Adverse Effect;

     (e) promptly and in any event within 30 days after the filing thereof with the Internal Revenue Service, copies of each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) with respect to each Single Employer Plan;
     (f) promptly and in any event within five Business Days after receipt thereof by a Loan Party, any of its Restricted Subsidiaries or any ERISA Affiliate from the sponsor of a Multiemployer Plan, a copy of each notice received by a Loan Party, any of its Restricted Subsidiaries or any ERISA Affiliate concerning (i) the imposition of Withdrawal Liability by a Multiemployer Plan, (ii) the determination that a Multiemployer Plan is, or is expected to be, in reorganization or insolvent within the meaning of Title IV of ERISA, (iii) the termination of a Multiemployer Plan within the meaning of Title IV of ERISA, or (iv) the amount of liability incurred, or expected to be incurred, by a Loan Party, any of its Restricted Subsidiaries or any ERISA Affiliate in connection with any event described in clause (i), (ii), or (iii) above, in each case if such event could reasonably be expected to have a Material Adverse Effect; and
     (g) promptly after, and in any event within five Business Days after any Responsible Officer has knowledge, of the occurrence of any material change in accounting policies or financial reporting practices by the MLP or any Restricted Subsidiary.
Each notice pursuant to this Section 6.03 (other than Section 6.03(g)) shall be accompanied by a statement of a Responsible Officer of the MLP setting forth details of the occurrence referred to therein and stating what action the MLP or such Restricted Subsidiary, as applicable, has taken and proposes to take with respect thereto.
     6.04 Preservation of Existence, Etc.
     (a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.04 or 7.05 or where the failure to so preserve would not have a Material Adverse Effect and except that nothing herein shall prevent any change in Business Entity form of any Subsidiary of the MLP, and
     (b) take reasonable action to maintain permits, licenses and franchises necessary in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.
     6.05 Maintenance of Properties. (a) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; and (b) make all necessary repairs thereto and renewals and replacements thereof, except in the case of both the foregoing clauses (a) and (b) where the failure to do so could not reasonably be expected to have a Material Adverse Effect.
     6.06 Maintenance of Insurance. Maintain or cause to be maintained with financially sound and reputable insurance companies (or through self-insurance), property damage and liability insurance of such types, in such amounts and against such risks as is commercially reasonable to maintain; and furnish to the Administrative Agent, upon written request, full information as to the insurance carried.
     6.07 Compliance with Laws. Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

     6.08 Books and Records.
     (a) Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving its assets and business; and (b) maintain such books of record and account in conformity with all applicable material requirements of any Governmental Authority having regulatory jurisdiction over it.
     6.09 Inspection Rights. At any reasonable time and from time to time, permit the Administrative Agent or any of the Lenders or any agents or representatives thereof, to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, the MLP and any of its Restricted Subsidiaries, and to discuss the affairs, finances and accounts of the MLP and any of its Restricted Subsidiaries with any of their officers and, in the company of an officer of the MLP or the applicable Restricted Subsidiary if so requested by the MLP, with their independent certified public accountants.
     6.10 Use of Proceeds. Use the proceeds of the Credit Extensions (a) to fund a distribution and loan repayment to EPC and its Subsidiaries on the Closing Date in connection with the Initial Asset Acquisition in accordance with the terms described in the MLP Registration Statement, and (b) for general corporate purposes not in contravention of any Law or of any Loan Document.
     6.11 Maintenance of Separateness. Observe organizational formalities and keep separate books and records. Such books ands records shall be kept separate from EPC and Unrestricted Subsidiaries.
ARTICLE VII.
NEGATIVE COVENANTS
     So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, the MLP and each of the Borrowers shall not, nor shall they permit any of their Restricted Subsidiaries to, directly or indirectly:
     7.01 Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:
     (a) Liens pursuant to any Loan Document;
     (b) Liens existing on the date hereof and listed on Schedule 7.01 and any renewals or extensions thereof, provided that (i) the property covered thereby is not changed, (ii) the amount secured or benefited thereby is not increased except as contemplated by Section 7.03(a)(iv), and (iii) the direct or any contingent obligor with respect thereto is not changed, and (iv) any renewal or extension of the obligations secured or benefited thereby is permitted by Section 7.03(a)(iv);
     (c) Liens for taxes, assessments, obligations under workers’ compensation or other social security legislation or other requirements, charges or levies of any Governmental Authority, in each case not yet overdue, or which are being contested in good faith by appropriate proceedings diligently conducted;
     (d) inchoate Liens and charges imposed by law and incidental to construction, maintenance, development or operation of properties, or the operation of business, in the ordinary course of business if payment of the obligation secured thereby is not yet overdue or if the validity or amount of which is being contested in good faith by the MLP or any of its Restricted Subsidiaries;

     (e) pledges and deposits to secure the performance of bids, tenders, trade or government contracts and leases (other than for Indebtedness), licenses, statutory obligations, surety bonds, performance bonds, completion bonds and other obligations of a like kind, in each case incurred in the ordinary course of business;
     (f) easements, servitudes, rights-of-way and other rights, exceptions, reservations, conditions, limitations, covenants and other restrictions that do not materially interfere with the operation, value or use of the properties affected thereby;
     (g) any Lien on any asset (including a capital lease) securing Indebtedness incurred or assumed for the purpose of financing all or any part of the cost of acquiring such asset, provided that such Lien attaches to such asset concurrently with or within 180 days after the acquisition thereof;
     (h) Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(g) or appeal or surety bonds related to such judgments;
     (i) Liens existing on any property or asset of any Person that becomes a Restricted Subsidiary of the MLP or any Borrower after the Closing Date prior to the time such Person becomes a Restricted Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such Person becoming a Restricted Subsidiary, (ii) such Lien shall not apply to any other property or assets of the MLP, any Borrower or any Restricted Subsidiary, (iii) such Lien shall secure only those obligations which it secures on the date such Person becomes a Restricted Subsidiary and any renewals, extensions and modifications (but not increases) thereof;
     (j) conventional provisions contained in contracts or agreements affecting properties under which the MLP or a Restricted Subsidiary is required immediately before the expiration, termination or abandonment of a particular property to reassign to such Person’s predecessor in title all or a portion of such Person’s rights, titles and interests in and to all or portion of such property;
     (k) any Lien consisting of (i) landlord’s liens under leases to which the MLP or any of its Restricted Subsidiaries is a party or other Liens on leased property reserved in leases thereof for rent or for compliance with the terms of such leases (other than Liens securing Indebtedness), (ii) rights reserved to or vested in any municipality or governmental, statutory or public authority to control or regulate any property of the MLP or any of its Restricted Subsidiaries, or to use such property in any manner which does not materially impair the use of such property for the purposes for which it is held by the MLP or any such Restricted Subsidiary, (iii) obligations or duties to any municipality or public authority with respect to any franchise, grant, license, lease or permit and the rights reserved or vested in any governmental authority or public utility to terminate any such franchise, grant, license, lease or permit or to condemn or expropriate any property, and (iv) zoning laws and ordinances and municipal regulations;
     (l) Liens on the Equity Interests in, or Indebtedness or other obligations of, an Unrestricted Subsidiary securing the payment of a Project Financing or securing Equity Contribution Obligations as permitted by clauses (i) and (iii) of the definition of “Non-Recourse” set forth in Section 1.01;
     (m) Liens that ratably secure the Obligations and other Indebtedness, subject to customary collateral trust or similar arrangements and execution by the Administrative Agent and the other necessary parties of appropriate documentation governing such arrangement; and
     (n) Liens securing Indebtedness in an aggregate principal amount not to exceed, at the time of incurrence of such Indebtedness, an amount equal to 10% of Consolidated Net Tangible Assets as of the most recent Quarter End Date for which financial statements have been delivered pursuant to Section 6.01(a) or 6.01(b).

Liens permitted by this Section 7.01 may also extend to products and proceeds (including dividends, distributions, interest and like payments on or with respect to, and insurance and condemnation proceeds and rental, lease, licensing and similar proceeds) of, and property evidencing or embodying, or constituting rights or other general intangibles directly relating to or arising out of, and accessions and improvements to, such property subject to such Liens.
     7.02 Certain Investments.
     (a) Make any Investments after the Closing Date in an Unrestricted Subsidiary or in any other Person that is not a Subsidiary at the time of (or as a result of) such Investment, unless (i) the lines of business in which such Unrestricted Subsidiary or other Person is primarily engaged are permitted for the MLP and its Restricted Subsidiaries under this Agreement, and (ii) at the time of the making of such Investment and after giving effect thereto, the MLP shall be in compliance on a pro forma basis with Section 7.12 and, if such Investment is made by a Restricted Subsidiary, such Restricted Subsidiary shall be in compliance with Section 7.03(b), in each case as of the most recent Quarter End Date for which financial statements have been delivered pursuant to Section 6.01(a) or 6.01(b);
     (b) Make any Investments in Non-U.S./Canadian Persons in excess of $5,000,000 in the aggregate; and
     (c) The MLP may not directly own Equity Interests in any Person other than Opco and Financing Vehicles.
     7.03 Indebtedness.
     (a) Create, incur, assume or suffer to exist any Indebtedness, except that, subject to the limitations set forth in Section 7.03(b), the following Indebtedness shall be permitted:
     (i) Indebtedness among the MLP and its Restricted Subsidiaries, provided that in the case of Indebtedness owed by a Loan Party to a Restricted Subsidiary of the MLP other than Opco, such Indebtedness is subordinated to the Obligations on subordination terms reasonably acceptable to the Administrative Agent;
     (ii) Indebtedness outstanding on the Closing Date and listed on Schedule 7.03;
     (iii) Indebtedness of any Person that becomes a Restricted Subsidiary after the Closing Date existing prior to the time such Person becomes a Restricted Subsidiary; provided that such Indebtedness is not created in contemplation of or in connection with such Person becoming a Restricted Subsidiary;
     (iv) refinancings, refundings, renewals or extensions (“Refinancing Indebtedness”) of Indebtedness incurred pursuant to clause (ii) and (iii) above (“Existing Indebtedness”), provided that in each such case, (1) any Loan Party or Restricted Subsidiary who is not obligated on the Existing Indebtedness shall be not be obligated in respect of the Refinancing Indebtedness, and (2) the amount of such Existing Indebtedness is not increased except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such Refinancing Indebtedness; and
     (v) Indebtedness under the Loan Documents and other Indebtedness of the MLP or any Restricted Subsidiary not described by the foregoing clauses (i) through (iv) provided that at the time of incurring the Indebtedness permitted by this clause, after giving effect thereto, (x) the MLP shall be in pro forma compliance with Section 7.12(a) determined as of the most recent

Quarter End Date for which financial statements have been delivered pursuant to Section 6.01(a) or 6.01(b), as applicable, and (y) no Default shall have occurred and be continuing.
     (b) Notwithstanding the foregoing, the parties agree that:
     (i) the outstanding principal balance of Indebtedness of WIC (other than the Obligations) shall not at any time exceed $50,000,000;
     (ii) a Regulated Restricted Subsidiary (including any Borrower that is a Regulated Restricted Subsidiary) may incur Indebtedness only if at the time of incurring such Indebtedness and after giving effect thereto, the Leverage Ratio of such Regulated Restricted Subsidiary, determined as of the most recent Quarter End Date for which financial statements have been delivered pursuant to Section 6.01(a) or 6.01(b), as applicable, does not exceed 5.00 to 1.00;
     (iii) an Unregulated Restricted Subsidiary (including Opco and any other Borrower that is an Unregulated Restricted Subsidiary) that is a Guarantor may incur Indebtedness only if at the time of incurring such Indebtedness and after giving effect thereto, the Leverage Ratio of such Guarantor, determined as of the most recent Quarter End Date for which financial statements have been delivered pursuant to Section 6.01(a) or 6.01(b), as applicable, does not exceed 5.00 to 1.00;
     (iv) an Unregulated Restricted Subsidiary (including any Borrower that is an Unregulated Restricted Subsidiary) not a Guarantor may incur Indebtedness only if at the time of incurring such Indebtedness and after giving thereto, the aggregate amount of Indebtedness of all Unregulated Restricted Subsidiaries that are not Guarantors does not exceed an aggregate amount equal to 10% of Consolidated Net Tangible Assets as of the most recently completed fiscal quarter; and
     (v) in the event that a Subsidiary (other than Opco) owns, directly or indirectly, Equity Interests or other Investments in WIC, in any other Regulated Subsidiary, in SNG or in CIG, such Subsidiary may not incur any Indebtedness (other than Obligations under this Agreement) or Recourse Equity Contribution Obligations or enter into any Swap Contracts.
     7.04 Fundamental Changes. In the case of the MLP, Opco, WIC and an Additional Borrower, merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets unless (i) at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing, (ii) if the MLP is involved in any such transaction, either it is the surviving or resultant entity or the recipient of any such sale, transfer, lease or other disposition of assets, or the continuing or surviving Business Entity is a limited partnership organized under the laws of the United States or a State thereof and unconditionally assumes by written agreement reasonably satisfactory to the Administrative Agent all of the performance and payment obligations of the MLP under each Loan Document to which it is a party, (iii) if Opco is involved in any such transaction, it is the surviving or resultant entity or the recipient of any such sale, transfer, lease or other disposition of assets, (iv) if WIC is involved in any such transaction, it is the surviving or resultant entity or the recipient of any such sale, transfer, lease or other disposition of assets, and (v) if an Additional Borrower is involved in any such transaction with a Person other than the MLP or Opco, an Additional Borrower (or a Person that becomes an Additional Borrower upon the completion of such transaction) is the surviving or resultant entity or the recipient of any such sale, transfer, lease or other disposition of assets; provided, however, that in no event shall any such merger, consolidation, sale, transfer, lease or other disposition whether or not otherwise permitted by this Section 7.04 have the effect of releasing the MLP or any Borrower from any of its obligations and liabilities under this Agreement or any other Loan Document.

     7.05 Dispositions.
     (a) Make any Disposition or enter into any agreement to make any Disposition, except:
     (i) Dispositions of obsolete or worn out property or assets (or property or assets no longer useful in the business of the relevant Loan Party) in the ordinary course of business and leases or subleases of unused office or other space entered into by any Loan Party on an arms-length basis and in the ordinary course of business;
     (ii) Dispositions of inventory in the ordinary course of business;
     (iii) Dispositions of equipment or real property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are reinvested within 365 days in assets to be used in the business of the Borrowers or their Restricted Subsidiaries;
     (iv) Dispositions of property by any Restricted Subsidiary to the MLP or to a Wholly Owned Restricted Subsidiary;
     (v) Dispositions of any receivables and related rights pursuant to any Alternate Program so long as immediately before and immediately after giving effect to such Disposition the MLP and any Subsidiaries parties thereto are in compliance with Section 7.12 and Section 7.13, determined on a pro forma basis as of the most recent Quarter End Date for which financial statements have been delivered pursuant to Section 6.01(a) or 6.01(b);
     (vi) Investments permitted under Section 7.02;
     (vii) Dispositions of property or assets by a Restricted Subsidiary other than WIC to a Restricted Subsidiary, or to a Business Entity that after giving effect to such Disposition will become a Restricted Subsidiary in which the MLP’s direct or indirect Equity Interest will be at least as great as its direct or indirect Equity Interests in the transferor immediately prior to such Disposition;
     (viii) Dispositions constituting licenses of intellectual property in the ordinary course of business; ;
     (ix) Dispositions of cash or cash equivalents;
     (x) Dispositions of Indebtedness or instruments or other obligations that are received as consideration for any Disposition of property or assets permitted by this Section 7.05;
     (xi) Dispositions of investments (including Equity Interests and Indebtedness or instruments or other obligations) that are received in connection with the bankruptcy or reorganization of suppliers, customers or other Persons, or in settlement of, or pursuant to any judgment or other order in respect of, delinquent obligations of, or litigation proceedings or other disputes with, or from exercises of rights or remedies against, any such Persons; and
     (xii) any other Disposition by the Loan Parties and their Restricted Subsidiaries provided that at the time of such Disposition, (i) no Default shall exist or would result from such Disposition and (ii) the book value of the property being Disposed of, together with the book value of all other property disposed of in reliance on this clause (xii) during the fiscal year in which such Disposition occurs, shall not exceed 10% of Consolidated Net Tangible Assets as of the most recent Quarter End Date for which financial statements have been delivered pursuant to Section 6.01(a) or 6.01(b).

     (b) Notwithstanding the foregoing, the parties agree that Opco shall not Dispose of any Equity Interest in WIC, and WIC shall continue to be a Wholly Owned Subsidiary of Opco, either directly or through intermediate Wholly Owned Restricted Subsidiaries of Opco.
     7.06 Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that:
     (a) on the Closing Date, the MLP may make a cash distribution to EPC and its Subsidiaries to reimburse EPC and its Subsidiaries for capital expenditures, all in accordance with the MLP Registration Statement;
     (b) (i) each Restricted Subsidiary may make Restricted Payments to a Loan Party or a Restricted Subsidiary of a Loan Party, and (ii) any non-Wholly Owned Restricted Subsidiary may make Restricted Payments to any other Person that owns an Equity Interest in such Subsidiary, ratably according to their respective holdings of the type of Equity Interest in respect of which such Restricted Payment is being made;
     (c) so long as no Default which would become an Event of Default under clauses (f) or (g) of Section 8.01 or an Event of Default shall have occurred and be continuing or would result therefrom, the MLP may make distributions; and
     (d) so long as no Default which would become an Event of Default under clauses (f) or (g) of Section 8.01 or an Event of Default shall have occurred and be continuing or would result therefrom, the MLP may purchase, redeem or otherwise acquire Equity Interests issued by it.
     7.07 Change in Nature of Business. Engage in any line of business other than gathering, transporting, processing and storing natural gas or other hydrocarbons or any businesses reasonably related or incidental thereto.
     7.08 Transactions with Affiliates. Sell, lease or otherwise transfer any property to, or purchase, lease or otherwise acquire any property from, or otherwise engage in any other transaction with, any Affiliate of the MLP, whether or not in the ordinary course of business, except (a) transactions on terms no less favorable to such Person as would be obtainable by such Person at the time in a comparable arm’s-length transaction or series of transactions with a person other than an Affiliate of the MLP, (b) transactions among the MLP and the Restricted Subsidiaries (other than the GP LLCs), (c) transactions described in the MLP Registration Statement, and (d) transactions the value of which are de minimis in relation to the assets, liabilities or revenues of the Loan Party or Restricted Subsidiary engaging in such transaction.
     7.09 Burdensome Agreements. Directly or indirectly, enter into or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition on (a) the ability of any Loan Party to create or permit to exist any Lien on any of its property or (b) the ability of any Restricted Subsidiary to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to the MLP or any Restricted Subsidiary or to Guaranty Indebtedness of the MLP or any Restricted Subsidiary or to otherwise transfer assets to or invest in the MLP or any Restricted Subsidiary (any such prohibition, restriction or imposition of condition of the type described in the forgoing clause (a) or (b) is herein called a “Burdensome Restriction”); provided that
(1) clauses (a) and (b) of this Section shall not apply to restrictions and conditions imposed by law or by any Loan Document,
(2) clauses (a) and (b) of this Section shall not apply to restrictions and conditions existing on the date hereof and identified on Schedule 7.09, or any extension, refinancing or renewal thereof on market terms and conditions, provided that the terms of any Burdensome Restriction contained in such extension, refinancing or renewal is no more restrictive than the Burdensome Restrictions being extended, refinanced or renewed,
(3) clauses (a) and (b) of this Section shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Restricted Subsidiary pending such sale, provided that such restrictions and conditions apply only to the Restricted Subsidiary that is to be sold and such sale is permitted hereunder,
(4) clause (a) of this Section shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property securing such Indebtedness,
(5) clause (a) of this Section shall not apply to customary provisions in leases and other contracts entered into in the ordinary course of business restricting the assignment thereof,
(6) clauses (a) and (b) of this Section shall not apply to Indebtedness issued by a Restricted Subsidiary that is otherwise permitted hereunder on market-clearing terms, provided that the Burdensome Restrictions so imposed are not any more restrictive than those applicable to the MLP pursuant to this Agreement; and
(7) the foregoing clauses (a) of this Section shall not apply to the receivables and related assets owned by a Restricted Subsidiary whose only activities are to purchase receivables from the MLP or a Restricted Subsidiary and resell such receivables, in each case pursuant to an Alternate Program.
     7.10 Amendment to Organization Documents. Amend, or permit any Subsidiary to amend, any of its or their Organization Documents in any manner that could reasonably be expected to adversely and materially affect the rights of the Lenders under this Agreement or their ability to enforce any provisions of this Agreement or that could reasonably be expected to have a Material Adverse Effect.
     7.11 Use of Proceeds. Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.
     7.12 Leverage Ratio.
     (a) Permit the Leverage Ratio of the MLP or the Leverage Ratio of Opco to exceed 5.00 to 1.00 as of December 31, 2007 or as of any Quarter-End Date thereafter; provided, that as of any Quarter-End Date that is during an Acquisition Period, such ratio shall not exceed 5.50 to 1.00.
     (b) Permit the Leverage Ratio of any Subsidiary Borrower to exceed 5.00 to 1.00 as of December 31, 2007 or as of any Quarter-End Date thereafter.
     7.13 Unrestricted Subsidiaries.
     (a) Permit any Regulated Unrestricted Subsidiary to incur Indebtedness if at the time of incurring such Indebtedness and after giving effect thereto, the Leverage Ratio of such Regulated Unrestricted Subsidiary, determined on a pro forma basis as of the most recent Quarter-End Date for which financial statements have been delivered pursuant to Section 6.01(a) or Section 6.01(b), as applicable, exceeds 5.00 to 1.00.

     (b) Permit any Unrestricted Subsidiary to hold, directly or indirectly, any Equity Interest in, or any Indebtedness of, the MLP, any Restricted Subsidiary, CIG or SNG.
     (c) Permit the MLP, any Borrower or any Restricted Subsidiary to guarantee or otherwise become liable in respect of any Indebtedness or other obligations of, grant any Lien on any of its property to secure any Indebtedness of or other obligation of, or provide any other form of credit support to, any Unrestricted Subsidiary, unless in each case these are Non-Recourse.
     (d) Permit any Unrestricted Subsidiary to engage directly or indirectly in any business or conduct any operations except as permitted under Section 7.07 for the Loan Parties.
     7.14 Swap Contracts. Enter into or permit to exist any obligations under Swap Contracts other than Swap Contracts entered into by such Person in the ordinary course of business for the purpose of mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation or taking a “market view.”
ARTICLE VIII.
EVENTS OF DEFAULT AND REMEDIES
     8.01 Events of Default. Any of the following shall constitute an Event of Default:
     (a) Non-Payment. Any Borrower or any other Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan or any L/C Obligation, or (ii) within five Business Days after the same becomes due, any interest on any Loan or on any L/C Obligation, or any fee due hereunder, or any other amount payable hereunder or under any other Loan Document; or
     (b) Specific Covenants. Any Borrower fails to perform or observe any term, covenant or agreement contained in any of Section 6.03(a), 6.04(a) (with respect to the MLP, Opco, and any other Borrower), 6.10 or Article VII; or
     (c) Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days; or
     (d) Representations and Warranties. Any representation or warranty made or deemed made by or on behalf of the MLP, any Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or
     (e) Cross-Default. (i) The General Partner, the MLP or any Restricted Subsidiary
     (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, required repurchase or redemption or otherwise) in respect of any Indebtedness or Guaranty (other than Indebtedness hereunder) having an aggregate outstanding principal amount of more than the Threshold Amount, or
     (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guaranty or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event (other than an exercise of voluntary prepayment or voluntary purchase option or analogous right or any issuance or Disposition of Equity Interests or other assets, or an incurrence or issuance of Indebtedness or other obligations, giving rise to a repayment or prepayment obligation in respect of such Indebtedness if such repayment or prepayment is paid when due) occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guaranty (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), prior to its stated maturity, or such Guaranty to become payable or cash collateral in respect thereof to be demanded; or
     (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which the General Partner, the MLP or any Restricted Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which the General Partner, the MLP or any Restricted Subsidiary is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by the General Partner, the MLP or such Restricted Subsidiary as a result thereof is greater than the Threshold Amount and is not paid when due; or
     (iii) The MLP or any Restricted Subsidiary fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, required repurchase or redemption or otherwise) in respect of Recourse Equity Contribution Obligations having an aggregate outstanding principal amount of more than the Threshold Amount; or
     (f) Insolvency Proceedings, Etc. The MLP, any other Loan Party, the General Partner, or any Restricted Subsidiary (if such Restricted Subsidiary has total Assets in excess of the Threshold Amount) (any of the foregoing, a “Material Related Party”) shall (A) generally not pay its debts as such debts become due; or (B) admit in writing its inability to pay its debts generally; or (C) make a general assignment for the benefit of creditors; or (i) any proceeding shall be instituted or consented to by any Material Related Party seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property; or (ii) any such proceeding shall have been instituted against any Material Related Party and either such proceeding shall not be stayed or dismissed for 60 consecutive days or any of the actions referred to above sought in such proceeding (including the entry of an order for relief against it or the appointment of a receiver, trustee, custodian or other similar official for it or any substantial part of its property) shall occur; or (iii) any Material Related Party shall take any corporate action to authorize any of the actions set forth above in this paragraph (f); or
     (g) Judgments. Any judgment or order for the payment of money in an aggregate amount in excess of the Threshold Amount (net of insurance coverage which is reasonably expected to be paid by the insurer and as to which the insurer has not denied coverage) shall be rendered against the General Partner, the MLP or any Restricted Subsidiary or any combination thereof and either (i) the same shall remain undischarged for a period of 45 consecutive days during which execution shall not be effectively stayed, or (ii) enforcement proceedings are commenced by a judgment creditor to attach or levy upon any property or assets of the General Partner, the MLP or a Restricted Subsidiary to enforce any such judgment or order; provided, however, that with respect to any such judgment or order that is subject to the terms of one or more settlement agreements that provide for the obligations thereunder to be paid or performed over time, such judgment or order shall not be deemed hereunder to be undischarged unless and until the General Partner, the MLP or the applicable Restricted Subsidiary, as applicable, shall have failed to pay any amounts due and owing thereunder (payment of which shall not have been stayed) after expiration of all grace periods for payment provided in such settlement agreement; or
     (h) ERISA. (1) Any Termination Event with respect to a Plan shall have occurred and, 30 days after notice thereof shall have been given to the MLP by the Administrative Agent, such

Termination Event shall still exist; or (2) the MLP or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that it has incurred Withdrawal Liability to such Multiemployer Plan; or (3) the MLP or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization, or is insolvent or is being terminated, within the meaning of Title IV of ERISA; or (4) any Person shall engage in a “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan; and in each case in clauses (i) through (iv) above, such event or condition, together with all other such events or conditions, if any, would result in an aggregate liability of the MLP or any ERISA Affiliate that would have a Material Adverse Effect; or
     (i) Invalidity of Loan Documents. Any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party or any other Person contests in any manner the validity or enforceability of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document; or
     (j) Change of Control. There occurs any Change of Control.
     8.02 Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:
     (a) declare the commitment of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;
     (b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrowers;
     (c) require that each Borrower Cash Collateralize the L/C Obligations attributable to such Borrower (in an amount equal to the then Outstanding Amount thereof); and
     (d) exercise on behalf of itself, the Lenders and the L/C Issuer all rights and remedies available to it, the Lenders and the L/C Issuer under the Loan Documents;
provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to any Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of each Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.
     8.03 Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any payments made by or on behalf of any Loan Party on the Obligations shall be applied by the Administrative Agent in the following order:
     First, to payment of that portion of the Obligations of such Loan Party constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the

Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;
     Second, to payment of that portion of the Obligations of such Loan Party constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders and the L/C Issuer (including fees, charges and disbursements of counsel to the respective Lenders and the L/C Issuer and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this clause Second payable to them;
     Third, to payment of that portion of the Obligations of such Loan Party constituting accrued and unpaid Letter of Credit Fees and interest on the Loans, L/C Borrowings and other Obligations, ratably among the Lenders and the L/C Issuer in proportion to the respective amounts described in this clause Third payable to them;
     Fourth, to payment of that portion of the Obligations of such Loan Party constituting unpaid principal of the Loans, L/C Borrowings, and amounts owing to Lender Swap Parties under Lender Swap Contracts, ratably among the Lenders, the L/C Issuer and the Lender Swap Providers in proportion to the respective amounts described in this clause Fourth owed to them;
     Fifth, to the Administrative Agent for the account of the L/C Issuer, to Cash Collateralize that portion of the Obligations of such Loan Party constituting L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit; and
     Last, the balance, if any, after all of the Obligations of such Loan Party have been indefeasibly paid in full, to such Loan Party or as otherwise required by Law.
     Subject to Section 2.03(c), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations of the applicable Loan Party, if any, in the order set forth above.
ARTICLE IX.
ADMINISTRATIVE AGENT
     9.01 Appointment and Authority. Each of the Lenders and the L/C Issuer hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuer, and no Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.
     9.02 Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with any Loan Party or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

     9.03 Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:
     (a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;
     (b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and
     (c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrowers or any of their respective Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.
     The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 10.01 and Section 8.02) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by a Borrower, a Lender or the L/C Issuer.
     The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
     9.04 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or the L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or the L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for a Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

     9.05 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.
     9.06 Resignation of Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuer and the Borrowers. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrowers, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the L/C Issuer, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrowers and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the L/C Issuer under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the L/C Issuer directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.
     Any resignation by Bank of America as Administrative Agent pursuant to this Section shall also constitute its resignation as L/C Issuer and Swing Line Lender. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer and Swing Line Lender, (b) the retiring L/C Issuer and Swing Line Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit.
     9.07 Non-Reliance on Administrative Agent and Other Lenders. Each Lender and the L/C Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
     9.08 No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Bookrunners, Arrangers or other agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the L/C Issuer hereunder.
     9.09 Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the applicable Borrowers) shall be entitled and empowered, by intervention in such proceeding or otherwise
     (a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuer and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuer and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuer and the Administrative Agent under Sections 2.03(i) and (j), 2.09 and 10.04) allowed in such judicial proceeding; and
     (b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the L/C Issuer to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuer, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 10.04).
     Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or the L/C Issuer to authorize the Administrative Agent to vote in respect of the claim of any Lender or the L/C Issuer in any such proceeding.
     9.10 Guaranty Matters.
     (a) The Lenders and the L/C Issuer, and, by their acceptance of the benefits of the Guaranty Agreements, the Lender Swap Providers, irrevocably authorize the Administrative Agent, at its option and in its discretion, to release any Guarantor (other than the MLP and Opco) from its obligations under its Guaranty Agreement if such Person ceases to be a Restricted Subsidiary as a result of a transaction permitted hereunder.

     Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release any Guarantor from its obligations under its Guaranty Agreement pursuant to this Section 9.10(a).
     (b) The benefit of the Guaranty Agreements shall also extend to and be available to Lender Swap Providers on a pro rata basis as set forth in Section 8.03 in respect of any obligations of the Loan Parties or any of their Restricted Subsidiaries which arise under any Lender Swap Contract. For the avoidance of doubt, for purposes of the definition of “Lender Swap Provider”, a Person ceases to be a Lender hereunder if (a) pursuant to an assignment, such Person ceases to have any Commitment, Loans and LC Credit Exposure hereunder or (b) the Commitments of all of the Lenders hereunder have been terminated and all principal, interest and other amounts outstanding under this Agreement have been paid in full in cash (whether as a result of repayment at maturity, prepayment in connection with the refinancing of this Agreement or otherwise). No Lender Swap Provider shall have any voting rights under this Agreement or any other Loan Document as a result of the existence of obligations owed to it under any such Lender Swap Agreements. The Administrative Agent shall not be deemed to have knowledge of any Lender Swap Contract unless it receives written notice from the Loan Parties or the Lender Swap Provider that is a party thereto, such notice to specify that such Lender Swap Provider is a “Lender Swap Provider” as herein defined and to specify that such Lender Swap Contract is a “Lender Swap Contract” as herein defined.
ARTICLE X.
MISCELLANEOUS
     10.01 Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrowers or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrowers or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:
     (a) waive any condition set forth in Section 4.01(a) without the written consent of each Lender;
     (b) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender;
     (c) postpone any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;
     (d) reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (iv) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary (i) to amend the definition of “Default Rate” or to waive any obligation of the Borrowers to pay interest or Letter of Credit Fees at the Default Rate or (ii) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or L/C Borrowing or to reduce any fee payable hereunder;
     (e) change Section 2.13, Section 8.03 or the definition of “Applicable Percentage” in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender;

     (f) change any provision of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder without the written consent of each Lender; or
     (g) release a Guarantor from its Guaranty Agreement without the written consent of each Lender, except to the extent the release of any Guarantor is permitted pursuant to Section 9.10 (in which case such release may be made by the Administrative Agent acting alone);
and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the L/C Issuer in addition to the Lenders required above, affect the rights or duties of the L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lender in addition to the Lenders required above, affect the rights or duties of the Swing Line Lender under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; and (iv) the Fee Letters may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender.
If a Lender does not consent to a proposed amendment, consent, waiver or release with respect to a Loan Document that requires the consent of each Lender, if such amendment, consent, waiver or release has been approved by the Required Lenders, Opco may replace such non-consenting Lender pursuant to Section 10.13; provided that such amendment, consent, waiver or release can be effected as a result of the assignment contemplated by such Section (together with all other such assignments required by Opco to be made pursuant to this paragraph).
     10.02 Notices; Effectiveness; Electronic Communication.
     (a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:
     (i) if to any Borrower, the Administrative Agent, the L/C Issuer or the Swing Line Lender, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and
     (ii) if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.
Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

     (b) Electronic Communications. Notices and other communications to the Lenders and the L/C Issuer hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the L/C Issuer pursuant to Article II if such Lender or the L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or any Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.
     Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
     (c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Borrower, any Lender, the L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of any Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to any Borrower, any Lender, the L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).
     (d) Change of Address, Etc. Each of the Borrowers, the Administrative Agent, the L/C Issuer and the Swing Line Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrowers, the Administrative Agent, the L/C Issuer and the Swing Line Lender. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to any Borrower or its securities for purposes of United States Federal or state securities laws.
     (e) Reliance by Administrative Agent, L/C Issuer and Lenders. The Administrative Agent, the L/C Issuer and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices and Swing Line Loan Notices) purportedly given by or on behalf of a Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. Each Borrower shall indemnify the Administrative Agent, the L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of such Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.
     10.03 No Waiver; Cumulative Remedies. No failure by any Lender, the L/C Issuer or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.
     10.04 Expenses; Indemnity; Damage Waiver.
     (a) Costs and Expenses. The Borrowers shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of one counsel for the Administrative Agent and the Arrangers), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, any Lender or the L/C Issuer (including the fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or the L/C Issuer), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit. The liability of each Subsidiary Borrower pursuant to this Section 10.04(a) shall be subject to the limitations set forth in Section 2.18.
     (b) Indemnification by the Borrowers. The Borrowers shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and the L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by any Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan

Documents, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the MLP or any of its Subsidiaries, or any Environmental Liability related in any way to the MLP or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the MLP, any Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNITEE; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee, (y) result from a claim brought by the MLP, any Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the MLP, such Borrower or such Loan Party, as applicable, has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction, or (z) result from any dispute arising solely between or among any Lenders, Agents, L/C Issuers or other Indemnitees which dispute is not a direct or indirect result of any act or omission of any Loan Party or any of its Subsidiaries. The liability of each Subsidiary Borrower pursuant to this Section 10.04(b) shall be subject to the limitations set forth in Section 2.18.
     (c) Reimbursement and Indemnification by Lenders.
     (i) Each Lender severally agrees to indemnify on demand the Administrative Agent (and any sub-agent thereof), the L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Agent/Issuer-Related Indemnitee”) (to the extent not reimbursed by or on behalf of the Borrowers and without limiting any obligations of the Borrowers to do so), pro rata, according to each such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought), and hold harmless each Agent/Issuer-Related Indemnitee from and against, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Agent/Issuer-Related Indemnitee), incurred by or against the Administrative Agent (and any sub-agent thereof) or an L/C Issuer acting in its capacity as such, or incurred by or against any Related Party of any of the foregoing acting for the Administrative Agent (and any sub-agent thereof) or an L/C Issuer in connection with such capacity, arising out of arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, the administration of this Agreement and the other Loan Documents, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the MLP or any of its Subsidiaries, or any Environmental Liability related in any way to the MLP or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the MLP, any Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE

AGENT/ISSUER-RELATED INDEMNITEE (all of the foregoing, collectively, “Indemnified Liabilities”); provided, that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or the L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or L/C Issuer in connection with such capacity; and provided further that such indemnity shall not be available to an Agent/Issuer-Related Indemnitee to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent/Issuer-Related Indemnitee; and provided, further, that no action taken by the Administrative Agent in accordance with the directions of the Required Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section.
     (ii) To the extent that the MLP or any Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), the L/C Issuer or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the L/C Issuer or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or the L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or L/C Issuer in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.12(e).
     (d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, the MLP and each Borrower agrees not to assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.
     (e) Payments. All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.
     (f) Survival. The agreements in this Section shall survive the resignation of the Administrative Agent, the L/C Issuer and the Swing Line Lender, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.
     10.05 Payments Set Aside. To the extent that any payment by or on behalf of any Borrower is made to the Administrative Agent, the L/C Issuer or any Lender, or the Administrative Agent, the L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required

(including pursuant to any settlement entered into by the Administrative Agent, the L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and the L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders and the L/C Issuer under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.
     10.06 Successors and Assigns.
     (a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the L/C Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
     (b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this subsection (b), participations in L/C Obligations and in Swing Line Loans) at the time owing to it); provided that any such assignment shall be subject to the following conditions:
          (i) Minimum Amounts.
     (A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and
     (B) in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, each Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single

Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met.
          (ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not apply to the Swing Line Lender’s rights and obligations in respect of Swing Line Loans;
          (iii) Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:
     (A) the consent of each Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund;
     (B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender;
     (C) the consent of the L/C Issuer (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding); and
     (D) the consent of the Swing Line Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment.
          (iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.
          (v) No Assignment to Borrowers. No such assignment shall be made to a Borrower or any of the Affiliates or Subsidiaries of any Borrower.
          (vi) No Assignment to Natural Persons. No such assignment shall be made to a natural person.
     Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, each Borrower (as applicable and at its expense) shall execute and deliver a

Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.
     (c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
     (d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrowers or the Administrative Agent, sell participations to any Person (other than a natural person or any Borrower or any of the Affiliates or Subsidiaries of any Borrower) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Administrative Agent, the Lenders and the L/C Issuer shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.
     Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that affects such Participant. Subject to subsection (e) of this Section, each Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.13 as though it were a Lender.
     (e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with Opco’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless Opco is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Section 3.01(e) as though it were a Lender.
     (f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
     (g) Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
     (h) Resignation as L/C Issuer or Swing Line Lender after Assignment. Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Commitment and Loans pursuant to subsection (b) above, Bank of America may, (i) upon 30 days’ notice to the Borrowers and the Lenders, resign as L/C Issuer and/or (ii) upon 30 days’ notice to the Borrower, resign as Swing Line Lender. In the event of any such resignation as L/C Issuer or Swing Line Lender, the Borrowers shall be entitled to appoint from among the Lenders a successor L/C Issuer or Swing Line Lender hereunder; provided, however, that no failure by the Borrowers to appoint any such successor shall affect the resignation of Bank of America as L/C Issuer or Swing Line Lender, as the case may be. If Bank of America resigns as L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Committed Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)). If Bank of America resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Committed Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c). Upon the appointment of a successor L/C Issuer and/or Swing Line Lender, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swing Line Lender, as the case may be, and (b) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.
     10.07 Treatment of Certain Information; Confidentiality. Each of the Administrative Agent, the Lenders and the L/C Issuer agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective managers, administrators, trustees, partners, directors, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or any Eligible Assignee invited to be a Lender pursuant to Section 2.15(c) or (ii) any actual or prospective party (or its managers, administrators, trustees, partners, directors, officers, employees, agents, advisors and other representatives) to any swap or derivative or similar transaction under which payments are to be made by reference to the MLP or any Subsidiary and its obligations, this Agreement or payments hereunder, (iii) any rating agency, or (iv) the CUSIP Service Bureau or any similar organization, (g) with the consent of the Borrowers or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender, the L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than the MLP or a Subsidiary.

     For purposes of this Section, “Information” means all information received from the MLP or a Subsidiary relating to the MLP or a Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the L/C Issuer on a nonconfidential basis prior to disclosure by the MLP or a Subsidiary, provided that, in the case of information received from the MLP or a Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
     Each of the Administrative Agent, the Lenders and the L/C Issuer acknowledges that (a) the Information may include material non-public information concerning the MLP or a Subsidiary, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.
     10.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, the L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the L/C Issuer or any such Affiliate to or for the credit or the account of any Loan Party against any and all of the obligations of such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or the L/C Issuer, irrespective of whether or not such Lender or the L/C Issuer shall have made any demand under this Agreement or any other Loan Document and although such obligations of such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender or the L/C Issuer different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender, the L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the L/C Issuer or their respective Affiliates may have. Each Lender and the L/C Issuer agrees to notify Opco and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.
     10.09 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to each applicable Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.
     10.10 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.
     10.11 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.
     10.12 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
     10.13 Replacement of Lenders. If any Lender requests compensation under Section 3.04, if any Lender is unable to fund Eurodollar Rate Loans, if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, if any Lender is a Defaulting Lender or if any other circumstance exists hereunder that gives the Borrowers the right to replace a Lender as a party hereto, then Opco may, at the sole expense and effort of the Borrowers, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:
     (a) the Borrowers shall have paid to the Administrative Agent the assignment fee specified in Section 10.06(b);
     (b) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts);
     (c) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and
     (d) such assignment does not conflict with applicable Laws.
     A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.

     10.14 Governing Law; Jurisdiction; Etc.
     (a) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
     (b) SUBMISSION TO JURISDICTION. EACH BORROWER IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN MANHATTAN COUNTY, NEW YORK AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR THE L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.
     (c) WAIVER OF VENUE. EACH BORROWER IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.
     (d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.
     10.15 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

     10.16 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent and the Arranger, are arm’s-length commercial transactions between each Loan Party and their respective Affiliates, on the one hand, and the Administrative Agent and the Arranger, on the other hand, (B) each Loan Party has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) each Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each of the Administrative Agent and the Arrangers is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for any Loan Party, or any of their respective Affiliates, or any other Person and (B) neither the Administrative Agent nor any Arranger has any obligation to any Loan Party or any of their Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent and the Arrangers and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Loan Parties and their Affiliates, and neither the Administrative Agent nor any Arranger has any obligation to disclose any of such interests to any Loan Party or any of its Affiliates. To the fullest extent permitted by law, each Loan Party hereby waives and releases any claims that it may have against the Administrative Agent and the Arrangers with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.
     10.17 USA PATRIOT Act Notice. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies such Borrower, which information includes the name and address of such Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Borrower in accordance with the Act.
     10.18 ENTIRE AGREEMENT .. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

BORROWERS:

EL PASO PIPELINE PARTNERS OPERATING COMPANY, L.L.C.

By: Name:	/s/ John J. Hopper John J. Hopper
Title:	Vice President and Treasurer

WYOMING INTERSTATE COMPANY, LTD.

By:	WIC Holdings Company, L.L.C.
its general partner

By: Name:	/s/ John J. Hopper John J. Hopper
Title:	Vice President and Treasurer

MLP:

EL PASO PIPELINE PARTNERS, L.P.

By:	El Paso Pipeline GP Company L.L.C.,
its general partner

By: Name:	/s/ John J. Hopper John J. Hopper
Title:	Vice President and Treasurer
Signature Page to
El Paso Pipeline Partners Operating Company, L.L.C.
Credit Agreement

BANK OF AMERICA, N.A., as Administrative Agent

By: Name:	/s/ Ronald E. McKaig Ronald E. McKaig
Title:	Senior Vice President
Signature Page to
El Paso Pipeline Partners Operating Company, L.L.C.
Credit Agreement

BANK OF AMERICA, N.A., as a Lender, L/C Issuer and Swing Line Lender

By: Name:	/s/ Ronald E. McKaig Ronald E. McKaig
Title:	Senior Vice President
Signature Page to
El Paso Pipeline Partners Operating Company, L.L.C.
Credit Agreement

JPMORGAN CHASE BANK, N.A., as a Lender

By: Name:	/s/ Robert W. Traband Robert W. Traband
Title:	Executive Director
Signature Page to
El Paso Pipeline Partners Operating Company, L.L.C.
Credit Agreement

CITIBANK, N.A., as a Lender

By: Name:	/s/ Jim Reilly Jim Reilly
Title:	Attorney-in-Fact
Signature Page to
El Paso Pipeline Partners Operating Company, L.L.C.
Credit Agreement

GOLDMAN SACHS CREDIT PARTNERS L.P., as a Lender

By: Name:	/s/ Mark Walton Mark Walton
Title:	Authorized Signatory
Signature Page to
El Paso Pipeline Partners Operating Company, L.L.C.
Credit Agreement

LEHMAN BROTHERS COMMERCIAL BANK, as a Lender

By: Name:	/s/ Brian McNany Brian McNany
Title:	Authorized Signatory
Signature Page to
El Paso Pipeline Partners Operating Company, L.L.C.
Credit Agreement

THE BANK OF NOVA SCOTIA, as a Lender

By: Name:	/s/ A. Ostrov A. Ostrov
Title:	Director
Signature Page to
El Paso Pipeline Partners Operating Company, L.L.C.
Credit Agreement

THE ROYAL BANK OF SCOTLAND plc, as a Lender

By: Name:	/s/ Patricia Dundee Patricia Dundee
Title:	Managing Director
Signature Page to
El Paso Pipeline Partners Operating Company, L.L.C.
Credit Agreement

UBS LOAN FINANCE LLC, as a Lender

By: Name:	/s/ Irja R. Otsa Irja R. Otsa
Title:	Associate Director

By: Name:	/s/ Mary E. Evans Mary E. Evans
Title:	Associate Director
Signature Page to
El Paso Pipeline Partners Operating Company, L.L.C.
Credit Agreement

CREDIT SUISSE, as a Lender

By: Name:	/s/ James Moran James Moran
Title:	Managing Director

By: Name:	/s/ Nupur Kumar Nupur Kumar
Title:	Associate
Signature Page to
El Paso Pipeline Partners Operating Company, L.L.C.
Credit Agreement

MORGAN STANLEY BANK, as a Lender

By: Name:	/s/ Daniel Twenge Daniel Twenge
Title:	Authorized Signatory
Signature Page to
El Paso Pipeline Partners Operating Company, L.L.C.
Credit Agreement

WACHOVIA BANK, NATIONAL ASSOCIATION, as a Lender

By: Name:	/s/ Shawn Young Shawn Young
Title:	Vice President
Signature Page to
El Paso Pipeline Partners Operating Company, L.L.C.
Credit Agreement

ABN AMRO BANK N.V., as a Lender

By: Name:	/s/ R. Scott Donaldson R. Scott Donaldson
Title:	Director

By: Name:	/s/ Todd D. Vaubel Todd D. Vaubel
Title:	Vice President
Signature Page to
El Paso Pipeline Partners Operating Company, L.L.C.
Credit Agreement

BAYERISCHE HYPO-UND VEREINSBANK AG, NEW YORK BRANCH, as a Lender

By: Name:	/s/ Yoram Dankner Yoram Dankner
Title:	Managing Director

By: Name:	/s/ Shannon Batchman Shannon Batchman
Title:	Director
Signature Page to
El Paso Pipeline Partners Operating Company, L.L.C.
Credit Agreement

BAYERISCHE LANDESBANK, NEW YORK BRANCH, as a Lender

By: Name:	/s/ John Gregory John Gregory
Title:	First Vice President

By: Name:	/s/ Gina Hoey Gina Hoey
Title:	Vice President
Signature Page to
El Paso Pipeline Partners Operating Company, L.L.C.
Credit Agreement

BNP PARIBAS, as a Lender

By: Name:	/s/ Mark A. Cox Mark A. Cox
Title:	Managing Director

By: Name:	/s/ Larry Robinson Larry Robinson
Title:	Director
Signature Page to
El Paso Pipeline Partners Operating Company, L.L.C.
Credit Agreement

DEUTSCHE BANK AG NEW YORK BRANCH, as a Lender

By: Name:	/s/ Marcus Tarkington Marcus Tarkington
Title:	Director

By: Name:	/s/ Ming K. Chu Ming K. Chu
Title:	Vice President
Signature Page to
El Paso Pipeline Partners Operating Company, L.L.C.
Credit Agreement

MERRILL LYNCH BANK USA, as a Lender

By: Name:	/s/ Derek Befus Derek Befus
Title:	Vice President
Signature Page to
El Paso Pipeline Partners Operating Company, L.L.C.
Credit Agreement

ROYAL BANK OF CANADA, as a Lender

By: Name:	/s/ David A. McCluskey David A. McCluskey
Title:	Authorized Signatory
Signature Page to
El Paso Pipeline Partners Operating Company, L.L.C.
Credit Agreement

SOCIETE GENERALE, as a Lender

By: Name:	/s/ Kevin C. Joyce Kevin C. Joyce
Title:	Vice President
Signature Page to
El Paso Pipeline Partners Operating Company, L.L.C.
Credit Agreement

UNION BANK OF CALIFORNIA, N.A., as a Lender

By: Name:	/s/ Jonathan Bigelow Jonathan Bigelow
Title:	Vice President
Signature Page to
El Paso Pipeline Partners Operating Company, L.L.C.
Credit Agreement

WELLS FARGO BANK, N.A., as a Lender

By: Name:	/s/ Sushim Shah Sushim Shah
Title:	Vice President
Signature Page to
El Paso Pipeline Partners Operating Company, L.L.C.
Credit Agreement

THE BANK OF NEW YORK, as a Lender

By: Name:	/s/ Hussam S. Alsahlani Hussam S. Alsahlani
Title:	Vice President
Signature Page to
El Paso Pipeline Partners Operating Company, L.L.C.
Credit Agreement

SCHEDULE 2.01
COMMITMENTS

Lender	Commitment

Bank of America, N.A.	$47,500,000
JPMorgan Chase Bank, N.A.	$47,500,000
Citibank, N.A.	$47,500,000
Goldman Sachs Credit Partners L.P.	$47,500,000
Lehman Brothers Commercial Bank, FSB	$47,500,000
The Bank of Nova Scotia	$47,500,000
The Royal Bank of Scotland plc	$47,500,000
UBS Loan Finance LLC	$47,500,000
Credit Suisse	$38,000,000
Morgan Stanley Bank	$38,000,000
Wachovia Bank, National Association	$38,000,000
ABN AMRO Bank N.V.	$25,000,000
Bayerische Hypo-UND Vereinsbank AG, New York Branch	$25,000,000
Bayerische Landesbank, New York Branch	$25,000,000
BNP Paribas	$25,000,000
Deutsche Bank AG New York Branch	$25,000,000
Merrill Lynch Bank USA	$25,000,000
Royal Bank of Canada	$25,000,000
Societe Generale	$25,000,000
Union Bank of California, N.A.	$25,000,000
Wells Fargo Bank, N.A.	$25,000,000
The Bank of New York	$6,000,000
Total	$750,000,000.00
Schedule 2.01 — Page 1

SCHEDULE 5.09
ENVIRONMENTAL COMPLIANCE
     Matters described under the heading “Environmental Matters” in the MLP Registration Statement.
Schedule 5.09 — Page 1

SCHEDULE 5.12
SUBSIDIARIES AND
OTHER EQUITY INVESTMENTS
Part (a). Subsidiaries.
El Paso Pipeline Partners Operating Company, L.L.C.:100% owned by El Paso Pipeline Partners, L.P.
WIC Holdings Company, L.L.C.: 100% owned by El Paso Pipeline Partners Operating Company, L.L.C.
El Paso Wyoming Gas Supply Company, L.L.C.: 100% owned by El Paso Pipeline Partners Operating Company, L.L.C.
EPPP SNG GP Holdings L.L.C.: 100% owned by El Paso Pipeline Partners Operating Company, L.L.C.
EPPP CIG GP Holdings L.L.C.: 100% owned by El Paso Pipeline Partners Operating Company, L.L.C.
Wyoming Interstate Company, Ltd.: 50% general partnership interest owned by WIC Holdings Company, L.L.C. and 50% limited partnership interest owned by El Paso Wyoming Gas Supply Company, L.L.C.
Unrestricted Subsidiaries.
None
Part (b). Other Equity Investments.
Colorado Interstate Gas Company: 10% general partner interest owned by EPPP CIG GP Holdings L.L.C.; 90% general partner interest owned by El Paso Noric Investments III, L.L.C.
Southern Natural Gas Company: 10% general partner interest owned by EPPP SNG GP Holdings L.L.C.; 90% general partner interest owned by El Paso SNG Holding Company, L.L.C.
Schedule 5.12 — Page 1

SCHEDULE 7.01
EXISTING LIENS
Facilities Lease Agreement between WYCO Development LLC as Secured Party and Wyoming Interstate Company, Ltd. as Debtor, dated as of December 1, 1999 (original amount of lease: $12,018,616.00 and outstanding amount as of October 31, 2007: $8,403,365.29)
Schedule 7.01 — Page 1

SCHEDULE 7.03
EXISTING INDEBTEDNESS
Facilities Lease Agreement between WYCO Development LLC as Secured Party and Wyoming Interstate Company, Ltd. as Debtor, dated as of December 1, 1999 (original amount of lease: $12,018,616.00 and outstanding amount as of October 31, 2007: $8,403,365.29)
Schedule 7.03 — Page 1

SCHEDULE 7.09
BURDENSOME AGREEMENTS
None.
Schedule 7.09 — Page 1

SCHEDULE 10.02
ADMINISTRATIVE AGENT’S OFFICE;
CERTAIN ADDRESSES FOR NOTICES
LOAN PARTIES:
[Name of Loan Party]
c/o El Paso Pipeline Partners, L.P.
1001 Louisiana Street
Houston, TX 77002
Attention: John J. Hopper
Telephone: 713-420-2490
Facsimile: 713-420-2708
Electronic Mail: john.hopper@elpaso.com
ADMINISTRATIVE AGENT:
Administrative Agent’s Office
(for payments and Requests for Credit Extensions):
Bank of America, N.A.
901 Main Street, 14th Floor
Dallas, TX 75202-3714
Attention: Ms. Melissa Lopez
Telephone: (214) 209-2031
Facsimile: (214) 290-9485
Electronic Mail: melissa.lopez@bankofamerica.com
Account No.: 1292000883
Ref: El Paso Pipeline Partners LP — Melissa Lopez
ABA# 026009593
Other Notices as Administrative Agent:
Bank of America, N.A.
Agency Management Services
901 Main Street, 14th Floor
Dallas, TX 75202-3714
Attention: Ms. Renita Cummings
Telephone: (214) 209-4130
Facsimile: (214) 290-8371
Electronic Mail: renita.m.cummings@bankofamerica.com
Schedule 10.02 — Page 1

with a copy to:
Bank of America, N.A.
TX4-213-08-14
700 Louisiana, 8th Floor
Houston, TX 77002
Attention: Ronald E. McKaig
                 Senior Vice President
Telephone: (713) 247-7237
Facsimile: (713) 247-7286
Electronic Mail: ronald.e.mckaig@bankofamerica.com
L/C ISSUER:
Bank of America, N.A.
1000 West Temple Street, 7th Floor
Mail Code: CA9-705-07-05
Los Angeles, CA 90012-1514
Attention: Sandra Leon
                  Vice President
Telephone: (213) 580-8369
Facsimile: (213) 580-8440
Electronic Mail: sandra.leon@bankofamerica.com
SWING LINE LENDER:
Bank of America, N.A.
Credit Services
901 Main Street, 14th Floor
Mail Code: TX1-492-14-04
Dallas, TX 75202-3714
Attention: Melissa Lopez
Telephone: (214) 209-2031
Facsimile: (214-290-9485
Electronic Mail: melissa.lopez@bankofamerica.com
Account No.: 1292000883
Ref: El Paso Pipeline Partners LP — Melissa Lopez
ABA# 026009593
Schedule 10.02 — Page 2

EXHIBIT A
FORM OF COMMITTED LOAN NOTICE
Date:                     ,
To: Bank of America, N.A., as Administrative Agent
Ladies and Gentlemen:
     Reference is made to that certain Credit Agreement, dated as of November 21, 2007 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among El Paso Pipeline Partners Operating Company, L.L.C., a Delaware limited liability company (“Opco”), Wyoming Interstate Company, Ltd., a Colorado limited partnership (“WIC”), the Additional Borrowers from time to time party thereto (together with Opco and WIC, the “Borrowers” and each individually, a “Borrower”), El Paso Pipeline Partners, L.P., a Delaware limited partnership, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender.
     The undersigned hereby requests (select one):
     ☐ A Borrowing of Committed Loans                     ☐ A conversion or continuation of Loans

1.	Name of Borrower: .

2.	On (a Business Day).

3.	In the amount of $ .

4.	Comprised of . [Type of Committed Loan requested]

5.	For Eurodollar Rate Loans: with an Interest Period of months.
     The Committed Borrowing, if any, requested herein complies with the provisos to the first sentence of Section 2.01 of the Agreement.

[INSERT SIGNATURE BLOCK FOR OPCO OR APPLICABLE BORROWER]

By:

Name:

Title:

A-1
Form of Committed Loan Notice

EXHIBIT B
FORM OF SWING LINE LOAN NOTICE
Date:                     ,

To:	Bank of America, N.A., as Swing Line Lender Bank of America, N.A., as Administrative Agent
Ladies and Gentlemen:
     Reference is made to that certain Credit Agreement, dated as of November 21, 2007 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among El Paso Pipeline Partners Operating Company, L.L.C., a Delaware limited liability company (“Opco”), Wyoming Interstate Company, Ltd., a Colorado limited partnership (“WIC”), the Additional Borrowers from time to time party thereto (together with Opco and WIC, the “Borrowers” and each individually, a “Borrower”), El Paso Pipeline Partners, L.P., a Delaware limited partnership, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender.
     The undersigned hereby requests a Swing Line Loan:

1.	Name of Borrower: .

2.	On (a Business Day).

3.	In the amount of $ .
     The Swing Line Borrowing requested herein complies with the requirements of the provisos to the first sentence of Section 2.04(a) of the Agreement.

[INSERT SIGNATURE BLOCK FOR OPCO OR APPLICABLE BORROWER]

By:

Name:

Title:

B-1
Form of Swing Line Loan Notice

EXHIBIT C
FORM OF NOTE

     FOR VALUE RECEIVED, the undersigned (the “Borrower”) hereby promises to pay to                                          or registered assigns (the “Lender”), in accordance with the provisions of the Agreement (as hereinafter defined), the principal amount of each Loan from time to time made by the Lender to the Borrower under that certain Credit Agreement, dated as of November 21, 2007 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among the Borrower, the other borrowers named therein, El Paso Pipeline Partners, L.P., the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender.
     The Borrower promises to pay interest on the unpaid principal amount of each Loan made to such Borrower from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement. Except as otherwise provided in Section 2.04(f) of the Agreement with respect to Swing Line Loans, all payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars in immediately available funds at the Administrative Agent’s Office. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.
     This Note is one of the Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. This Note is also entitled to the benefits of the Guaranty Agreements. Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement. Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business.
     The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Note.
     THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.
C-1
Form of Note

[INSERT SIGNATURE BLOCK FOR APPLICABLE BORROWER]

By:

Name:

Title:

C-2
Form of Note

EXHIBIT D
FORM OF COMPLIANCE CERTIFICATE
Financial Statement Date:                     ,
To: Bank of America, N.A., as Administrative Agent
Ladies and Gentlemen:
     Reference is made to that certain Credit Agreement, dated as of November 21, 2007 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among El Paso Pipeline Partners Operating Company, L.L.C., a Delaware limited liability company (“Opco”), Wyoming Interstate Company, Ltd., a Colorado limited partnership (“WIC”), the Additional Borrowers from time to time party thereto (together with Opco and WIC, the “Borrowers” and each individually, a “Borrower”), El Paso Pipeline Partners, L.P., a Delaware limited partnership (the “MLP”), the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender.
     The undersigned Responsible Officer hereby certifies as of the date hereof that he/she is the                                                             of the MLP, and that, as such, he/she is authorized to execute and deliver this Certificate to the Administrative Agent on the behalf of the MLP, and that:
[Use following paragraph 1 for fiscal year-end financial statements]
     1. The MLP has delivered the year-end audited financial statements required by Section 6.01(a) of the Agreement for the fiscal year of the MLP ended as of the above date, together with the report and opinion of an independent certified public accountant required by such section.
[Use following paragraph 1 for fiscal quarter-end financial statements]
     1. The MLP has delivered the unaudited financial statements required by Section 6.01(b) of the Agreement for the fiscal quarter of the MLP ended as of the above date.
     2. The undersigned has reviewed and is familiar with the terms of the Agreement and has made, or has caused to be made under his/her supervision, a detailed review of the transactions and financial condition of the MLP and its Subsidiaries during the accounting period covered by such financial statements.
     3. [select one:]
     [to the best knowledge of the undersigned, as of the date hereof, no Default has occurred and is continuing.]
—or—
     [to the best knowledge of the undersigned, as of the date hereof, the following is a list of each Default that has occurred and is continuing and its nature and status:]
D-1
Form of Compliance Certificate

     4. The financial covenant analyses and information set forth on the supporting documentation attached hereto are true and accurate in all material respects on and as of the date of this Certificate.
[Insert the following paragraph for fiscal year-end financial statements]
     The MLP represents and warrants that the financial statements delivered in connection herewith (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) (A) in the case of financial statements prepared for the MLP and its Subsidiaries, fairly present the financial condition, results of operations and cash flows of the MLP and its Subsidiaries in accordance with GAAP as at such date and for such period, and (B) in the case of financial statements prepared for any Subsidiary Borrower and its Subsidiaries, fairly present the financial condition, results of operations and cash flows of such Subsidiary Borrower and its Subsidiaries in accordance with GAAP as at such date and for such period [, subject only to the absence of footnotes].1
[Insert the following paragraph for fiscal quarter-end financial statements]
     The MLP represents and warrants that the financial statements delivered in connection herewith (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) (A) in the case of financial statements prepared for the MLP and its Subsidiaries, fairly present the financial condition, results of operations and cash flows of the MLP and its Subsidiaries in accordance with GAAP as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes, and (B) in the case of financial statements prepared for any Subsidiary Borrower and its Subsidiaries, fairly present the financial condition, results of operations and cash flows of such Subsidiary Borrower and its Subsidiaries in accordance with GAAP as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes.
     IN WITNESS WHEREOF, the undersigned has executed this Certificate as of                                         ,                     .

EL PASO PIPELINE PARTNERS, L.P.

By: EL PASO PIPELINE GP COMPANY, L.L.C., its general partner

By:

Name:

Title:

[1]	Insert bracketed language if such financial statements are unaudited
D — 2
Form of Compliance Certificate

EXHIBIT E
ASSIGNMENT AND ASSUMPTION
     This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]2 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]3 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]4 hereunder are several and not joint.]5 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.
     For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the facility identified below (including, without limitation, the Letters of Credit and the Swing Line Loans included in such facility) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

1. Assignor[s]:

2. Assignee[s]:

[for each Assignee, indicate [Affiliate][Approved Fund] of [identify Lender]]

[2]	For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.

[3]	For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.

[4]	Select as appropriate.

[5]	Include bracketed language if there are either multiple Assignors or multiple Assignees.
E — 1
Form of Assignment and Assumption

3. Borrowers: El Paso Pipeline Partners Operating Company, L.L.C. and Wyoming Interstate Company, Ltd. and such Additional Borrowers, if any, as may be added from time to time
4. Administrative Agent: Bank of America, N.A., as the administrative agent under the Credit Agreement
5. Credit Agreement: Credit Agreement, dated as of November 21, 2007, among El Paso Pipeline Partners Operating Company, L.L.C., a Delaware limited liability company, Wyoming Interstate Company, Ltd., a Colorado limited partnership, and the Additional Borrowers from time to time party thereto, as borrowers, El Paso Pipeline Partners, L.P., a Delaware limited partnership, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, L/C Issuer, and Swing Line Lender
6. Assigned Interest[s]:

		Aggregate		Percentage
		Amount of	Amount of	Assigned of
		Commitment/Loans	Commitment/Loans	Commitment/	CUSIP
Assignor[s][6]	Assignee[s][7]	for all Lenders[8]	Assigned	Loans[9]	Number
		$	$	%
		$	$	%
		$	$	%
[7. Trade Date:                     ]10
Effective Date:                     , 20___[TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]
The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR [NAME OF ASSIGNOR]
By:
Title:

[6]	List each Assignor, as appropriate.

[7]	List each Assignee, as appropriate.

[8]	Amounts in this column and in the column immediately to the right to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

[9]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

[10]	To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.
E — 2
Form of Assignment and Assumption

ASSIGNEE [NAME OF ASSIGNEE]
By:
Title:

[Consented to and]11 Accepted:
BANK OF AMERICA, N.A., as
Administrative Agent

By:
Title:
[Consented to:]12

By:
Title:

[11]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

[12]	To be added only if the consent of the Borrower and/or other parties (e.g. Swing Line Lender, L/C Issuer) is required by the terms of the Credit Agreement.
E — 3
Form of Assignment and Assumption

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION
STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION
     1. Representations and Warranties.
     1.1. Assignor. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][[the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.
     1.2. Assignee. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 10.06(b)(iii), (v) and (vi) of the Credit Agreement (subject to such consents, if any, as may be required under Section 10.06(b)(iii) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by [the][such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 6.01 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance upon the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.
     2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date.
E — 4
Form of Assignment and Assumption

     3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.
E — 5
Form of Assignment and Assumption

EXHIBIT F-1
FORM OF CONTINUING GUARANTY
(MLP)
     This Guaranty Agreement (this “Guaranty”) is executed effective as of November 21, 2007. FOR VALUE RECEIVED, the sufficiency of which is hereby acknowledged, and in consideration of credit and/or financial accommodation heretofore or hereafter from time to time made or granted to El Paso Pipeline Partners Operating Company, L.L.C., a Delaware limited liability company (“Opco”),Wyoming Interstate Company, Ltd., a Colorado limited partnership (“WIC”), and each Additional Borrower (together with Opco and WIC, the “Borrowers” and each individually, a “Borrower”) pursuant to that certain Credit Agreement, dated as of November 21, 2007, by and among the Borrowers, El Paso Pipeline Partners, L.P., a Delaware limited partnership, the financial institutions party thereto (collectively, the “Lenders”), and Bank of America, N.A., as administrative agent for the Lenders (“Administrative Agent”), L/C Issuer, and Swing Line Lender (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), the undersigned (the “Guarantor”) hereby furnishes in favor of the Administrative Agent, for the benefit of the Administrative Agent, each L/C Issuer, the Swing Line Lender, each Lender and each Lender Swap Provider (each a “Guaranteed Party” and collectively, the “Guaranteed Parties”) its guaranty of the Guaranteed Obligations (as hereinafter defined) as set forth below. All capitalized terms used but not defined herein shall have the meaning assigned to such term in the Credit Agreement.
     1. Guaranty. The Guarantor hereby, absolutely and unconditionally guarantees, as a guaranty of payment and performance and not merely as a guaranty of collection, the prompt payment in full in Dollars when due, whether at stated maturity, by required prepayment, upon acceleration, demand or otherwise, and at all times thereafter, of any and all existing and future indebtedness and liabilities of every kind, nature and character, direct or indirect, absolute or contingent, liquidated or unliquidated, voluntary or involuntary and whether for principal, interest, premiums, fees indemnities, damages, costs, expenses or otherwise, of each Borrower and of each other Loan Party arising under (i) the Credit Agreement or any other Loan Document, and (ii) any Lender Swap Contract (in each case, including all renewals, extensions, amendments, refinancings and other modifications thereof and all costs, attorneys’ fees and expenses incurred by any Guaranteed Party in connection with the collection or enforcement thereof), and whether recovery upon such indebtedness and liabilities may be or hereafter become unenforceable or shall be an allowed or disallowed claim under any proceeding or case commenced by or against the Guarantor, any Borrower or any other Loan Party under the Bankruptcy Code (Title 11, United States Code), any successor statute or any other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally (collectively, “Debtor Relief Laws”), and including interest that accrues after the commencement by or against any Borrower or any other Loan Party of any proceeding under any Debtor Relief Laws whether or not the claim for such interest is allowed in such proceeding (collectively, the “Guaranteed Obligations”). This Guaranty shall not be affected by the genuineness, validity, regularity or enforceability of the Guaranteed Obligations or any instrument or agreement evidencing any Guaranteed Obligations, or by the existence, validity, enforceability, perfection, non-perfection or extent of any collateral therefor, or by any fact or circumstance relating to the Guaranteed Obligations which might otherwise constitute a defense to the obligations of the Guarantor under this Guaranty, and the Guarantor hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to any or all of the foregoing.
Exhibit F-1 — Page 1
Form of Continuing Guaranty
(MLP)

     2. No Setoff or Deductions; Taxes; Payments. The Guarantor shall make all payments hereunder without setoff or counterclaim and free and clear of and without deduction for any taxes, levies, imposts, duties, charges, fees, deductions, withholdings, compulsory loans, restrictions or conditions of any nature now or hereafter imposed or levied by any jurisdiction or any political subdivision thereof or taxing or other authority therein unless the Guarantor is compelled by law to make such deduction or withholding. If any such obligation (other than one arising with respect to taxes based on or measured by the income or profits of the Guaranteed Parties) is imposed upon the Guarantor with respect to any amount payable by it hereunder, the Guarantor will pay to the Administrative Agent, on behalf of the Guaranteed Parties, on the date on which such amount is due and payable hereunder, such additional amount in U.S. dollars as shall be necessary to enable the Guaranteed Parties to receive the same net amount which the Guaranteed Parties would have received on such due date had no such obligation been imposed upon the Guarantor. The obligations of the Guarantor under this paragraph shall survive the payment in full of the Guaranteed Obligations and termination of this Guaranty.
     3. Rights of Guaranteed Parties. The Guarantor consents and agrees that the Guaranteed Parties may, at any time and from time to time, without notice or demand, and without affecting the enforceability or continuing effectiveness hereof: (a) amend, extend, renew, compromise, discharge, accelerate or otherwise change the time for payment or the terms of the Guaranteed Obligations or any part thereof; (b) take, hold, exchange, enforce, waive, release, fail to perfect, sell, or otherwise dispose of any security for the payment of this Guaranty or any Guaranteed Obligations; (c) apply such security and direct the order or manner of sale thereof as the Guaranteed Parties in their sole discretion may determine; and (d) release or substitute one or more of any endorsers or other guarantors of any of the Guaranteed Obligations. Without limiting the generality of the foregoing, the Guarantor consents to the taking of, or failure to take, any action which might in any manner or to any extent vary the risks of the Guarantor under this Guaranty or which, but for this provision, might operate as a discharge of the Guarantor.
     4. Certain Waivers. The Guarantor waives (a) any defense arising by reason of any disability or other defense of any Borrower or any other Loan Party, or the cessation from any cause whatsoever (including any act or omission of the Guaranteed Parties) of the liability of any Borrower or any other Loan Party; (b) any defense based on any claim that the Guarantor’s obligations exceed or are more burdensome than those of any Borrower or any other Loan Party; (c) the benefit of any statute of limitations affecting the Guarantor’s liability hereunder; (d) any right to require the Guaranteed Parties to proceed against any Borrower or any other Loan Party, proceed against or exhaust any security for the Indebtedness, or pursue any other remedy in the Guaranteed Parties’ power whatsoever; (e) any benefit of and any right to participate in any security now or hereafter held by the Guaranteed Parties; (f) any defense arising from any change in Law affecting any term of the Guaranteed Debt; and (g) to the fullest extent permitted by law, any and all other defenses or benefits that may be derived from or afforded by applicable law limiting the liability of or exonerating guarantors or sureties. The Guarantor expressly waives all setoffs and counterclaims and all presentments, demands for payment or performance, notices of nonpayment or nonperformance, protests, notices of protest, notices of dishonor and all other notices or demands of any kind or nature whatsoever with respect to the Guaranteed Obligations, and all notices of acceptance of this Guaranty or of the existence, creation or incurrence of new or additional Guaranteed Obligations.
     5. Obligations Independent. The obligations of the Guarantor hereunder are those of primary obligor, and not merely as surety, and are independent of the Guaranteed Obligations and the obligations of any other guarantor, and a separate action may be brought against the Guarantor to enforce this Guaranty whether or not any Borrower, any other Loan Party or any other person or entity is joined as a party.
Exhibit F-1 — Page 2
Form of Continuing Guaranty
(MLP)

     6. Subrogation. The Guarantor shall not exercise any right of subrogation, contribution, indemnity, reimbursement or similar rights with respect to any payments it makes under this Guaranty until all of the Guaranteed Obligations and any amounts payable under this Guaranty have been indefeasibly paid and performed in full in cash, the Commitments of the Lenders under the Credit Agreement and the other Loan Documents are terminated, and all Letters of Credit have terminated. If any amounts are paid to the Guarantor in violation of the foregoing limitation, then such amounts shall be held in trust for the benefit of the Guaranteed Parties and shall forthwith be paid to the Administrative Agent, on behalf of the Guaranteed Parties, to reduce the amount of the Guaranteed Obligations, whether matured or unmatured.
     7. Termination; Reinstatement. This Guaranty is a continuing and irrevocable guaranty of all Guaranteed Obligations now or hereafter existing and shall remain in full force and effect until (a) (i) all Guaranteed Obligations are indefeasibly paid in full in cash; (ii) the Commitments of the Lenders under the Credit Agreement and the other Loan Documents are terminated; and (iii) all Letters of Credit have terminated or (b) this Guaranty is released by an instrument in writing signed by the Administrative Agent as provided in the Credit Agreement. Notwithstanding the foregoing, this Guaranty shall continue in full force and effect or be revived, as the case may be, if any payment by or on behalf of any Borrower or any other Loan Party is made, or a Guaranteed Party exercises its right of setoff, in respect of the Guaranteed Obligations and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Guaranteed Party in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Laws or otherwise, all as if such payment had not been made or such setoff had not occurred and whether or not such Guaranteed Party is in possession of or has released this Guaranty and regardless of any prior revocation, rescission, termination or reduction. The obligations of the Guarantor under this paragraph shall survive termination of this Guaranty.
     8. Subordination. The Guarantor hereby subordinates the payment of all obligations and indebtedness of any Borrower or any other Loan Party owing to the Guarantor, whether now existing or hereafter arising, including but not limited to any obligation of any Borrower or any other Loan Party to the Guarantor as subrogee of a Guaranteed Party or resulting from the Guarantor’s performance under this Guaranty, to the indefeasible payment in full in cash of all Guaranteed Obligations. If the Guaranteed Parties so request, any such obligation or indebtedness of any Borrower or any Loan Party to the Guarantor shall be enforced and performance received by the Guarantor as trustee for the Guaranteed Parties and the proceeds thereof shall be paid over to the Administrative Agent, on behalf of the Guaranteed Parties, on account of the Guaranteed Obligations, but without reducing or affecting in any manner the liability of the Guarantor under this Guaranty. No payments on such obligations or indebtedness shall be made to the Guarantor during the continuation of a Default.
     9. Stay of Acceleration. In the event that acceleration of the time for payment of any of the Guaranteed Obligations is stayed, in connection with any case commenced by or against the Guarantor, any Borrower or any other Loan Party under any Debtor Relief Laws, or otherwise, all such amounts shall nonetheless be payable by the Guarantor immediately upon demand by the Guaranteed Parties.
     10. Expenses. The Guarantor shall pay on demand all out-of-pocket expenses (including attorneys’ fees and expenses and the allocated cost and disbursements of internal legal counsel) in any way relating to the enforcement or protection of the Guaranteed Parties’ rights under this Guaranty or in respect of the Guaranteed Obligations, including any incurred during any “workout” or restructuring in respect of the Guaranteed Obligations and any incurred in the preservation, protection or enforcement of any rights of the Guaranteed Parties in any proceeding any Debtor Relief Laws. The obligations of the
Exhibit F-1 — Page 3
Form of Continuing Guaranty
(MLP)

Guarantor under this paragraph shall survive the payment in full of the Guaranteed Obligations and termination of this Guaranty.
     11. Miscellaneous. No amendment or waiver of any provision of this Guaranty, nor consent to any departure by the Guarantor herefrom, shall in any event be effective unless the same shall be in writing and signed, in the case of amendments, by the Guarantor and by Administrative Agent, and, in the case of consents or waivers, by Administrative Agent, and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which made or given. No failure by the Guaranteed Parties to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy or power hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies herein provided are cumulative and not exclusive of any remedies provided by law or in equity. The unenforceability or invalidity of any provision of this Guaranty shall not affect the enforceability or validity of any other provision herein. Unless otherwise agreed by the Guaranteed Parties and the Guarantor in writing, this Guaranty is not intended to supersede or otherwise affect any other guaranty now or hereafter given by the Guarantor for the benefit of the Guaranteed Parties or any term or provision thereof.
     12. Condition of Borrower. The Guarantor acknowledges and agrees that it has the sole responsibility for, and has adequate means of, obtaining from the Borrowers, the other Loan Parties and any other guarantor such information concerning the financial condition, business and operations of the Borrowers, the other Loan Parties and any such other guarantor as the Guarantor requires, and that the Guaranteed Parties have no duty, and the Guarantor is not relying on the Guaranteed Parties at any time, to disclose to the Guarantor any information relating to the business, operations or financial condition of the Borrowers or the other Loan Parties or any other guarantor (the Guarantor waiving any duty on the part of the Guaranteed Parties to disclose such information and any defense relating to the failure to provide the same).
     13. Setoff. If and to the extent any payment is not made when due hereunder, the Guarantor authorizes each Guaranteed Party at any time and from time to time, to the fullest extent permitted by law, to set-off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Guaranteed Party to or for the credit or the account of the Guarantor against any and all of the Guaranteed Obligations, without prior notice to the Guarantor or demand under this Guaranty, all of which are hereby waived, and although such Guaranteed Obligations may be contingent and unmatured. Each Guaranteed Party which sets-off pursuant to this Paragraph 13 shall give prompt notice to the Guarantor affected thereby following the occurrence thereof; provided that the failure to give such notice shall not affect the validity of the set-off. Any payment obtained pursuant to this Paragraph 13 (or in any other manner directly from the Guarantor) by any Guaranteed Party shall be remitted to Administrative Agent and distributed among the Guaranteed Parties in accordance with the provisions of Paragraph 17 below.
     14. Representations and Warranties. The Guarantor represents and warrants that (a) it is duly organized and in good standing under the laws of the jurisdiction of its organization and has full capacity and right to make and perform this Guaranty, and all necessary authority has been obtained; (b) this Guaranty constitutes its legal, valid and binding obligation enforceable in accordance with its terms; (c) the making and performance of this Guaranty does not and will not violate the provisions of any applicable law, regulation or order, and does not and will not result in the breach of, or constitute a default or require any consent under, any material agreement, instrument, or document to which it is a party or by which it or any of its property may be bound or affected; and (d) all consents, approvals, licenses and authorizations of, and filings and registrations with, any governmental authority required under applicable
Exhibit F-1 — Page 4
Form of Continuing Guaranty
(MLP)

law and regulations for the making and performance of this Guaranty have been obtained or made and are in full force and effect.
     15. Indemnification and Survival. Without limitation on any other obligations of the Guarantor or remedies of the Guaranteed Parties under this Guaranty, the Guarantor shall, to the fullest extent permitted by law, indemnify, defend and save and hold harmless each Guaranteed Party from and against, and shall pay on demand, any and all damages, losses, liabilities and expenses (including attorneys’ fees and expenses and the allocated cost and disbursements of internal legal counsel) that may be suffered or incurred by such Guaranteed Party in connection with or as a result of any failure of any Guaranteed Obligations to be the legal, valid and binding obligations of the applicable Borrowers or other Loan Parties or enforceable against such Borrowers or other Loan Parties in accordance with their terms. The obligations of the Guarantor under this paragraph shall survive the payment in full of the Guaranteed Obligations and termination of this Guaranty.
     16. Assignment. This Guaranty shall (a) bind the Guarantor and its successors and assigns, provided that the Guarantor may not assign its rights or obligations under this Guaranty without the prior written consent of the Administrative Agent and each Lender (and any attempted assignment without such consent shall be void), and (b) inure to the benefit of the Guaranteed Parties and their respective successors and assigns and the Administrative Agent and each Lender may, without notice to the Guarantor and without affecting the Guarantor’s obligations hereunder, assign, sell or grant participations in the Guaranteed Obligations and this Guaranty, in whole or in part. The Guarantor agrees that each Guaranteed Party may disclose to any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations of all or part of the Guaranteed Obligations any and all information in the Guaranteed Party’s possession concerning the Guarantor, this Guaranty and any security for this Guaranty.
     17. Application of Payments. Any payment received by the Administrative Agent from the Guarantor (or from any Lender pursuant to Paragraph 13 above), shall be applied by the Administrative Agent in accordance with the Credit Agreement.
     18. Further Assurances. The Guarantor agrees that at any time and from time to time, at the expense of the Guarantor, to promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or desirable, or that the Administrative Agent may reasonably request, to enable the Administrative Agent to protect and to exercise and enforce the rights and remedies of the Guaranteed Parties hereunder.
     19. Notices. All notices, requests and other communications provided for hereunder shall be in writing and given to the Administrative Agent as provided in Section 10.02 of the Credit Agreement. All communications and notices hereunder to the Guarantor shall be given to the Guarantor at their respective addresses set forth on Schedule 10.02 of the Credit Agreement or at such other address as shall be designated by the Guarantor in a written notice to the Administrative Agent.
     20. GOVERNING LAW. THIS GUARANTY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
     21. SUBMISSION TO JURISDICTION. THE GUARANTOR IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN MANHATTAN COUNTY, NEW YORK AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTY OR ANY
Exhibit F-1 — Page 5
Form of Continuing Guaranty
(MLP)

OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND THE GUARANTOR IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. THE GUARANTOR HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS GUARANTY OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT ANY GUARANTEED PARTY MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS GUARANTY OR ANY OTHER LOAN DOCUMENT AGAINST THE GUARANTOR OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.
     22. WAIVER OF VENUE. THE GUARANTOR IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTY OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH 21 ABOVE. THE GUARANTOR HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.
     23. SERVICE OF PROCESS. THE GUARANTOR IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02 OF THE CREDIT AGREEMENT. NOTHING IN THIS GUARANTY WILL AFFECT THE RIGHT OF THE GUARANTOR TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.
     24. WAIVER OF JURY TRIAL. THE GUARANTOR IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS GUARANTY OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). THE GUARANTOR (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT THE ADMINISTRATIVE AGENT AND EACH LENDER HAVE BEEN INDUCED TO ENTER INTO THE LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE FOREGOING WAIVER AND CERTIFICATION.
     25. ENTIRE AGREEMENT. THIS GUARANTY AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES THERETO AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS BETWEEN THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.
Remainder of Page Intentionally Blank.
Signature(s) Page to Follow.
Exhibit F-1 — Page 6
Form of Continuing Guaranty
(MLP)

     IN WITNESS WHEREOF, the undersigned has caused this Guaranty to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.

EL PASO PIPELINE PARTNERS, L.P.

By:	EL PASO PIPELINE GP COMPANY, L.L.C., its general partner

By:
Name:
Title:

Signature Page to Continuing Guaranty
(MLP)

EXHIBIT F-2
FORM OF CONTINUING GUARANTY
(Opco)
     This Guaranty Agreement (this “Guaranty”) is executed effective as of November 21, 2007. FOR VALUE RECEIVED, the sufficiency of which is hereby acknowledged, and in consideration of credit and/or financial accommodation heretofore or hereafter from time to time made or granted to Wyoming Interstate Company, Ltd., a Colorado limited partnership (“WIC”), and each Additional Borrower (together with WIC, the “Borrowers” and each individually, a “Borrower”) pursuant to that certain Credit Agreement, dated as of November 21, 2007, by and among the Borrowers, El Paso Pipeline Partners Operating Company, L.L.C., a Delaware limited liability company, El Paso Pipeline Partners, L.P., a Delaware limited partnership, the financial institutions party thereto (collectively, the “Lenders”), and Bank of America, N.A., as administrative agent for the Lenders (“Administrative Agent”), L/C Issuer, and Swing Line Lender (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), the undersigned (the “Guarantor”) hereby furnishes in favor of the Administrative Agent, for the benefit of the Administrative Agent, each L/C Issuer, the Swing Line Lender, each Lender and each Lender Swap Provider (each a “Guaranteed Party” and collectively, the “Guaranteed Parties”) its guaranty of the Guaranteed Obligations (as hereinafter defined) as set forth below. All capitalized terms used but not defined herein shall have the meaning assigned to such term in the Credit Agreement.
     1. Guaranty. The Guarantor hereby, absolutely and unconditionally guarantees, as a guaranty of payment and performance and not merely as a guaranty of collection, the prompt payment in full in Dollars when due, whether at stated maturity, by required prepayment, upon acceleration, demand or otherwise, and at all times thereafter, of any and all existing and future indebtedness and liabilities of every kind, nature and character, direct or indirect, absolute or contingent, liquidated or unliquidated, voluntary or involuntary and whether for principal, interest, premiums, fees indemnities, damages, costs, expenses or otherwise, of each Borrower and of each other Loan Party arising under (i) the Credit Agreement or any other Loan Document, and (ii) any Lender Swap Contract (in each case, including all renewals, extensions, amendments, refinancings and other modifications thereof and all costs, attorneys’ fees and expenses incurred by any Guaranteed Party in connection with the collection or enforcement thereof), and whether recovery upon such indebtedness and liabilities may be or hereafter become unenforceable or shall be an allowed or disallowed claim under any proceeding or case commenced by or against the Guarantor, any Borrower or any other Loan Party under the Bankruptcy Code (Title 11, United States Code), any successor statute or any other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally (collectively, “Debtor Relief Laws”), and including interest that accrues after the commencement by or against any Borrower or any other Loan Party of any proceeding under any Debtor Relief Laws whether or not the claim for such interest is allowed in such proceeding (collectively, the “Guaranteed Obligations”). This Guaranty shall not be affected by the genuineness, validity, regularity or enforceability of the Guaranteed Obligations or any instrument or agreement evidencing any Guaranteed Obligations, or by the existence, validity, enforceability, perfection, non-perfection or extent of any collateral therefor, or by any fact or circumstance relating to the Guaranteed Obligations which might otherwise constitute a defense to the obligations of the Guarantor under this Guaranty, and the Guarantor hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to any or all of the foregoing. Notwithstanding anything contained herein to the contrary, the obligations of the Guarantor hereunder
Exhibit F-2 — Page 1
Form of Continuing Guaranty
(Opco)

shall be limited to an aggregate amount equal to the largest amount that would not render its obligations hereunder subject to avoidance under Section 548 of the Bankruptcy Code (Title 11, United States Code) or any comparable provisions of any applicable state law.
     2. No Setoff or Deductions; Taxes; Payments. The Guarantor shall make all payments hereunder without setoff or counterclaim and free and clear of and without deduction for any taxes, levies, imposts, duties, charges, fees, deductions, withholdings, compulsory loans, restrictions or conditions of any nature now or hereafter imposed or levied by any jurisdiction or any political subdivision thereof or taxing or other authority therein unless the Guarantor is compelled by law to make such deduction or withholding. If any such obligation (other than one arising with respect to taxes based on or measured by the income or profits of the Guaranteed Parties) is imposed upon the Guarantor with respect to any amount payable by it hereunder, the Guarantor will pay to the Administrative Agent, on behalf of the Guaranteed Parties, on the date on which such amount is due and payable hereunder, such additional amount in U.S. dollars as shall be necessary to enable the Guaranteed Parties to receive the same net amount which the Guaranteed Parties would have received on such due date had no such obligation been imposed upon the Guarantor. The obligations of the Guarantor under this paragraph shall survive the payment in full of the Guaranteed Obligations and termination of this Guaranty.
     3. Rights of Guaranteed Parties. The Guarantor consents and agrees that the Guaranteed Parties may, at any time and from time to time, without notice or demand, and without affecting the enforceability or continuing effectiveness hereof: (a) amend, extend, renew, compromise, discharge, accelerate or otherwise change the time for payment or the terms of the Guaranteed Obligations or any part thereof; (b) take, hold, exchange, enforce, waive, release, fail to perfect, sell, or otherwise dispose of any security for the payment of this Guaranty or any Guaranteed Obligations; (c) apply such security and direct the order or manner of sale thereof as the Guaranteed Parties in their sole discretion may determine; and (d) release or substitute one or more of any endorsers or other guarantors of any of the Guaranteed Obligations. Without limiting the generality of the foregoing, the Guarantor consents to the taking of, or failure to take, any action which might in any manner or to any extent vary the risks of the Guarantor under this Guaranty or which, but for this provision, might operate as a discharge of the Guarantor.
     4. Certain Waivers. The Guarantor waives (a) any defense arising by reason of any disability or other defense of any Borrower or any other Loan Party, or the cessation from any cause whatsoever (including any act or omission of the Guaranteed Parties) of the liability of any Borrower or any other Loan Party; (b) any defense based on any claim that the Guarantor’s obligations exceed or are more burdensome than those of any Borrower or any other Loan Party; (c) the benefit of any statute of limitations affecting the Guarantor’s liability hereunder; (d) any right to require the Guaranteed Parties to proceed against any Borrower or any other Loan Party, proceed against or exhaust any security for the Indebtedness, or pursue any other remedy in the Guaranteed Parties’ power whatsoever; (e) any benefit of and any right to participate in any security now or hereafter held by the Guaranteed Parties; (f) any defense arising from any change in Law affecting any term of the Guaranteed Debt; and (g) to the fullest extent permitted by law, any and all other defenses or benefits that may be derived from or afforded by applicable law limiting the liability of or exonerating guarantors or sureties. The Guarantor expressly waives all setoffs and counterclaims and all presentments, demands for payment or performance, notices of nonpayment or nonperformance, protests, notices of protest, notices of dishonor and all other notices or demands of any kind or nature whatsoever with respect to the Guaranteed Obligations, and all notices of acceptance of this Guaranty or of the existence, creation or incurrence of new or additional Guaranteed Obligations.
     5. Obligations Independent. The obligations of the Guarantor hereunder are those of primary obligor, and not merely as surety, and are independent of the Guaranteed Obligations and the obligations
Exhibit F-2 — Page 2
Form of Continuing Guaranty
(Opco)

of any other guarantor, and a separate action may be brought against the Guarantor to enforce this Guaranty whether or not any Borrower, any other Loan Party or any other person or entity is joined as a party.
     6. Subrogation. The Guarantor shall not exercise any right of subrogation, contribution, indemnity, reimbursement or similar rights with respect to any payments it makes under this Guaranty until all of the Guaranteed Obligations and any amounts payable under this Guaranty have been indefeasibly paid and performed in full in cash, the Commitments of the Lenders under the Credit Agreement and the other Loan Documents are terminated, and all Letters of Credit have terminated. If any amounts are paid to the Guarantor in violation of the foregoing limitation, then such amounts shall be held in trust for the benefit of the Guaranteed Parties and shall forthwith be paid to the Administrative Agent, on behalf of the Guaranteed Parties, to reduce the amount of the Guaranteed Obligations, whether matured or unmatured.
     7. Termination; Reinstatement. This Guaranty is a continuing and irrevocable guaranty of all Guaranteed Obligations now or hereafter existing and shall remain in full force and effect until (a) (i) all Guaranteed Obligations are indefeasibly paid in full in cash; (ii) the Commitments of the Lenders under the Credit Agreement and the other Loan Documents are terminated; and (iii) all Letters of Credit have terminated or (b) this Guaranty is released by an instrument in writing signed by the Administrative Agent as provided in the Credit Agreement. Notwithstanding the foregoing, this Guaranty shall continue in full force and effect or be revived, as the case may be, if any payment by or on behalf of any Borrower or any other Loan Party is made, or a Guaranteed Party exercises its right of setoff, in respect of the Guaranteed Obligations and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Guaranteed Party in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Laws or otherwise, all as if such payment had not been made or such setoff had not occurred and whether or not such Guaranteed Party is in possession of or has released this Guaranty and regardless of any prior revocation, rescission, termination or reduction. The obligations of the Guarantor under this paragraph shall survive termination of this Guaranty.
     8. Subordination. The Guarantor hereby subordinates the payment of all obligations and indebtedness of any Borrower or any other Loan Party owing to the Guarantor, whether now existing or hereafter arising, including but not limited to any obligation of any Borrower or any other Loan Party to the Guarantor as subrogee of a Guaranteed Party or resulting from the Guarantor’s performance under this Guaranty, to the indefeasible payment in full in cash of all Guaranteed Obligations. If the Guaranteed Parties so request, any such obligation or indebtedness of any Borrower or any Loan Party to the Guarantor shall be enforced and performance received by the Guarantor as trustee for the Guaranteed Parties and the proceeds thereof shall be paid over to the Administrative Agent, on behalf of the Guaranteed Parties, on account of the Guaranteed Obligations, but without reducing or affecting in any manner the liability of the Guarantor under this Guaranty. No payments on such obligations or indebtedness shall be made to the Guarantor during the continuation of a Default.
     9. Stay of Acceleration. In the event that acceleration of the time for payment of any of the Guaranteed Obligations is stayed, in connection with any case commenced by or against the Guarantor, any Borrower or any other Loan Party under any Debtor Relief Laws, or otherwise, all such amounts shall nonetheless be payable by the Guarantor immediately upon demand by the Guaranteed Parties.
     10. Expenses. The Guarantor shall pay on demand all out-of-pocket expenses (including attorneys’ fees and expenses and the allocated cost and disbursements of internal legal counsel) in any
Exhibit F-2 — Page 3
Form of Continuing Guaranty
(Opco)

way relating to the enforcement or protection of the Guaranteed Parties’ rights under this Guaranty or in respect of the Guaranteed Obligations, including any incurred during any “workout” or restructuring in respect of the Guaranteed Obligations and any incurred in the preservation, protection or enforcement of any rights of the Guaranteed Parties in any proceeding any Debtor Relief Laws. The obligations of the Guarantor under this paragraph shall survive the payment in full of the Guaranteed Obligations and termination of this Guaranty.
     11. Miscellaneous. No amendment or waiver of any provision of this Guaranty, nor consent to any departure by the Guarantor herefrom, shall in any event be effective unless the same shall be in writing and signed, in the case of amendments, by the Guarantor and by Administrative Agent, and, in the case of consents or waivers, by Administrative Agent, and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which made or given. No failure by the Guaranteed Parties to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy or power hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies herein provided are cumulative and not exclusive of any remedies provided by law or in equity. The unenforceability or invalidity of any provision of this Guaranty shall not affect the enforceability or validity of any other provision herein. Unless otherwise agreed by the Guaranteed Parties and the Guarantor in writing, this Guaranty is not intended to supersede or otherwise affect any other guaranty now or hereafter given by the Guarantor for the benefit of the Guaranteed Parties or any term or provision thereof.
     12. Condition of Borrower. The Guarantor acknowledges and agrees that it has the sole responsibility for, and has adequate means of, obtaining from the Borrowers, the other Loan Parties and any other guarantor such information concerning the financial condition, business and operations of the Borrowers, the other Loan Parties and any such other guarantor as the Guarantor requires, and that the Guaranteed Parties have no duty, and the Guarantor is not relying on the Guaranteed Parties at any time, to disclose to the Guarantor any information relating to the business, operations or financial condition of the Borrowers or the other Loan Parties or any other guarantor (the Guarantor waiving any duty on the part of the Guaranteed Parties to disclose such information and any defense relating to the failure to provide the same).
     13. Setoff. If and to the extent any payment is not made when due hereunder, the Guarantor authorizes each Guaranteed Party at any time and from time to time, to the fullest extent permitted by law, to set-off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Guaranteed Party to or for the credit or the account of the Guarantor against any and all of the Guaranteed Obligations, without prior notice to the Guarantor or demand under this Guaranty, all of which are hereby waived, and although such Guaranteed Obligations may be contingent and unmatured. Each Guaranteed Party which sets-off pursuant to this Paragraph 13 shall give prompt notice to the Guarantor affected thereby following the occurrence thereof; provided that the failure to give such notice shall not affect the validity of the set-off. Any payment obtained pursuant to this Paragraph 13 (or in any other manner directly from the Guarantor) by any Guaranteed Party shall be remitted to Administrative Agent and distributed among the Guaranteed Parties in accordance with the provisions of Paragraph 17 below.
     14. Representations and Warranties. The Guarantor represents and warrants that (a) it is duly organized and in good standing under the laws of the jurisdiction of its organization and has full capacity and right to make and perform this Guaranty, and all necessary authority has been obtained; (b) this Guaranty constitutes its legal, valid and binding obligation enforceable in accordance with its terms; (c) the making and performance of this Guaranty does not and will not violate the provisions of any
Exhibit F-2 — Page 4
Form of Continuing Guaranty
(Opco)

applicable law, regulation or order, and does not and will not result in the breach of, or constitute a default or require any consent under, any material agreement, instrument, or document to which it is a party or by which it or any of its property may be bound or affected; and (d) all consents, approvals, licenses and authorizations of, and filings and registrations with, any governmental authority required under applicable law and regulations for the making and performance of this Guaranty have been obtained or made and are in full force and effect.
     15. Indemnification and Survival. Without limitation on any other obligations of the Guarantor or remedies of the Guaranteed Parties under this Guaranty, the Guarantor shall, to the fullest extent permitted by law, indemnify, defend and save and hold harmless each Guaranteed Party from and against, and shall pay on demand, any and all damages, losses, liabilities and expenses (including attorneys’ fees and expenses and the allocated cost and disbursements of internal legal counsel) that may be suffered or incurred by such Guaranteed Party in connection with or as a result of any failure of any Guaranteed Obligations to be the legal, valid and binding obligations of the applicable Borrowers or the other Loan Parties or enforceable against such Borrowers or the other Loan Parties in accordance with their terms. The obligations of the Guarantor under this paragraph shall survive the payment in full of the Guaranteed Obligations and termination of this Guaranty.
     16. Assignment. This Guaranty shall (a) bind the Guarantor and its successors and assigns, provided that the Guarantor may not assign its rights or obligations under this Guaranty without the prior written consent of the Administrative Agent and each Lender (and any attempted assignment without such consent shall be void), and (b) inure to the benefit of the Guaranteed Parties and their respective successors and assigns and the Administrative Agent and each Lender may, without notice to the Guarantor and without affecting the Guarantor’s obligations hereunder, assign, sell or grant participations in the Guaranteed Obligations and this Guaranty, in whole or in part. The Guarantor agrees that each Guaranteed Party may disclose to any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations of all or part of the Guaranteed Obligations any and all information in the Guaranteed Party’s possession concerning the Guarantor, this Guaranty and any security for this Guaranty.
     17. Application of Payments. Any payment received by the Administrative Agent from the Guarantor (or from any Lender pursuant to Paragraph 13 above), shall be applied by the Administrative Agent in accordance with the Credit Agreement.
     18. Further Assurances. The Guarantor agrees that at any time and from time to time, at the expense of the Guarantor, to promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or desirable, or that the Administrative Agent may reasonably request, to enable the Administrative Agent to protect and to exercise and enforce the rights and remedies of the Guaranteed Parties hereunder.
     19. Notices. All notices, requests and other communications provided for hereunder shall be in writing and given to the Administrative Agent as provided in Section 10.02 of the Credit Agreement. All communications and notices hereunder to the Guarantor shall be given to the Guarantor at their respective addresses set forth on Schedule 10.02 of the Credit Agreement or at such other address as shall be designated by the Guarantor in a written notice to the Administrative Agent.
     20. GOVERNING LAW. THIS GUARANTY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
Exhibit F-2 — Page 5
Form of Continuing Guaranty
(Opco)

     21. SUBMISSION TO JURISDICTION. THE GUARANTOR IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN MANHATTAN COUNTY, NEW YORK AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTY OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND THE GUARANTOR IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. THE GUARANTOR HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS GUARANTY OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT ANY GUARANTEED PARTY MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS GUARANTY OR ANY OTHER LOAN DOCUMENT AGAINST THE GUARANTOR OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.
     22. WAIVER OF VENUE. THE GUARANTOR IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTY OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH 21 ABOVE. THE GUARANTOR HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.
     23. SERVICE OF PROCESS. THE GUARANTOR IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02 OF THE CREDIT AGREEMENT. NOTHING IN THIS GUARANTY WILL AFFECT THE RIGHT OF THE GUARANTOR TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.
     24. WAIVER OF JURY TRIAL. THE GUARANTOR IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS GUARANTY OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). THE GUARANTOR (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT THE ADMINISTRATIVE AGENT AND EACH LENDER HAVE BEEN INDUCED TO ENTER INTO THE LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE FOREGOING WAIVER AND CERTIFICATION.
Exhibit F-2 — Page 6
Form of Continuing Guaranty
(Opco)

     25. ENTIRE AGREEMENT. THIS GUARANTY AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES THERETO AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS BETWEEN THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.
Remainder of Page Intentionally Blank.
Signature(s) Page to Follow.
Exhibit F-2 — Page 7
Form of Continuing Guaranty
(Opco)

     IN WITNESS WHEREOF, the undersigned has caused this Guaranty to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.

EL PASO PIPELINE PARTNERS OPERATING COMPANY, L.L.C.

By:
Name:
Title:

Signature Page to Continuing Guaranty
(Opco)

EXHIBIT F-3
FORM OF CONTINUING GUARANTY
(Subsidiary Guarantors)
     This Guaranty Agreement (this “Guaranty”) is executed effective as of                     , 2007. FOR VALUE RECEIVED, the sufficiency of which is hereby acknowledged, and in consideration of credit and/or financial accommodation heretofore or hereafter from time to time made or granted to El Paso Pipeline Partners Operating Company, L.L.C., a Delaware limited liability company (“Opco”), Wyoming Interstate Company, Ltd., a Colorado limited partnership (“WIC”), and each Additional Borrower (together with Opco and WIC, the “Borrowers” and each individually, a “Borrower”) pursuant to that certain Credit Agreement, dated as of November 21, 2007, by and among the Borrowers, El Paso Pipeline Partners, L.P., a Delaware limited partnership (the “MLP”), the financial institutions party thereto (collectively, the “Lenders”), and Bank of America, N.A., as administrative agent for the Lenders (“Administrative Agent”), L/C Issuer, and Swing Line Lender (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), each of the Persons now or hereafter signatories hereto (each a “Guarantor,” and, collectively, the “Guarantors”) hereby furnishes in favor of the Administrative Agent, for the benefit of the Administrative Agent, each L/C Issuer, the Swing Line Lender, each Lender and each Lender Swap Provider (each a “Guaranteed Party” and collectively, the “Guaranteed Parties”) its joint and several guaranty of the Guaranteed Obligations (as hereinafter defined) as set forth below.
     1. Reference to Credit Agreement. Reference is hereby made to the representations, warranties and covenants of the Loan Parties set forth in Articles V, VI, and VII of the Credit Agreement. Each Guarantor (i) reaffirms that each such representation and warranty is true and correct in every material respect with respect to such Guarantor to the extent that such representation and warranty refers to such Guarantor, and (ii) agrees, with respect to the covenants, to take, or refrain from taking, as the case may be, each action that is necessary to be taken or not taken, as the case may be, so that no Default or Event of Default is caused by the failure to take such action or to refrain from taking such action by such Guarantor or any of its Subsidiaries. If the Credit Agreement shall cease to remain in effect for any reason whatsoever during any period and any part of the Guaranteed Obligations (as hereinafter defined) remain unpaid, then the terms, covenants, and agreements set forth therein applicable to the Guarantors shall nevertheless continue in full force and effect as obligations of each Guarantor under this Guaranty. All capitalized terms used but not defined herein shall have the meaning assigned to such term in the Credit Agreement.
     2. Guaranty. Each Guarantor hereby, jointly and severally, absolutely and unconditionally guarantees, as a guaranty of payment and performance and not merely as a guaranty of collection, the prompt payment in full in Dollars when due, whether at stated maturity, by required prepayment, upon acceleration, demand or otherwise, and at all times thereafter, of any and all existing and future indebtedness and liabilities of every kind, nature and character, direct or indirect, absolute or contingent, liquidated or unliquidated, voluntary or involuntary and whether for principal, interest, premiums, fees indemnities, damages, costs, expenses or otherwise, of each Borrower and of each other Loan Party arising under (i) the Credit Agreement or any other Loan Document, and (ii) any Lender Swap Contract (in each case, including all renewals, extensions, amendments, refinancings and other modifications thereof and all costs, attorneys’ fees and expenses incurred by any Guaranteed Party in connection with the collection or enforcement thereof), and whether recovery upon such indebtedness and liabilities may be or hereafter become unenforceable or shall be an allowed or disallowed claim under any proceeding or case commenced by or against such Guarantor, any Borrower or any other Loan Party under the
Exhibit F-3 — Page 1
Form of Continuing Guaranty
(Subsidiary Guarantors)

Bankruptcy Code (Title 11, United States Code), any successor statute or any other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally (collectively, “Debtor Relief Laws”), and including interest that accrues after the commencement by or against any Borrower or any other Loan Party of any proceeding under any Debtor Relief Laws whether or not the claim for such interest is allowed in such proceeding (collectively, the “Guaranteed Obligations”). This Guaranty shall not be affected by the genuineness, validity, regularity or enforceability of the Guaranteed Obligations or any instrument or agreement evidencing any Guaranteed Obligations, or by the existence, validity, enforceability, perfection, non-perfection or extent of any collateral therefor, or by any fact or circumstance relating to the Guaranteed Obligations which might otherwise constitute a defense to the obligations of any Guarantor under this Guaranty, and each Guarantor hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to any or all of the foregoing. Notwithstanding anything contained herein to the contrary, the obligations of each Guarantor hereunder shall be limited to an aggregate amount equal to the largest amount that would not render its obligations hereunder subject to avoidance under Section 548 of the Bankruptcy Code (Title 11, United States Code) or any comparable provisions of any applicable state law.
     3. No Setoff or Deductions; Taxes; Payments. Each Guarantor shall make all payments hereunder without setoff or counterclaim and free and clear of and without deduction for any taxes, levies, imposts, duties, charges, fees, deductions, withholdings, compulsory loans, restrictions or conditions of any nature now or hereafter imposed or levied by any jurisdiction or any political subdivision thereof or taxing or other authority therein unless such Guarantor is compelled by law to make such deduction or withholding. If any such obligation (other than one arising with respect to taxes based on or measured by the income or profits of the Guaranteed Parties) is imposed upon any Guarantor with respect to any amount payable by it hereunder, such Guarantor will pay to the Administrative Agent, on behalf of the Guaranteed Parties, on the date on which such amount is due and payable hereunder, such additional amount in U.S. dollars as shall be necessary to enable the Guaranteed Parties to receive the same net amount which the Guaranteed Parties would have received on such due date had no such obligation been imposed upon such Guarantor. The obligations of each Guarantor under this paragraph shall survive the payment in full of the Guaranteed Obligations and termination of this Guaranty.
     4. Rights of Guaranteed Parties. Each Guarantor consents and agrees that the Guaranteed Parties may, at any time and from time to time, without notice or demand, and without affecting the enforceability or continuing effectiveness hereof: (a) amend, extend, renew, compromise, discharge, accelerate or otherwise change the time for payment or the terms of the Guaranteed Obligations or any part thereof; (b) take, hold, exchange, enforce, waive, release, fail to perfect, sell, or otherwise dispose of any security for the payment of this Guaranty or any Guaranteed Obligations; (c) apply such security and direct the order or manner of sale thereof as the Guaranteed Parties in their sole discretion may determine; and (d) release or substitute one or more of any endorsers or other guarantors of any of the Guaranteed Obligations. Without limiting the generality of the foregoing, each Guarantor consents to the taking of, or failure to take, any action which might in any manner or to any extent vary the risks of such Guarantor under this Guaranty or which, but for this provision, might operate as a discharge of such Guarantor.
     5. Certain Waivers. Each Guarantor waives (a) any defense arising by reason of any disability or other defense of any Borrower, any other Loan Party or any other guarantor, or the cessation from any cause whatsoever (including any act or omission of the Guaranteed Parties) of the liability of any Borrower or any other Loan Party; (b) any defense based on any claim that such Guarantor’s obligations exceed or are more burdensome than those of any Borrower or any other Loan Party; (c) the benefit of
Exhibit F-3 — Page 2
Form of Continuing Guaranty
(Subsidiary Guarantors)

any statute of limitations affecting such Guarantor’s liability hereunder; (d) any right to require the Guaranteed Parties to proceed against any Borrower or any other Loan Party, proceed against or exhaust any security for the Indebtedness, or pursue any other remedy in the Guaranteed Parties’ power whatsoever; (e) any benefit of and any right to participate in any security now or hereafter held by the Guaranteed Parties; (f) any defense arising from any change in Law affecting any term of the Guaranteed Debt; and (g) to the fullest extent permitted by law, any and all other defenses or benefits that may be derived from or afforded by applicable law limiting the liability of or exonerating guarantors or sureties. Each Guarantor expressly waives all setoffs and counterclaims and all presentments, demands for payment or performance, notices of nonpayment or nonperformance, protests, notices of protest, notices of dishonor and all other notices or demands of any kind or nature whatsoever with respect to the Guaranteed Obligations, and all notices of acceptance of this Guaranty or of the existence, creation or incurrence of new or additional Guaranteed Obligations.
     6. Obligations Independent. The obligations of each Guarantor hereunder are those of primary obligor, and not merely as surety, and are independent of the Guaranteed Obligations and the obligations of any other guarantor, and a separate action may be brought against such Guarantor to enforce this Guaranty whether or not any Borrower, any other Loan Party or any other person or entity is joined as a party.
     7. Subrogation. Each Guarantor shall not exercise any right of subrogation, contribution, indemnity, reimbursement or similar rights with respect to any payments it makes under this Guaranty until all of the Guaranteed Obligations and any amounts payable under this Guaranty have been indefeasibly paid and performed in full in cash, the Commitments of the Lenders under the Credit Agreement and the other Loan Documents are terminated, and all Letters of Credit have terminated. If any amounts are paid to a Guarantor in violation of the foregoing limitation, then such amounts shall be held in trust for the benefit of the Guaranteed Parties and shall forthwith be paid to the Administrative Agent, on behalf of the Guaranteed Parties, to reduce the amount of the Guaranteed Obligations, whether matured or unmatured.
     8. Termination; Reinstatement. This Guaranty is a continuing and irrevocable guaranty of all Guaranteed Obligations now or hereafter existing and shall remain in full force and effect until (a) (i) all Guaranteed Obligations are indefeasibly paid in full in cash, (ii) the Commitments of the Lenders under the Credit Agreement and the other Loan Documents are terminated, and (iii) all Letters of Credit have terminated; or (b) this Guaranty is released by an instrument in writing signed by the Administrative Agent as provided in the Credit Agreement. Notwithstanding the foregoing, this Guaranty shall continue in full force and effect or be revived, as the case may be, if any payment by or on behalf of any Borrower or any other Loan Party is made, or a Guaranteed Party exercises its right of setoff, in respect of the Guaranteed Obligations and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Guaranteed Party in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Laws or otherwise, all as if such payment had not been made or such setoff had not occurred and whether or not such Guaranteed Party is in possession of or has released this Guaranty and regardless of any prior revocation, rescission, termination or reduction. The obligations of each Guarantor under this paragraph shall survive termination of this Guaranty.
     9. Subordination. Each Guarantor hereby subordinates the payment of all obligations and indebtedness of any Borrower or any other Loan Party owing to such Guarantor, whether now existing or hereafter arising, including but not limited to any obligation of any Borrower or any other Loan Party to such Guarantor as subrogee of a Guaranteed Party or resulting from such Guarantor’s performance under
Exhibit F-3 — Page 3
Form of Continuing Guaranty
(Subsidiary Guarantors)

this Guaranty, to the indefeasible payment in full in cash of all Guaranteed Obligations. If the Guaranteed Parties so request, any such obligation or indebtedness of any Borrower or any Loan Party to such Guarantor shall be enforced and performance received by such Guarantor as trustee for the Guaranteed Parties and the proceeds thereof shall be paid over to the Administrative Agent, on behalf of the Guaranteed Parties, on account of the Guaranteed Obligations, but without reducing or affecting in any manner the liability of such Guarantor under this Guaranty. No payments on such obligations or indebtedness shall be made to any Guarantor during the continuation of a Default.
     10. Stay of Acceleration. In the event that acceleration of the time for payment of any of the Guaranteed Obligations is stayed, in connection with any case commenced by or against any Guarantor, any Borrower or any other Loan Party under any Debtor Relief Laws, or otherwise, all such amounts shall nonetheless be payable by the Guarantors immediately upon demand by the Guaranteed Parties.
     11. Expenses. Each Guarantor shall pay, jointly and severally, on demand all out-of-pocket expenses (including attorneys’ fees and expenses and the allocated cost and disbursements of internal legal counsel) in any way relating to the enforcement or protection of the Guaranteed Parties’ rights under this Guaranty or in respect of the Guaranteed Obligations, including any incurred during any “workout” or restructuring in respect of the Guaranteed Obligations and any incurred in the preservation, protection or enforcement of any rights of the Guaranteed Parties in any proceeding any Debtor Relief Laws. The obligations of each Guarantor under this paragraph shall survive the payment in full of the Guaranteed Obligations and termination of this Guaranty.
     12. Miscellaneous. No amendment or waiver of any provision of this Guaranty, nor consent to any departure by any Guarantor herefrom, shall in any event be effective unless the same shall be in writing and signed, in the case of amendments, by the Guarantor(s) affected thereby and by Administrative Agent, and, in the case of consents or waivers, by Administrative Agent, and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which made or given. No failure by the Guaranteed Parties to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy or power hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies herein provided are cumulative and not exclusive of any remedies provided by law or in equity. The unenforceability or invalidity of any provision of this Guaranty shall not affect the enforceability or validity of any other provision herein. Unless otherwise agreed by the Guaranteed Parties and each Guarantor in writing, this Guaranty is not intended to supersede or otherwise affect any other guaranty now or hereafter given by any Guarantor for the benefit of the Guaranteed Parties or any term or provision thereof.
     13. Condition of Borrower. Each Guarantor acknowledges and agrees that it has the sole responsibility for, and has adequate means of, obtaining from the Borrowers, the other Loan Parties and any other guarantor such information concerning the financial condition, business and operations of the Borrowers, the other Loan Parties and any such other guarantor as such Guarantor requires, and that the Guaranteed Parties have no duty, and such Guarantor is not relying on the Guaranteed Parties at any time, to disclose to such Guarantor any information relating to the business, operations or financial condition of the Borrowers, the other Loan Parties or any other guarantor (such guarantor waiving any duty on the part of the Guaranteed Parties to disclose such information and any defense relating to the failure to provide the same).
     14. Setoff. If and to the extent any payment is not made when due hereunder, each Guarantor authorizes each Guaranteed Party at any time and from time to time, to the fullest extent permitted by law, to set-off and apply any and all deposits (general or special, time or demand, provisional or final) at any
Exhibit F-3 — Page 4
Form of Continuing Guaranty
(Subsidiary Guarantors)

time held and other indebtedness at any time owing by such Guaranteed Party to or for the credit or the account of such Guarantor against any and all of the Guaranteed Obligations, without prior notice to such Guarantor or demand under this Guaranty, all of which are hereby waived, and although such Guaranteed Obligations may be contingent and unmatured. Each Guaranteed Party which sets-off pursuant to this Paragraph 14 shall give prompt notice to such Guarantor affected thereby following the occurrence thereof; provided that the failure to give such notice shall not affect the validity of the set-off. Any payment obtained pursuant to this Paragraph 14 (or in any other manner directly from the Guarantors, or any of them) by any Guaranteed Party shall be remitted to Administrative Agent and distributed among the Guaranteed Parties in accordance with the provisions of Paragraph 18 below.
     15. Representations and Warranties. Each Guarantor represents and warrants that (a) it is duly organized and in good standing under the laws of the jurisdiction of its organization and has full capacity and right to make and perform this Guaranty, and all necessary authority has been obtained; (b) this Guaranty constitutes its legal, valid and binding obligation enforceable in accordance with its terms; (c) the making and performance of this Guaranty does not and will not violate the provisions of any applicable law, regulation or order, and does not and will not result in the breach of, or constitute a default or require any consent under, any material agreement, instrument, or document to which it is a party or by which it or any of its property may be bound or affected; and (d) all consents, approvals, licenses and authorizations of, and filings and registrations with, any governmental authority required under applicable law and regulations for the making and performance of this Guaranty have been obtained or made and are in full force and effect.
     16. Indemnification and Survival. Without limitation on any other obligations of the Guarantors or remedies of the Guaranteed Parties under this Guaranty, each Guarantor shall, to the fullest extent permitted by law, indemnify, defend and save and hold harmless each Guaranteed Party from and against, and shall pay, jointly and severally, on demand, any and all damages, losses, liabilities and expenses (including attorneys’ fees and expenses and the allocated cost and disbursements of internal legal counsel) that may be suffered or incurred by such Guaranteed Party in connection with or as a result of any failure of any Guaranteed Obligations to be the legal, valid and binding obligations of the applicable Borrowers or other Loan Parties or enforceable against such Borrowers or other Loan Parties in accordance with their terms. The obligations of each Guarantor under this paragraph shall survive the payment in full of the Guaranteed Obligations and termination of this Guaranty.
     17. Assignment. This Guaranty shall (a) bind each Guarantor and its successors and assigns, provided that such Guarantor may not assign its rights or obligations under this Guaranty without the prior written consent of the Administrative Agent and each Lender (and any attempted assignment without such consent shall be void), and (b) inure to the benefit of the Guaranteed Parties and their respective successors and assigns and the Administrative Agent and each Lender may, without notice to any Guarantor and without affecting any Guarantor’s obligations hereunder, assign, sell or grant participations in the Guaranteed Obligations and this Guaranty, in whole or in part. Each Guarantor agrees that each Guaranteed Party may disclose to any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations of all or part of the Guaranteed Obligations any and all information in the Guaranteed Party’s possession concerning such Guarantor, this Guaranty and any security for this Guaranty.
     18. Application of Payments. Any payment received by the Administrative Agent from any Guarantor (or from any Lender pursuant to Paragraph 14 above), shall be applied by the Administrative Agent in accordance with the Credit Agreement.
Exhibit F-3 — Page 1
Form of Continuing Guaranty
(Subsidiary Guarantors)

     19. Further Assurances. Each Guarantor agrees that at any time and from time to time, at the expense of such Guarantor, to promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or desirable, or that the Administrative Agent may reasonably request, to enable the Administrative Agent to protect and to exercise and enforce the rights and remedies of the Guaranteed Parties hereunder.
     20. Addition of Guarantors. The initial Guarantor or Guarantors hereunder shall be each of the Subsidiaries of the MLP that are signatories hereto and that are listed on Schedule 1 attached hereto. From time to time subsequent to the time hereof, additional Subsidiaries of the MLP may become parties hereto as additional Guarantors (each an “Additional Guarantor”) by executing a counterpart of this Guaranty Agreement in the form of Exhibit A attached hereto (or such other form as may be satisfactory to the Administrative Agent). Upon delivery of any such counterpart to Administrative Agent, notice of which is hereby waived by Guarantors, each such Additional Guarantor shall be a Guarantor and shall be a party hereto as if such Additional Guarantor were an original signatory hereof. Each Guarantor expressly agrees that its obligations arising hereunder shall not be affected or diminished by the addition or release of any other Guarantor hereunder, or by any election by the Administrative Agent or any Lenders not to cause any Subsidiary of the MLP to become an Additional Guarantor hereunder. This Guaranty Agreement shall be fully effective as to any Guarantor that is or becomes a party hereto regardless of whether any such other person becomes or fails to become or ceases to be a Guarantor hereunder.
     21. Notices. All notices, requests and other communications provided for hereunder shall be in writing and given to the Administrative Agent as provided in Section 10.02 of the Credit Agreement. All communications and notices hereunder to the Guarantors shall be given to the Guarantors at their respective addresses set forth on Schedule 10.02 of the Credit Agreement or at such other address as shall be designated by Guarantors in a written notice to the Administrative Agent.
     22. Joint and Several Obligations. Each Guarantor acknowledges that (i) this Guaranty is a master Guaranty pursuant to which other Subsidiaries of the MLP now or hereafter may become parties, and (ii) the guaranty obligations of each of the Guarantors hereunder are joint and several.
     23. Right of Contribution. Each Guarantor hereby agrees that to the extent that a Guarantor shall have paid more than its proportionate share of any payment made hereunder, such Guarantor shall be entitled to seek and receive contribution from and against any other Guarantor hereunder which has not paid its proportionate share of such payment. Each Guarantor’s right of contribution shall be subject to the terms and conditions of Paragraph 7 above. The provisions of this Paragraph 23 shall in no respect limit the obligations and liabilities of any Guarantor to the Guaranteed Parties, and each Guarantor shall remain liable to the Guaranteed Parties for the full amount guaranteed by such Guarantor hereunder.
     24. GOVERNING LAW. THIS GUARANTY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
     25. SUBMISSION TO JURISDICTION. EACH GUARANTOR IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN MANHATTAN COUNTY, NEW YORK AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTY OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH GUARANTOR IRREVOCABLY AND UNCONDITIONALLY AGREES
Exhibit F-3 — Page 6
Form of Continuing Guaranty
(Subsidiary Guarantors)

THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH GUARANTOR HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS GUARANTY OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT ANY GUARANTEED PARTY MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS GUARANTY OR ANY OTHER LOAN DOCUMENT AGAINST ANY GUARANTOR OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.
     26. WAIVER OF VENUE. EACH GUARANTOR IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTY OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH 25 ABOVE. EACH GUARANTOR HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.
     27. SERVICE OF PROCESS. EACH GUARANTOR IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02 OF THE CREDIT AGREEMENT. NOTHING IN THIS GUARANTY WILL AFFECT THE RIGHT OF ANY GUARANTOR TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.
     28. WAIVER OF JURY TRIAL. EACH GUARANTOR IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS GUARANTY OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH GUARANTOR (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT THE ADMINISTRATIVE AGENT AND EACH LENDER HAVE BEEN INDUCED TO ENTER INTO THE LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE FOREGOING WAIVER AND CERTIFICATION.
     29. ENTIRE AGREEMENT. THIS GUARANTY AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES THERETO AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS BETWEEN THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.
Remainder of Page Intentionally Blank.
Signature(s) Page to Follow.
Exhibit F-3 — Page 1
Form of Continuing Guaranty
(Subsidiary Guarantors)

     IN WITNESS WHEREOF, each Guarantor has caused this Guaranty to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.
,

as a Guarantor

By:

Name:

Title:

[INSERT SIGNATURE BLOCKS FOR OTHER SUBSIDIARY GUARANTORS]
Signature Page to Continuing Guaranty
(Subsidiary Guarantors)

SCHEDULE 1
INITIAL GUARANTOR(S)
Schedule 1 to Continuing Guaranty
(Subsidiary Guarantors)

EXHIBIT A
COUNTERPART TO CONTINUING GUARANTY
     The Counterpart to Continuing Guaranty is dated as of                      and is made by                      (“Additional Guarantor”) in favor of Bank of America, N.A., as Administrative Agent and the other Guaranteed Parties as defined in the Guaranty Agreement hereinafter referenced. All capitalized terms not defined herein shall have the meaning ascribed to them in the Guaranty hereinafter referenced or in the Credit Agreement hereinafter referenced.
Recitals
     WHEREAS, El Paso Pipeline Partners Operating Company, L.L.C., a Delaware limited liability company, Wyoming Interstate Company, Ltd., a Colorado limited partnership, and each Additional Borrower, as borrowers, El Paso Pipeline Partners, L.P., a Delaware limited partnership (the “MLP”), Bank of America, N.A., as administrative agent (“Administrative Agent”) and as L/C Issuer and Swing Line Lender and certain financial institutions (collectively, the “Lenders”) have entered in to that certain Revolving Credit Agreement dated as of November 21, 2007 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”); and
     WHEREAS, in connection with the Credit Agreement, certain Subsidiaries of the MLP (each a “Guarantor,” and, collectively, the “Guarantors”) entered into a Continuing Guaranty agreement (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Guaranty Agreement”);
     WHEREAS, the Credit Agreement permits Additional Guarantor to become a party to the Guaranty Agreement; and
     WHEREAS, Additional Guarantor has agreed to execute and deliver this Counterpart to Continuing Guaranty in order to become a party to the Guaranty Agreement;
NOW THEREFORE IT IS AGREED:
     By executing and delivering this Counterpart to Continuing Guaranty, Additional Guarantor hereby becomes a party to the Guaranty Agreement as a Guarantor thereunder with the same force and effect as if originally named therein as a Guarantor and, without limiting the generality of the foregoing, hereby expressly assumes all obligations and liabilities of a Guarantor thereunder. Additional Guarantor hereby represents and warrants that each of the representations and warranties contained in the Guaranty Agreement is true and correct on and as of the date thereof (after giving effect to this Counterpart to Continuing Guaranty) as if made on and as of such date.
Exhibit A to Continuing Guaranty
(Subsidiary Guarantors)

     In witness whereof, the undersigned Additional Guarantor has caused this Guaranty to be duly executed and delivered by its officer thereunto duly authorized as of the date first set forth above.

[NAME OF ADDITIONAL GUARANTOR]

By:
Name:
Title:

Exhibit A to Continuing Guaranty
(Subsidiary Guarantors)

EXHIBIT G-1
FORM OF LEGAL OPINION
(Bracewell & Giuliani, LLP)
November 21, 2007
Bank of America, N.A., as Administrative Agent under
the Credit Agreement and the Lenders party to such thereto

Re:	Credit Facility for El Paso Pipeline Partners Operating Company, L.L.C. and Wyoming Interstate Company, Ltd.
Ladies and Gentlemen:
     We have acted as special counsel for (i) El Paso Pipeline GP Company, L.L.C., a Delaware limited liability company (“GP”), (ii) El Paso Pipeline Partners, L.P., a Delaware limited partnership (“MLP”), (iii) E1 Paso Pipeline Partners Operating Company, LLC, a Delaware limited liability company (“Opco”), (iv) Wyoming Interstate Company, Ltd., a Colorado limited partnership (“WIC”), and (v) WIC Holdings Company, L.L.C., a Delaware limited liability company (“Holdings” and together with GP, MLP, Opco, and WIC, the “Opinion Parties”), in connection with the Credit Agreement dated as of November ___, 2007 (the “Credit Agreement”) among Opco and WIC as borrowers (the “Borrowers”), MLP, as the parent guarantor (the “Parent Guarantor”), Bank of America, N.A. (“BofA”), as administrative agent for the Lenders, (in such capacity, the “Administrative Agent”), BofA, as Swing Line Lender and L/C Issuer and the other lenders party thereto from time to time (the “Lenders”). This opinion letter is delivered to you pursuant to Section 4.01(a)(v) of the Credit Agreement.
     Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement. As used herein, (i) “Opinion Documents” means (A) the Credit Agreement, (B) the Parent Guaranty, (C) the Opco Guaranty, (D) the Notes and (E) the Fee Letters and (ii) “Applicable Law” means, those laws, rules, and regulations of the States of New York and Texas and of the United States of America as in effect on the date hereof which in our experience are normally applicable to the Opinion Parties and to transactions of the type provided for in the Opinion Documents; provided, however, that Applicable Law does not include (i) except with respect to our opinions in paragraphs 4 and 5 below, any federal or state securities, commodities, insurance, or investment company laws and regulations; (ii) any federal or state labor, pension, or other employee benefit laws and regulations; (iii) any federal or state antitrust, trade or unfair competition laws and regulations; (iv) any federal or state laws and regulations relating to the environment, safety, health, or other similar matters; (v) building, zoning, land use and subdivision laws and regulations; and (vi) any federal or state tax laws or regulations.
     In connection with the opinions expressed herein, we have examined such documents, records and matters of law as we have deemed necessary for the purposes of such opinions. We have examined an executed copy of the Opinion Documents.
     In all such examinations, we have assumed the legal capacity of all natural persons executing documents, the genuineness of all signatures, the authenticity of original and certified documents, and the conformity to original or certified copies of all copies submitted to us as conformed or reproduction copies. As to various questions of fact relevant to the opinions expressed herein, we have relied upon, and
G-1 — 1
Form of Legal Opinion
(Bracewell & Giuliani, LLP)

Bank of America, N.A., as Administrative Agent under
the Credit Agreement and the Lenders party to such thereto
November 21, 2007

assumed the accuracy of, representations and warranties contained in the Opinion Documents and certificates and oral or written statements and other information of or from representatives of the Opinion Parties and others and assumed compliance on the part of the Opinion Parties with its covenants and agreements contained therein.
     Based upon the foregoing, and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that:
     1. Approvals; Other Required Actions. The execution and delivery by each of the Opinion Parties of each Opinion Document to which it is a party and the performance by each Opinion Party of its obligations thereunder, do not require under Applicable Law any filing or registration by such Opinion Party with, or notice to or approval, consent, authorization or order of, any Governmental Authority that has not been made or obtained.
     2. Enforceability. Each Opinion Document constitutes a valid and binding obligation of each Opinion Party party thereto, enforceable against such Opinion Party in accordance with its terms.
     3. “No Violation.” The execution and delivery by each of the Opinion Parties of each Opinion Document to which it is a party and the performance of its obligations thereunder, do not violate or otherwise constitute a default under (a) any Applicable Law or (b) any provision of any other Opinion Document.
     4. Margin Regulations. The borrowings by the Borrowers under the Credit Agreement and the application of the proceeds thereof as provided in the Credit Agreement will not violate Regulation U or X of the Board of Governors of the Federal Reserve System (the “Margin Regulations”).
     5. Investment Company Act. To our knowledge after due inquiry, no Opinion Party is required to register as an “investment company” (under, and as defined in, the Investment Company Act of 1940, as amended (the “1940 Act”)).
     The opinions set forth above are subject to the following assumptions and qualifications, and with your permission, all of the following assumptions and statements of reliance have been made without any independent investigation or verification on our part except to the extent, if any, otherwise expressly stated, and we express no opinion with respect to the subject matter or accuracy of the assumptions or items upon which we have relied. Further, whenever our opinion is based on circumstances, matters or facts “to our knowledge after due inquiry,” we have relied exclusively on certificates of certain officers of the Opinion Parties as to the existence or non-existences of such circumstances, matters or facts.
     (A) Our opinions are subject to (i) applicable bankruptcy, insolvency, reorganization, fraudulent transfer and conveyance, voidable preference, moratorium, receivership, conservatorship, arrangement or similar laws, and related regulations and judicial doctrines, affecting creditors’ rights and remedies generally, and (ii) general principles of equity (including, without limitation, standards of materiality, good faith, fair dealing and reasonableness, equitable defenses, the exercise of judicial discretion and limits on the availability of equitable remedies), whether such principles are considered in a proceeding at law or in equity.
     (B) Without limiting the generality of paragraph (A) above, we specifically express no opinion as to the validity or enforceability of any provision in the Opinion Documents:
G-1 — 2
Form of Legal Opinion
(Bracewell & Giuliani, LLP)

Bank of America, N.A., as Administrative Agent under
the Credit Agreement and the Lenders party to such thereto
November 21, 2007

          (i) relating to indemnification, contribution, exculpation or release of liability in connection with violations of any securities laws or statutory duties or public policy, or in connection with willful, reckless or unlawful acts or gross negligence or strict liability of the indemnified, released or exculpated party or the party receiving contribution;
          (ii) relating to choice of governing law to the extent that the enforceability of any such provision is to be determined by any court other than a court of the State of New York or may be subject to constitutional limitations;
          (iii) purporting to confer, or constituting an agreement with respect to, personal or subject matter jurisdiction of United States federal courts to adjudicate any matter;
          (iv) specifying that provisions may be waived only in writing, to the extent that an oral agreement or an implied agreement by trade practice or course of conduct has been created that modifies any provision of such Opinion Document;
          (v) giving any person or entity the power to accelerate obligations without any notice to the Opinion Parties; or
          (vi) providing that decisions by a party are conclusive or may be made in its sole discretion.
     (C) Our opinions as to enforceability are subject to the effect of generally applicable rules of law that:
          (i) provide that forum selection clauses in contracts are not necessarily binding on the court(s) in the forum selected; and
          (ii) may, where less than all of a contract may be unenforceable, limit the enforceability of the balance of the contract to circumstances in which the unenforceable portion is not an essential part of the agreed exchange, or that permit a court to reserve to itself a decision as to whether any provision of any agreement is severable.
     (D) We have assumed that (i) each Opinion Party is a limited partnership or limited liability company, as the case may be, validly existing and in good standing in its jurisdiction of organization or formation, has all requisite power and authority, and has obtained all requisite limited partnership, limited liability company, and governmental authorizations, consents and approvals, and made all requisite filings and registrations, necessary to execute, deliver and perform each Opinion Document (except to the extent noted in paragraph 1 above), and that such execution, delivery, and performance will not violate or conflict with any law, rule, regulation, order, decree, judgment, instrument or agreement binding upon or applicable to it or its properties (except to the extent noted in paragraph 3 above), and (ii) each Opinion Document has been duly executed and delivered by it. To the extent it may be relevant to the opinions expressed herein, we have assumed that (i) the parties to the Opinion Documents have the power to enter into and perform such documents and to consummate the transactions contemplated thereby and that such documents have been duly authorized, executed and delivered by such parties, (ii) each Opinion Document constitutes legal, valid and binding obligations of the parties thereto (other than the Opinion Parties), and (iii) the execution and delivery of each Opinion Document by each of the parties thereto (other than the Opinion Parties to the extent expressly set forth in paragraph 3 above), and the
G-1 — 3
Form of Legal Opinion
(Bracewell & Giuliani, LLP)

Bank of America, N.A., as Administrative Agent under
the Credit Agreement and the Lenders party to such thereto
November 21, 2007

performance of such party’s obligations thereunder, do not violate and will not violate or conflict with any law, rule, regulation, order, decree, judgment, instrument or agreement binding upon or applicable to it or its properties.
     (E) For purposes of our opinion in paragraph 4 above, we have assumed that (i) no Lender has or will have the benefit of any agreement or arrangement (excluding the Opinion Documents) pursuant to which any extensions of credit to the Borrowers are directly or indirectly secured by “margin stock” (as defined under the Margin Regulations), (ii) neither any Lender nor any of its affiliates has extended or will extend any other credit to the Borrowers directly or indirectly secured by margin stock and (iii) no Lender has relied and will rely upon any margin stock as collateral in extending or maintaining any extensions of credit pursuant to the Opinion Documents, as to which we express no opinion.
     (F) Our opinions are limited to those expressly set forth herein, and we express no opinions by implication.
     (G) We express no opinion as to the compliance or noncompliance, or the effect of the compliance or noncompliance, of each of the addressees or any other person or entity with any state or federal laws or regulations (including, without limitation, the policies, procedures, guidelines, and practices of any regulatory authority with respect thereto) applicable to each of them by reason of their status as or affiliation with a federally insured depository institution, a financial holding company, a bank holding company, a state-chartered non-federally insured depository institution, a securities dealer, an investment company or an insurance company, except as expressly set forth in paragraphs 4 and 5 above.
     (H) We express no opinion as to the validity, binding effect or enforceability of any provisions contained in the Opinion Documents which: (i) purports to establish evidentiary standards; (ii) restricts access to courts or to legal or equitable remedies or purporting to affect jurisdiction or venue as to courts; (iii) relates to delay or omission of enforcement of remedies; (iv) entitles any party to the appointment of a receiver, to the extent contrary to applicable law; (v) purports to permit the Administrative Agent or any Lender or any other person acting on behalf of the Administrative Agent or any Lender to purchase, sell or otherwise dispose of any property subject thereto except in compliance with applicable law; (vi) purports to provide standards for the care of property in possession of any person other than as provided by applicable law; (vii) purports to irrevocably appoint any person as attorney-in-fact for the Opinion Parties, or (viii) purports to permit the transfer of securities without compliance with applicable securities laws.
     (I) This opinion letter is limited in all respects to the Applicable Law. We express no opinion with respect the federal income tax consequences, financial accounting treatment, financial reporting or taxation matters related to the Opinion Documents.
     (J) Insofar as our opinion in paragraph 2 above relates to the enforceability under New York law of the choice-of-law provision of the Opinion Documents choosing New York law as the governing law thereof, it is rendered in reliance upon the Act of July 19, 1984, ch. 421, 1984 McKinney’s Sess. Law of N.Y. 1406 (codified at N.Y. Gen. Oblig. Law §§ 5-1401, 5-1402 (McKinney 1989) and N.Y. CPLR 327(b) (McKinney 1990) (the “Act”). Furthermore, the application of New York law pursuant to the Act to a transaction that has no contact or only insignificant contact with the parties and the transaction may raise constitutional and comity issues. We direct your attention to Lehman Brothers Commercial Corporation v. Minmetals International Non-Ferrous Metals Trading Company, 2000 U.S. Dist. LEXIS
G-1 — 4
Form of Legal Opinion
(Bracewell & Giuliani, LLP)

Bank of America, N.A., as Administrative Agent under
the Credit Agreement and the Lenders party to such thereto
November 21, 2007

16445 (S.D.N.Y. 2000), in which the court analyzed the Act and noted that “[i]t remains to be seen, however, whether a state with no connection to either of the parties or the transactions could apply its own law, consonant with the Full Faith and Credit Clause [of the U.S. Constitution], when doing so would violate an important public policy of a more-interested state.”
     The opinions expressed herein are solely for the benefit of the addressees hereof in connection with the transaction referred to herein and may not be relied on by such addressees for any other purpose or in any manner or for any purpose by any other person or entity other than any Person that may become a Lender after the date hereof. This opinion letter is rendered as of the date set forth above. We expressly disclaim any obligation to update this letter after such date.
Very truly yours,
Bracewell & Giuliani LLP
G-1 — 5
Form of Legal Opinion
(Bracewell & Giuliani, LLP)

EXHIBIT G-2
FORM OF LEGAL OPINION
(General Counsel of General Partner)
[LETTERHEAD OF EL PASO PIPELINE GP COMPANY, LLC]
November 21, 2007
Bank of America, N.A., as Administrative Agent under the
Credit Agreement and the Lenders party thereto

Re:	Credit Facility for El Paso Pipeline Partners Operating Company, L.L.C. and Wyoming Interstate Company, Ltd.
Ladies/Gentlemen:
     This opinion letter is furnished to you in connection with the Credit Agreement, dated as of November 21, 2007 (the “Credit Agreement”), among E1 Paso Pipeline Partners Operating Company, LLC, a Delaware limited liability company (“Opco”) and Wyoming Interstate Company, Ltd., a Colorado limited partnership (“WIC”, together with Opco, the “Borrowers”), El Paso Pipeline Partners, L.P., a Delaware limited partnership (“MLP”, together with Opco, the “Guarantors”), Bank of America, N.A. (“BofA”), as administrative agent (in such capacity, the “Administrative Agent”), BofA, as Swing Line Lender and L/C Issuer and the other lenders party thereto from time to time (“Lenders”). Unless the context otherwise requires, all capitalized terms used but not defined herein have the meanings assigned to such terms in the Credit Agreement.
     I am the Executive Vice President and General Counsel of El Paso Pipeline GP Company, L.L.C., a Delaware limited liability company (“GP”), the general partner of MLP and I, or attorneys under my supervision and direction, have acted as counsel for GP, MLP, Opco and WIC Holdings Company, L.L.C., a Delaware limited liability company, the general partner of WIC (“Holdings”, and together with GP, MLP and Opco, each a “Delaware Opinion Party”, and collectively, the “Delaware Opinion Parties” and together with WIC, the “Opinion Parties”), in connection with the preparation, execution and delivery of the Credit Agreement and the other Opinion Documents (hereinafter defined).
     In that connection, I, or attorneys under my supervision and direction, have examined:
(1)	an executed counterpart of the Credit Agreement;

(2)	an executed counterpart of the Parent Guaranty;

(3)	an executed counterpart of the Opco Guaranty; (collectively with the Credit Agreement and the Parent Guaranty, the “Opinion Documents”);

(4)	executed counterparts of the Notes;

(5)	executed counterparts of the Fee Letters;

(6)	(a) true and correct copies of the certificate of formation and the certificate of limited partnership, and the limited partnership agreement and the limited liability company agreement, as amended to date, of each Delaware Opinion Party, as the case may be, and (b) a copy of the certificate of good standing of each Delaware Opinion Party, dated as of a recent date, issued by the Secretary of State of the State of Delaware; and
G-2 — 1
Form of Legal Opinion
(General Counsel of General Partner)

Bank of America, N.A., as Administrative Agent under the
Credit Agreement and the Lenders party thereto
November 21, 2007

(7)	other documents furnished to me by the Delaware Opinion Parties pursuant to or in connection with the Opinion Documents.
     I, or attorneys under my supervision and direction, have also examined the originals, or copies, certified or otherwise identified to our satisfaction, of the agreements, instruments and other documents, and all of the orders, writs, judgments, awards, injunctions and decrees, which affect or purport to affect each Delaware Opinion Party ‘s ability to enter into and to perform its obligations under the Opinion Documents. In addition, I, or attorneys under my supervision and direction, have examined the originals, or copies certified or otherwise identified to our satisfaction, of such other corporate records of the Delaware Opinion Parties, certificates of public officials and of officers of the Delaware Opinion Parties, and such other agreements, instruments and other documents, as I have deemed necessary or appropriate as a basis for the opinions hereinafter expressed. In all such examinations, I, or such attorneys under my supervision and direction, have assumed the legal capacity of all natural persons executing agreements and documents, the genuineness of all signatures on original, certified or reproduction copies of agreements and documents of all parties (other than, with respect to the Opinion Documents, the Delaware Opinion Parties), the authenticity of original and certified documents and the conformity to original or certified copies of all copies submitted to such attorneys or me as conformed or reproduction copies. As to various questions of fact relevant to the opinions expressed herein, I have relied upon, and assumed the accuracy of, representations and warranties contained in the Opinion Documents and certificates and oral or written statements and other information of or from public officials, officers and/or representatives of the Delaware Opinion Parties and others.
     I have assumed that the parties to the Opinion Documents (other than the Delaware Opinion Parties) have the power to enter into and perform such documents and that each such document has been duly authorized, executed and delivered by the parties thereto (other than the Delaware Opinion Parties), and constitutes the legal, valid and binding obligation of each party thereto.
     The opinions expressed below are limited to the Federal laws of the United States and, to the extent relevant hereto, the Delaware Limited Liability Company Act and the Delaware Limited Partnership Act, each as currently in effect. I assume no obligation to supplement this opinion if any applicable laws change after the date hereof or if I become aware of any facts that might change the opinions expressed herein after the date hereof.
     Based on the foregoing and upon such investigation as I, or attorneys under my supervision and direction, have deemed necessary, and subject to the limitations, qualifications and assumptions set forth herein, I am of the following opinion:
(1)	Each Delaware Opinion Party (i) is a limited partnership or limited liability company, as the case may be, duly formed and validly existing in good standing under the laws of the State of Delaware and (ii) possesses all the limited partnership or limited liability company powers, as the case may be, and all other authorizations and licenses necessary to engage in its business and operations as now conducted, which the failure to obtain or maintain would have a Material Adverse Effect.

(2)	The execution, delivery, and performance by each Delaware Opinion Party of each Opinion Document to which it is a party:
(a)	are within the each Delaware Opinion Party ‘s limited partnership or limited liability company powers, as the case may be, and have been duly authorized by
G-2 — 2
Form of Legal Opinion
(General Counsel of General Partner)

Bank of America, N.A., as Administrative Agent under the
Credit Agreement and the Lenders party thereto
November 21, 2007

all necessary limited partnership or limited liability company action of or by the Delaware Opinion Parties;

(b)	do not and will not contravene the Delaware Opinion Party’s certificate of formation or certificate of limited partnership and limited partnership or limited liability company agreements, as the case may be, as amended to date;

(c)	do not and will not contravene any U.S. federal law or regulation applicable to the Delaware Opinion Parties (excluding provisions of U.S. federal law expressly referred to in and covered by the opinion of Bracewell & Giuliani LLP dated the date hereof and delivered to you in connection with the transactions contemplated hereby) or any provision of the Delaware Limited Liability Company Act or the Delaware Limited Partnership Act applicable to the Delaware Opinion Parties.
(3)	Each Opinion Document has been duly executed and delivered by each Delaware Opinion Party to which it is a party.

(4)	No authorization or approval or other action by, and no notice to or filing with, any U.S. federal governmental authority or regulatory body (including, without limitation, the Federal Energy Regulatory Commission), or any Delaware governmental authority or regulatory body pursuant to the Delaware Limited Liability Company Act or the Delaware Limited Partnership Act, is required for the due execution, delivery and performance by each Opinion Party of any Opinion Document to which it is a party, except for:
(a)	authorizations, approvals and other actions that have been obtained or taken and notices and filings that have been made, in each case that are in full force and effect; and

(b)	authorizations, approvals, other actions, notices and filings required in the ordinary course of business in connection with the performance by each Opinion Party of its obligations under certain covenants and warranties contained in the Opinion Documents to which it is a party and pursuant to securities and other laws that may be applicable to the disposition of any collateral subject thereto.
(5)	To the best of my knowledge, there is no action, suit or proceeding pending or overtly threatened against or involving the Opinion Parties (a) that, in my judgment (taking into account the exhaustion of all appeals), would have a Material Adverse Effect (provided that this opinion does not address any actions, suits, or proceedings that have been disclosed in the MLP Registration Statement, filed by the MLP with the Securities and Exchange Commission) or (b) that purports to affect the legality, validity, binding effect or enforceability of the Opinion Documents.
     The opinions expressed herein are given as of the date hereof. The opinions expressed herein are limited solely to those expressly set forth herein, and I express no opinions by implication. The opinions expressed herein are solely for the benefit of the addressees hereof and any other person or entity becoming an Administrative Agent or Lender under the Credit Agreement in accordance therewith, and
G-2 — 3
Form of Legal Opinion
(General Counsel of General Partner)

Bank of America, N.A., as Administrative Agent under the
Credit Agreement and the Lenders party thereto
November 21, 2007

any participant of any Lender in accordance with the Credit Agreement, in each case above, in connection with the transactions referred to herein and may not be relied on by such addressees for any other purpose or in any manner or for any purpose by any other person or entity without my prior written consent.
Very truly yours,
Executive Vice President and General Counsel of El
Paso Pipeline GP Company, L.L.C.
G-2 — 4
Form of Legal Opinion
(General Counsel of General Partner)

EXHIBIT G-3
FORM OF LEGAL OPINION
(Colorado Local Counsel)
[LETTERHEAD OC COLORADO COUNSEL]
November 21, 2007
To the Administrative Agent under the
Credit Agreement and to each
Lender party thereto
     Re: $750,000,000 Credit Agreement dated as of November 21, 2007
Ladies and Gentlemen:
     We have acted as special Colorado counsel to Wyoming Interstate Company, Ltd., a Colorado limited partnership (“WIC”), in connection with that certain Credit Agreement dated as of November 21, 2007 (the “Credit Agreement”), among WIC, E1 Paso Pipeline Partners Operating Company, LLC, a Delaware limited liability company (“OPCO”), El Paso Pipeline Partners, L.P., a Delaware limited partnership (“MLP”), Bank of America, N.A., as Administrative Agent (in such capacity, the “Administrative Agent”), and the Lenders party thereto. Capitalized terms not otherwise defined herein shall have the respective meanings assigned to them in the Credit Agreement. This opinion is being delivered in accordance with the conditions set forth in Section 4.01(a)(v) of the Credit Agreement.
     As such counsel and for purposes of our opinions set forth below, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or appropriate as a basis for the opinions set forth herein, including, without limitation:
(1)	the Credit Agreement;

(2)	the Notes;

(3)	the Fee Letters;

(4)	The Amended and Restated Certificate of Limited Partnership of WIC as filed with the Colorado Secretary of State on November 2, 2005 (the “LP Certificate”)

(5)	the limited partnership agreement, as amended to date, of WIC (the “LP Agreement”);

(6)	Resolutions of the General Partner of WIC adopted _________ ___, 2007 authorizing and approving the Credit Agreement, Notes and the Fee Letters (collectively, the “Transaction Documents”) and the transactions contemplated thereby;

(7)	A Certificate of the Colorado Secretary of State dated November ___, 2007 as to the good standing of WIC under the laws of the State of Colorado (the “Good Standing Certificate”); and

(8)	A Certificate of the Secretary of the Company of even date herewith (the “Secretary’s Certificate”).
G-3 — 1
Form of Legal Opinion
(Colorado Local Counsel)

To the Administrative Agent under the
Credit Agreement and to each
Lender party to thereto
November 21, 2007

     In such examination and in rendering the opinions expressed below, we have assumed and relied upon, with your permission, the following:
     (a) the accuracy of all certificates and other statements (oral and written), documents and records of public officials and representatives of WIC reviewed by us, specifically including the Good Standing Certificate, and the accuracy and completeness of all representations, warranties, schedules and exhibits contained in the Transaction Documents and the Secretary’s Certificate with respect to the factual matters set forth therein;
     (b) the authenticity and completeness of all documents, corporate records, certificates and other instruments reviewed by us;
     (c) that photocopy, electronic, certified, conformed, facsimile and other copies of original documents, corporate records, certificates and other instruments reviewed by us conform to such original documents, records, certificates and other instruments;
     (d) the genuineness of all signatures on all documents submitted to us (other than, with respect to the Transaction Documents, WIC);
     (e) the legal capacity of all individuals executing the Transaction Documents and other documents we have reviewed or which are otherwise necessary to consummate the transactions contemplated by the Transaction Documents;
     (f) each of the parties to the Transaction Documents (other than WIC) (i) is duly organized, validly existing and in good standing under the laws of all jurisdictions where such party is formed and/or conducting its businesses or otherwise required to be so qualified, (ii) has filed all required franchise tax returns, if any, and paid all required taxes, under applicable laws, (iii) holds all necessary licenses, authorizations, approvals and permits (governmental or otherwise) required for the conduct of its business, the execution and delivery of the Transaction Documents to which it is a party, and the consummation of the transactions contemplated thereby, (iv) has full power and authority to execute, deliver and perform its duties and exercise its rights under the Transaction Documents to which it is a party, and (v) has duly authorized, executed and delivered each of the Transaction Documents to which it is a party;
     (g) each Transaction Document constitutes the legal, valid and binding obligation of each party thereto, enforceable against such party in accordance with its terms; and
     (h) the Transaction Documents reflect the entire agreement of the parties thereto with respect to the subject matter thereof, and there are no other agreements (written or oral) between such parties which are at variance with the Transaction Documents.
     Except as expressly set forth herein, we have not undertaken any independent investigation, examination or inquiry to determine the existence or absence of any facts (and have not caused the review of any court file or indices) and no inference as to our knowledge concerning any facts should be drawn as a result of our representation of the Company in connection with the Transaction Documents.
     Based upon the foregoing, and in reliance thereon, and subject to the limitations, qualifications and exceptions set forth herein, we are of the following opinions:
G-3 — 2
Form of Legal Opinion
(Colorado Local Counsel)

To the Administrative Agent under the
Credit Agreement and to each
Lender party to thereto
November 21, 2007

     1. WIC (i) is a limited partnership that is validly existing under the laws of the State of Colorado and (ii) possesses all the limited partnership powers and all other authorizations necessary to execute and deliver the Transaction Documents to which it is a party.
     2. The execution and delivery by or on behalf of WIC of each Transaction Document to which it is a party:
(i)	are within WIC’s limited partnership powers and have been duly authorized by all necessary limited partnership action of or by WIC;

(ii)	do not and will not contravene WIC’s LP Agreement;

(iii)	do not and will not contravene any provision of the Colorado Uniform Limited Partnership Act of 1981, CRS § 7-62-101 et seq. (“CULPA”), as supplemented by the Uniform Partnership Law of Colorado, CRS § 7-60-101 et seq.(“UPL”), applicable to WIC.
     3. Each Transaction Document to which WIC is a party has been duly executed and delivered by or on behalf of WIC.
     4. No authorization or approval or other action by, and no notice to or filing with, any Colorado governmental authority or regulatory body pursuant to CULPA (as supplemented by the UPL) is required for the due execution, delivery and performance by WIC of any of its obligations under the Transaction Documents to which it is a party, except for:
(a)	authorizations, approvals and other actions that have been obtained or taken and notices and filings that have been made, in each case that are in full force and effect; and

(b)	authorizations, approvals, other actions, notices and filings required in the ordinary course of business in connection with the performance by WIC of its obligations under certain covenants and warranties contained in the Transaction Documents to which it is a party and pursuant to securities and other laws that may be applicable to the disposition of any collateral subject thereto.
     The opinions expressed herein are based on and are limited to the laws of the State of Colorado and we express no opinion with respect to the laws of any other state or jurisdiction. Furthermore, we express no opinion concerning any matter respecting or affected by any laws other than laws that a lawyer in the State of Colorado, exercising customary professional diligence, would reasonably recognize as being directly applicable to the Company and/or the transactions contemplated by the Transaction Documents.
     Our opinions set forth in this letter are based upon the facts in existence and laws in effect on the date hereof and we expressly disclaim any obligation to update our opinions herein, regardless of whether changes in such facts or laws come to our attention after the delivery hereof.
G-3 — 3
Form of Legal Opinion
(Colorado Local Counsel)

To the Administrative Agent under the
Credit Agreement and to each
Lender party to thereto
November 21, 2007

     Our opinions contained herein are rendered solely in connection with the transactions contemplated under the Transaction Documents and may not be relied upon in any manner by any person other than the Administrative Agent and the Lenders under the Credit Agreement, any successor or assignee of any such Lender (collectively, the “Reliance Parties”), or by any Reliance Party for any other purpose. Our opinions herein shall not be quoted or otherwise included, summarized or referred to in any publication or document, in whole or in part, for any purpose whatsoever, or furnished to any person other than a Reliance Party (or a person considering whether to become a Reliance Party).
Very truly yours,
GREENBERG TRAURIG, LLP
G-3 — 4
Form of Legal Opinion
(Colorado Local Counsel)

EXHIBIT H
FORM OF ADDITIONAL BORROWER COUNTERPART
     This Additional Borrower Counterpart is dated as of ___ and is made by ___, a ___ (“Additional Borrower”). All capitalized terms not defined herein shall have the meaning ascribed to them in the Credit Agreement hereinafter referenced.
Recitals
     WHEREAS, El Paso Pipeline Partners Operating Company, L.L.C., a Delaware limited liability company, Wyoming Interstate Company, Ltd., a Colorado limited partnership, and each Additional Borrower, as borrowers, El Paso Pipeline Partners, L.P., a Delaware limited partnership, Bank of America, N.A., as administrative agent (“Administrative Agent”) and as L/C Issuer and Swing Line Lender, and certain financial institutions (collectively, the “Lenders”) have entered in to that certain Revolving Credit Agreement dated as of November 21, 2007 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”); and
     WHEREAS, Additional Borrower desires to become a Borrower under the Credit Agreement pursuant to Section 2.17 thereof;
NOW THEREFORE IT IS AGREED:
     By executing and delivering this Additional Borrower Counterpart, Additional Borrower hereby agrees becomes a party to the Credit Agreement as a Borrower thereunder with the same force and effect as if originally named therein as a Borrower and, without limiting the generality of the foregoing, hereby expressly assumes all obligations and liabilities of a Borrower thereunder. Additional Borrower hereby represents and warrants that each of the representations and warranties contained in Article V of the Credit Agreement is true and correct in all material respects as to the Additional Borrower as of the date hereof (except such representations and warranties which expressly refer to an earlier date). The Additional Borrower Sublimit for such Additional Borrower shall be $                    .
     Additional Borrower hereby irrevocably appoints El Paso Pipeline Partners Operating Company, L.L.C (“Opco”) to act as its agent for all purposes of the Loan Documents, including taking any action or receiving any communication on behalf of Additional Borrower in connection with the Loan Documents. Each of the Lenders and Agent shall be entitled to deal with Additional Borrower through Opco and to rely on any instructions or other communications from Opco on behalf of Additional Borrower. Notwithstanding the appointment of Opco as agent for Additional Borrower, the Administrative Agent and the Lenders shall be entitled to, but shall not be required to, deal directly with Additional Borrower for purposes of the Loan Documents.
Remainder of Page Intentionally Blank.
Signature(s) Page to Follow.
H — 1
Form of Additional Borrower Counterpart

     IN WITNESS WHEREOF, each of the undersigned has caused this Additional Borrower Counterpart to be duly executed and delivered by its officer thereunto duly authorized as of the date first set forth above.

ADDITIONAL BORROWER

By:

Name:

Title:

GUARANTORS

EL PASO PIPELINE PARTNERS, L.P.

By:	EL PASO PIPELINE GP COMPANY, L.LC., its general partner

By:

Name:

Title:

EL PASO PIPELINE PARTNERS OPERATING COMPANY, L.L.C.

By:

Name:

Title:

[INSERT SIGNATURE BLOCK FOR EACH SUBSIDIARY GUARANTOR]

By:

Name:

Title:

Signature Page to
Additional Borrower Counterpart

Acknowledged:

BANK OF AMERICA, N.A., as Administrative Agent

By:

Name:

Title:

Signature Page to
Additional Borrower Counterpart